As filed with the Securities and Exchange Commission on January 24, 2008.

Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

____________

UVUMOBILE, INC.
(Exact name of Registrant as specified in its charter)

Delaware	7389	91-1962104
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

uVuMobile, Inc.
2160 Satellite Boulevard, Suite 130
Duluth, Georgia 30097
(678) 417-2000
 (Address and telephone number of principal executive offices)

William J. Loughman
Chief Executive Officer
uVuMobile, Inc.
2160 Satellite Boulevard, Suite 130
Duluth, Georgia 30097
(678) 417-2000
(Name, address and telephone number of agent for service)

with copies to:
Ronald A. Warren
Corporate Secretary
uVuMobile, Inc.
2160 Satellite Boulevard, Suite 130
Duluth, Georgia 30097
(678) 417-2000

____________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.001 par value per share underlying 8% Secured Convertible Debentures	31,772,234 shares	$0.078	$2,478,234	$97.39
Common Stock, $0.001 par value per share underlying Warrants	28,531,538 shares	$0.0.78	$2,225,460	$87.46
Common Stock, $0.001 par value per share underlying Warrants	605,000 shares	$0.0.78	$47,190	$1.85
Common Stock, $0.001 par value per share underlying Warrants	3,177,223 shares	$0.078	$247,823	$9.74
Common Stock, $0.001 par value per share underlying Preferred Stock	3,892,188 shares	$0.078	$303,591	$11.93
Total	67,978,183 shares		$5,302,298	$ 208.38

(1)
Includes the registration of (i) shares of common stock issued to selling stockholders named herein; (ii) pursuant to Rule 416 of the Securities Act, an indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of computing the registration in accordance with Rule 457(c) of the Securities Act based on the average of the high and low prices for the common stock on January 22, 2008, as reported by the OTC Bulletin Board.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus in not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED January 24, 2008

PROSPECTUS

UVUMOBILE, INC.

31,772,234 Shares of
Common Stock Underlying 8%
Secured Convertible Debentures

32,313,761 Shares of
Common Stock Underlying Warrants

3,892,188 Shares of Common Stock Underlying
Series B Convertible Preferred Stock

____________

This prospectus relates to the resale, from time to time, of up to 67,978,183 shares of our common stock by the selling stockholders named in the “Selling Stockholders” section of this prospectus, including their pledgees, assignees and successors-in-interest, whom we collectively refer to in this document as the Selling Stockholders.  We completed a private placement transaction of (1) our 8% Secured Convertible Debentures (the “Debentures”), which may be converted into an aggregate of 31,772,234 shares of common stock (the “common stock”), (2) warrants to purchase up to an aggregate of 32,313,761 shares of common stock (the Warrants”), and (3) an aggregate of 3,892,188 shares of Series B Convertible Preferred Stock. (the “Preferred Stock”) which may be converted into 3,892,188 shares of common stock.  The common stock being offered in this prospectus includes shares to be issued upon conversion of the Debentures or pursuant to the exercise of the Warrants.  The common stock offered by this prospectus shall be adjusted to cover any additional securities as may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.  We will not receive any of the proceeds from the sale of any of the shares covered by this prospectus, but we will receive amounts from the holders of the Warrants upon their exercise.  References in this prospectus to “the Company,” “we,” “our,” and “us” refer to uVuMobile, Inc.

Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol “UVUM.” On January 22, 2008, the last reported sale price for our common stock was $0.08 per share.

An investment in shares of our common stock involves a high degree of risk. You should carefully consider the “Risk Factors” beginning on page 3 before you decide whether to invest in shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is    , 2008

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. We have not, and the Selling Stockholders have not, authorized anyone to provide you with differing information. This prospectus is not an offer to sell, nor is it an offer to buy, these shares of common stock in any jurisdiction where the offer is not permitted. The information in this prospectus is accurate as of the date on the front cover of this prospectus, but the information may have changed since that date.

FORWARD-LOOKING STATEMENTS

The information contained in this prospectus, including the information incorporated by reference into this prospectus, includes forward-looking statements as defined in the Private Securities Reform Act of 1995.  Forward looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “could,” “may,” “might,” “potential,” “predict,” “should,” “estimate,” “expect,” “project,” “believe,” “intend,” “plan,” “envision,” “continue,” “target,” “contemplate,” or “will” and similar words or phrases or comparable terminology. These statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed for the reasons described in this prospectus.  You should not place undue reliance on these forward-looking statements.

You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including:

•	general economic conditions;

•	significant uncertainty inherent in the mobile entertainment services industry;

•
we face intense and increasing competition from the telecommunications industry and the satellite and cable television industry; new competitors are likely to emerge and new technologies may further increase competition;

•	our programming costs may increase beyond our current expectations and we may be unable to obtain or renew programming agreements on acceptable terms or at all;

•
we are heavily dependent on complex information technologies and their support infrastructures; weaknesses in our information technology systems could have an adverse impact on our business; we may have difficulty attracting and retaining qualified personnel to maintain our information technology infrastructure;

•	lack of funding to continue our operations and our ability to obtain future financing or funds;

•	our ability to successfully obtain a diverse customer base or retain our existing customers;

•	our ability to protect our intellectual property through patents, trademarks, copyrights and confidentiality agreements;

•	our ability to attract and retain a qualified employee base;

•	our ability to respond to new developments in technology and new applications of existing technology before our competitors;

•
our ability to develop, maintain and enhance our strategic relationships with wireless carriers, Multi-Service Operators (MSO’s), handset manufacturers and distributors, key streaming media technology companies and content providers;

•	acquisitions, business combinations, strategic partnerships, divestures, and other significant transactions may involve additional uncertainties;

•	our ability to maintain and execute a successful business strategy; and

•	we may face other risks described from time to time in periodic and current reports we file with the United States Securities and Exchange Commission (“SEC”).

You should also consider carefully the statements under “Risk Factors” and other sections of this prospectus, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements and could materially and adversely affect our business, operating results and financial condition. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements.

The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, or factors we are unaware of, may cause actual results to differ materially from those contained in any forward-looking statements.

PROSPECTUS SUMMARY

The Company

uVuMobile, Inc. (hereinafter sometimes referred to as “SmartVideo”, “uVuMobile™”,” the “Company,” “we,” “us,” or “our”) is a provider of video content distribution services and technology.

Incorporated in 1984, the Company acquired OVT, Inc., d/b/a SmartVideo, in November 2002, and subsequently changed its name to SmartVideo Technologies, Inc. Although the core business of the Company has remained constant, the Company has changed its focus from distributing business-to-business services to the distribution of video content to consumers.

Since 2002, the Company has been a provider of technology engaged in the aggregation and distribution of streaming video content to consumers connected to the public Internet. The Company has been in the business of purchasing the rights to video and television content and delivering that content to subscribers for a fee. Additionally, the Company also provides managed services for Internet network operators (carriers) and for major producers, owners and distributors of content. The Company intends to continue expanding its market opportunities by delivering video services to all forms of devices capable of receiving an Internet Protocol (IP) data stream and rendering that data stream into visible images on displays.

In January 2005, the Company launched its direct-to-consumer mobile video service providing its customers with access to high-quality video programming that is transmitted directly to SmartPhone cellular handsets and to Wi-Fi enabled PDA devices. In addition, the Company has developed Real Time Streaming Protocol (RTSP) and Java 2 Platform, Micro Edition (J2ME) compatibility.

During the fourth quarter of 2006, the Company expanded its product offerings to include a new suite of mobile technology and content solutions, bringing together a myriad of implementation choices, business models and marketing plans. The Company believes these new products will aid our customers that are seeking to capitalize on mobile technology opportunities. These new media services combine TV, radio, and other media platforms with user-friendly personalization, interactivity and targeted advertising.

Recent Developments

On December 17, 2007, uVuMobile, Inc. (the “Company”) entered into a definitive agreement (the “Securities Purchase Agreement”) to sell $2,033,423 of its 8% Secured Convertible Debentures (the “Debentures”) to institutional and private investors (collectively, the “Investors” or “Holders”).

The Debentures bear interest at the rate of 8% per annum and mature on December 17, 2009 (the “Maturity Date”).  The Company shall pay interest to the holders of the Debentures quarterly on each of January 1, April 1, July 1, and October 1 of each year prior to the Maturity Date of the Debentures.  The Debentures are also convertible into shares of the Company’s common stock at a conversion price of $0.064 per share, subject to adjustment in accordance with terms of the Debentures.  Any voluntary conversion by the Investors of the Debentures is subject to a Beneficial Ownership Limitation (as defined in the Debentures).  In addition, the Debentures are subject to a forced conversion (the “Forced Conversion”) in all or in part by the Company in the event that the daily volume weighted average stock price of the Company’s common stock for any twenty (20) consecutive trading days exceeds $0.256.  The Debentures are secured by all of the assets of the Company pursuant to a security agreement.

In connection with the Debentures, the Company issued to certain investors the Enable Purchaser Warrants and the Forte Purchaser Warrants.  The Enable Purchaser Warrants and the Forte Purchaser Warrants have substantially the same terms and conditions and give the respective Holders the right to purchase a total of 12,500,000 and 7,500,000 shares of the Company’s common stock, respectively, at an exercise price of $0.15 per share for a period of five (5) years.  Of the shares registered for sale under this prospectus, 3,177,223 shares are issuable upon exercise of warrants, exercisable for a period of five years at a price of $0.064 per share in connection with the Debenture issued to the finder of the Debenture, Forte Partners LLC (“Forte”), as a finders fee.

The Company also issued 664,063 shares, 1,614,062 shares and 1,614,063 shares of its Series B Convertible Preferred Stock, respectively, to William J. Loughman, its Chief Executive Officer, and Michael Criden and Glenn Singer, Directors of the Company, in consideration for the cancellation of debt owed by the Company to each of these individuals.  In connection with the issuance of these shares of Series B Convertible Preferred Stock, the Company also issued warrants to purchase 531,250; 1,291,250; and 1,291,250 shares of the Company's common stock, respectively, to each of Mr. Loughman, Mr. Criden and Mr. Singer. These warrants have an exercise price of $0.15 per share and are exercisable for a period of five (5) years.

The Company is obligated to file a registration statement with the Securities and Exchange Commission within 45 days of December 17, 2007, which registration statement will include the common stock underlying the Debentures and the common stock underlying the Warrants issued in connection with the private placement of the Debentures.  The registration statement must be declared effective within 120 days from December 17, 2007.

The Offering

This prospectus relates to the offer and sale from time to time of up to 67,978,183 shares of the Company’s common stock by the Selling Stockholders named in this prospectus. Of the shares registered for resale by this prospectus, (1) an aggregate of 31,772,234 shares are issuable in connection with the conversion of the Debentures sold to investors in the private placement, (b) 32,313,716 shares are issuable upon exercise of Warrants issued in connection with private placement of the Debentures and (c) 3,892,188 shares are issuable upon the conversion of the Preferred Stock.  The Selling Stockholders may sell these shares in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices, as further described in “Plan of Distribution”.  We will not receive any proceeds from the sale of shares by the Selling Stockholders, but the Company shall receive the exercise price paid to the Company in connection with the exercise of the Warrants.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently believe are immaterial may also impair our business operations. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks and you may lose all or part of your investment. In assessing these risks, you should also refer to the other information contained in this report, including our consolidated financial statements and related notes.

Risks Related to Our Business

Our independent auditor’s report contained a going concern qualification, and we continue to experience losses from operations.

The report of our independent registered public accounting firm for the fiscal year ended December 31, 2006, contains an explanatory paragraph which states that we have suffered recurring losses from operations and a working capital deficiency that raise substantial doubt about our ability to continue as a going concern. We have incurred substantial net losses of $6,792,930, $19,740,274 and $24,488,876 for the years ended December 31, 2004, 2005 and 2006, respectively.

For the nine-months ended September 30, 2007, we had an accumulated deficit of $72,781,342, net cash used in operations of $4,010,722 and a net loss of $8,338,711. Our ability to continue our operations is contingent upon obtaining additional financing and attaining profitable operations.

We have used the proceeds received from private placements conducted in March, November and December 2005, July 2006 and December 2007 for the acquisition of programming rights, marketing and sales initiatives, and further improvements to our technology, as well as to increase staffing levels to support these marketing and technology efforts, all of which will adversely affect operating results until revenues from sales of our services reach a level at which operating costs can be supported. In our efforts to strengthen our marketing and sales initiatives of the distribution of our services, it is critical that we obtain distribution partners in order to begin generating revenues.

We did not generate cash flows from operating activities during 2007 sufficient to offset our operating expenditures. Based on the information currently available regarding our proposed plans and assumptions relating to operations, we anticipate that the net proceeds from our last financing in 2007, together with projected cash flow from operations, will not be sufficient to meet our cash requirements for working capital and capital expenditures beyond 2008. As a result, it will be necessary for us to secure additional financing to support our operations. There can be no assurance that we will be able to obtain such financing on acceptable terms, or at all. If adequate funds are not available or not available on acceptable terms, the Company will be unable to continue as a going concern. We currently have no firm commitments for any additional capital.

We have a limited operating history and insufficient revenue to generate positive cash flows from our operations.

We formally launched our Internet based products and services in 2003. To date, we have earned only minimal revenue from these services and the revenue is presently insufficient to generate positive cash flows from our operations. Additionally, the income potential of our business and from our markets is unproven. Because of the emerging nature of the mobile entertainment industry, our executives have limited experience in it. As a young company operating in an emerging market, we face risks and uncertainties relating to our ability to implement our business plan successfully. Our future revenues and success depend significantly upon acceptance of our mobile entertainment services and the mobile entertainment industry as a whole. Our future revenues and success also depend on the development of revenue growth from our services. Our ability to successfully introduce new services and the expected benefits to be obtained from these new services may be adversely affected by a number of factors, such as unforeseen costs and expenses, technological changes, economic downturns, and competitive factors or other events beyond our control. We incurred operating losses in fiscal 2006 and for the nine months ended September 30, 2007 and cannot be assured that we will successfully market any services, or operate profitably in the future.

Our quarterly financial results will continue to fluctuate making it difficult to forecast our operating results.

Our quarterly operating results have fluctuated in the past, and we expect our revenues and operating results may vary significantly from quarter-to-quarter due to a number of factors, many of which are beyond our control, including:

•	variability in demand and usage for our product and services;

•	market acceptance of new and existing services offered by us, our competitors and potential competitors; and

•	governmental regulations affecting the use of the Internet, including regulations concerning intellectual property rights and security features.

Our current and future levels of expenditures are based primarily on our growth plans and estimates of expected future revenues. Such expenditures are primarily fixed in the short-term and our sales cycle can be lengthy. Accordingly, we may not be able to adjust spending or generate new revenue sources timely to compensate for any shortfall in revenues. If our operating results fall below the expectation of investors, our stock price will likely decline significantly. In addition, potential fluctuations in our operating results could lead to fluctuations in the market price for our common stock.

Since we expect to continue incurring net losses, we may not be able to implement our business strategy and the price of our stock may decline.

As of September 30, 2007, we had an accumulated deficit of $72,781,342. We have incurred net losses quarterly from inception through September 30, 2007, and we expect to continue to incur net losses for the foreseeable future.

Accordingly, our ability to operate our business and implement our business strategy may be hampered by negative cash flows in the future, and the value of our stock may decline as a result. Our capital requirements may vary materially from those currently planned if, for example, we incur unforeseen capital expenditures or unforeseen operating expenses or make investments to maintain our competitive position. If this is the case, we may have to delay or abandon some or all of our development plans or otherwise forego market opportunities. We will need to generate significant additional revenues to be profitable in the future, and we may not generate sufficient revenues to be profitable on either a quarterly or annual basis in the future. To address the risks and uncertainties facing our business strategy, we must, among other things:

•	achieve broad customer adoption and acceptance of our products and services;

•	successfully raise additional capital in the future;

•	successfully integrate, leverage and expand our sales force;

•	successfully scale our current operations;

•	implement and execute our business and marketing strategies;

•	address intellectual property rights issues that affect our business;

•	develop and maintain strategic relationships to enhance the development and marketing of our existing and new products and services; and

•	respond to competitive developments in the mobile entertainment services industry.

We may not be successful in achieving any or all of these business objectives in a cost-effective manner, if at all, and the failure to achieve these could have a serious adverse impact on our business, results of operations and financial position. Each of these objectives may require significant additional expenditures on our part. Even if we ultimately do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

Our failure to respond to rapid changes in technology and its applications and intense competition in the mobile entertainment services industry products could make our services obsolete.

The mobile entertainment services industry is subject to rapid and substantial technological development and product innovations. To be successful, we must respond to new developments in technology, new applications of existing technology and new treatment methods. Our response may be stymied if we require, but cannot secure, rights to essential third-party intellectual property. We compete against numerous companies offering alternative systems to ours, some of which have greater financial, marketing and technical resources to utilize in pursuing technological development. Our financial condition and operating results could be adversely affected if our mobile entertainment services fail to compete favorably with these technological developments, or if we fail to be responsive in a timely and effective manner to competitors’ new services or price strategies.

Our success is dependent on the performance and retention of our executive officers, consultants and key employees.

Our business and operations are substantially dependent on the performance of our executive officers and key employees, including William Loughman, Tony Novia, Scott Hughes and Ronald A. Warren, all of whom have worked together for only a relatively short period of time. We do not maintain “key person” life insurance on any of our executive officers. The loss of one or several executives could seriously harm our business. Any reorganization or reduction in the size of our employee base could harm our ability to attract and retain other valuable employees critical to the success of our business.

Our mobile entertainment services and any of our future services may fail to gain market acceptance, which would adversely affect our competitive position.

We have not conducted any independent studies with regard to the feasibility of our proposed business plan, present and future business prospects and capital requirements. We have generated limited commercial distribution for our mobile entertainment services. Our services may fail to gain market acceptance and our infrastructure to enable such expansion is still limited. Even if adequate financing is available and our services are ready for market, we cannot be certain that our services will find sufficient acceptance in the marketplace to fulfill our long and short-term goals. Failure of our services to achieve market acceptance would have a material adverse effect on our business, financial condition and results of operations.

We depend on a limited number of customers and distribution channels for a majority of our revenues so the loss of, or delay in payment from one or a small number of customers or distribution channel partners could have a significant impact on our revenues and operating results.

During 2006, two of our customers accounted for approximately 8% of our revenues. During 2006, we experienced a shift from a business-to-business model to a subscription-based model reducing much of our reliance on revenues from related parties. We are in the process of developing relationships with distribution channel partners to increase the size of our customer base. We cannot successfully accomplish our business objectives by relying solely on our existing customer base. If we are unsuccessful in increasing and broadening our customer base, our ability to maintain and grow our business will suffer.

Average selling prices of our products and services may decrease, which may harm our gross margins.

The average selling prices of our products and services may be lower than expected as a result of competitive pricing pressures and promotional programs. We expect to experience pricing pressure and anticipate that the average selling prices and gross margins for our products may decrease over product life cycles. We may not be successful in developing and introducing on a timely basis new products with enhanced features and services that can be sold at higher gross margins.

We may face third-party intellectual property infringement claims and other related claims that could severely impact our business.

It may be alleged that we are liable to third-parties for certain legal matters relating to video, music, software, and other content that we encode, distribute, or make available to our customers if, among other things:

•	the content or the performance of our services violates third-party copyright, trademark, or other intellectual property rights;

•	our customers violate the intellectual property rights of others by providing content to us or by having us perform digital media services; or

•	content that we encode or otherwise handle for our customers is deemed obscene, indecent, or defamatory.

Any alleged liability could damage our business by damaging our reputation, requiring us to incur legal costs in defense, exposing us to awards of damages and costs and diverting management’s attention, all which could have an adverse effect on our business, results of operations and financial condition. Our customers generally agree to hold us harmless from claims arising from their failure to have the right to encode or distribute multimedia software and other content given to us for that purpose. However, in some cases we may not be able to obtain such agreements or customers may contest this responsibility or not have sufficient resources to defend claims. In addition, we have limited insurance coverage for claims of this nature and may not be able to cover losses above our insurance coverage limits.

Because we host, stream and deploy audio and video content on or from our websites for customers and provide services related to digital media content, we face potential liability or alleged liability for negligence, infringement of copyright, patent, or trademark rights, defamation, indecency and other claims based on the nature and content of the materials. Claims of this nature have been brought and sometimes successfully made against content distributors. In addition, we could be exposed to liability with respect to the unauthorized duplication of content or unauthorized use of other parties’ proprietary technology. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage or any alleged liability could harm our business.

We cannot be certain that third-parties will not claim infringement by us with respect to past, current, or future technologies. We expect that participants in our markets will be increasingly subject to infringement claims as the number of services and competitors in our industry segment grows. In addition, these risks are difficult to quantify in light of the continuously evolving nature of laws and regulations governing the Internet. Any claim relating to proprietary rights, whether meritorious or not, could be time-consuming, result in costly litigation, cause service upgrade delays or require us to enter into royalty or licensing agreements, and we cannot be sure that we will have adequate insurance coverage or that royalty or licensing agreements will be made available on terms acceptable to us or at all.

We cannot be certain that we will be able to protect our intellectual property, which could harm our business.

Our intellectual property is critical to our business, and we seek to protect our intellectual property through copyrights, trademarks, patents, trade secrets, confidentiality provisions in our customer, supplier, potential investors, and strategic relationship agreements, nondisclosure agreements with third-parties, and invention assignment agreements with our employees and contractors. We cannot be certain that measures we take to protect our intellectual property will be successful or that third-parties will not develop alternative solutions that do not infringe upon our intellectual property.

Further, we plan to offer our mobile entertainment services and applications to customers worldwide including customers in foreign countries that may offer less protection for our intellectual property than the United States. Our failure to protect against misappropriation of our intellectual property, or claims that we are infringing the intellectual property of third-parties could have a negative effect on our business, results of operations and financial condition.

We will rely on strategic relationships to promote our services and for access to licensed technology; if we fail to develop, maintain or enhance these relationships, our ability to serve our customers and develop new services and applications could be harmed.

Our ability to provide our services to users of multiple technologies and platforms depends significantly on our ability to develop, maintain or enhance our strategic relationships with wireless carriers, handset distributors, key streaming media technology companies and content providers. We will rely on these relationships for licensed technology and content. Obtaining comprehensive multimedia content licenses is challenging, as doing so may require us to obtain copyright licenses with various third-parties in the fragmented multimedia recording and publishing industries. These copyrights often address differing activities related to the delivery of digital media, including reproduction and performance, some of which may require separate licensing arrangements from various rights holders such as publishers, content providers, artists and record labels. The effort to obtain the necessary rights by such third-parties is often significant, and could disrupt, delay, or prevent us from executing our business plans. Because of the large number of potential parties from which we must obtain licenses, we may never be able to obtain a sufficient number of licenses to allow us to provide services that will meet our customers’ expectations.

Due to the evolving nature of our industry, we will need to develop additional relationships to adapt to changing technologies and standards and to work with newly emerging companies with whom we do not have pre-existing relationships. We cannot be certain that we will be successful in developing new relationships or that our partners will view these relationships as significant to their own business, or that our partners will continue their commitment to us in the future. If we are unable to maintain or enhance these relationships, we may have difficulty strengthening our technology development and increasing the adoption of our brand and services.

Competition may decrease our market share, revenues, and gross margins.

We face intense and increasing competition in the multimedia broadcast market. If we do not compete effectively or if we experience reduced market share from increased competition, our business will be harmed. In addition, the more successful we are in the emerging market for multimedia broadcast services, the more competitors are likely to emerge. We believe that the principal competitive factors in our market include:

•	service functionality, quality and performance;

•	ease of use, reliability and security of services;

•	establishing a significant base of customers and distribution partners;

•	ability to introduce new services to the market in a timely manner;

•	customer service and support; and

•	pricing.

Although we do not currently compete against any one entity with respect to all aspects of multimedia broadcast products and services, there are various competitors that provide various products and services in the following categories:

•	collaboration, which provides for document and application sharing as well as user interactivity,

•	live video and streaming multimedia,

•	hosted services,

•	training, which provides e-learning applications, and

•	on-premise software.

There are a number of companies, such as Verizon, Sprint and MobiTV, among others, that provide outsourced digital media services. As the multimedia broadcast market continues to develop, we expect to see increased competition from traditional telecommunication service providers or resellers of those services. We also face competition from the in-house encoding services, streaming networks and content management systems and encoding services.

All of our competitors have substantially more capital, longer operating histories, greater brand recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. These competitors may also engage in more extensive development of their technologies, adopt more aggressive pricing policies and establish more comprehensive marketing and advertising campaigns than we can. Our competitors may develop products and service offerings that we do not offer or that are more sophisticated or more cost effective than our own. For these and other reasons, our competitors’ products and services may achieve greater acceptance in the marketplace than our own, limiting our ability to gain market share and customer loyalty and to generate sufficient revenues to achieve a profitable level of operations. Our failure to adequately address any of the above factors could harm our business and operating results.

Our industry is experiencing consolidation that may intensify competition.

The multimedia broadcast services industries are undergoing substantial change that has resulted in increasing consolidation and a proliferation of strategic transactions. Many companies in these industries have been going out of business or are being acquired by larger entities. As a result, we are increasingly competing with larger competitors that have substantially greater resources than we do. We expect this consolidation and strategic partnering to continue. Acquisitions or strategic relationships could harm us in a number of ways.  For example:

•
competitors could acquire or enter into relationships with companies with which we have strategic relationships and discontinue our relationship, resulting in the loss of distribution opportunities for our products and services or the loss of certain enhancements or value-added features to our products and services;

•
competitors could obtain exclusive access to desirable multimedia content and prevent that content from being available in certain formats, thus decreasing the use of our products and services to distribute and experience the content that audiences most desire, and hurting our ability to attract customers;

•	a competitor could be acquired by a party with significant resources and experience that could increase the ability of the competitor to compete with our products and services; and

•
other companies with related interests could combine to form new, formidable competition, which could preclude us from obtaining access to certain markets or content, or which could dramatically change the market for our products and services.

Any of these results could put us at a competitive disadvantage that could cause us to lose customers, revenue and market share. They could also force us to expend greater resources to meet the competitive threat, which could also harm our operating results.

If we fail to enhance our existing services and product applications or develop and introduce new multimedia broadcast services, applications and features in a timely manner to meet changing customer requirements and emerging industry trends or standards, our ability to grow our business will suffer.

The market for multimedia broadcast service solutions is characterized by rapidly changing technologies and short product life cycles. These market characteristics are heightened by the emerging nature of the Internet and the continuing trend of companies from many industries to offer Internet-based applications and services. The widespread adoption of the new Internet, networking, streaming media, or telecommunications technologies or other technological changes could require us to incur substantial expenditures to modify or adapt our operating practices or infrastructure. Our future success will depend in large part upon our ability to:

•	identify and respond to emerging technological trends in the market;

•	enhance our products by adding innovative features that differentiate our digital media services and applications from those of our competitors;

•	acquire and license leading technologies;

•	bring multimedia broadcast services and applications to market and scale our business on a timely basis at competitive prices; and

•	respond effectively to new technological changes or new product announcements by others.

We will not be competitive unless we continually introduce new services and applications or enhancements to existing services and applications that meet evolving industry standards and customer needs. In the future, we may not be able to address effectively the compatibility and operability issues that arise as a result of technological changes and evolving industry standards. The technical innovations required for us to remain competitive are inherently complex, require long development schedules and are dependent in some cases on sole source suppliers. We will be required to continue to invest in research and development in order to attempt to maintain and enhance our existing technologies and products, but we may not have the funds available to do so. Even if we have sufficient funds, these investments may not serve the needs of customers or be compatible with changing technological requirements or standards. Most development expenses must be incurred before the technical feasibility or commercial viability of new or enhanced services and applications can be ascertained. Revenue from future services and applications or enhancements to services and applications may not be sufficient to recover the associated development costs.

The technology underlying our services and applications is complex and may contain unknown defects that could harm our reputation, result in product liability or decrease market acceptance of our services and applications.

The technology underlying our multimedia broadcast services and applications is complex and includes software that is internally developed and software licensed from third-parties. These software products may contain errors or defects, particularly when first introduced or when new versions or enhancements are released. We may not discover software defects that affect our current or new services and applications or enhancements until after they are sold. Furthermore, because our digital media services are designed to work in conjunction with various platforms and applications, we are susceptible to errors or defects in third-party applications that can result in a lower quality product for our customers. Because our customers depend on us for digital media management, any interruptions could:

•	damage our reputation;

•	cause our customers to initiate product liability suits against us;

•	decrease our product development resources;

•	cause us to lose revenues; and

•	delay market acceptance of our digital media services and applications.

Our business will suffer if our systems fail or our third-party facilities become unavailable.

A reduction in the performance, reliability and availability of our systems and network infrastructure may harm our ability to distribute our products and services to our customers and other users, as well as harm our reputation and ability to attract and retain customers and content providers. Our systems and operations are susceptible to, and could be damaged or interrupted by, outages caused by fire, flood, power loss, telecommunications failure, Internet breakdown, earthquake and similar events. We may not have any redundancy in our Internet multimedia broadcasting facilities and therefore any damage or destruction to these would significantly harm our multimedia broadcasting business. Our systems are also subject to human error, security breaches, power losses, computer viruses, break-ins, “denial of service” attacks, sabotage, intentional acts of vandalism and tampering designed to disrupt our computer systems, Websites and network communications. This could lead to slower response times or system failures.

Our operations also depend on receipt of timely feeds from our content providers, and any failure or delay in the transmission or receipt of such feeds could disrupt our operations. We also depend on Web browsers, ISPs and online service providers to provide access over the Internet to our product and service offerings. Many of these providers have experienced significant outages or interruptions in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems. These types of interruptions could continue or increase in the future.

Our digital distribution activities are managed by sophisticated software and computer systems. We must continually develop and update these systems over time as our business and business needs grow and change, these systems may not adequately reflect the current needs of our business. We may encounter delays in developing these systems, and the systems may contain undetected errors that could cause system failures. Any system error or failure that causes interruption in availability of products or content or an increase in response time could result in a loss of potential or existing business services, customers, users, advertisers or content providers. If we suffer sustained or repeated interruptions, our products, services and Websites could be less attractive to such entities or individuals and our business could be harmed.

Significant portions of our business are dependent on providing customers with efficient and reliable services to enable customers to broadcast content to large audiences on a live or on-demand basis. Our operations are dependent in part upon transmission capacity provided by third-party telecommunications network providers. Any failure of such network providers to provide the capacity we require may result in a reduction in, or interruption of, service to our customers. If we do not have access to third-party transmission capacity, we could lose customers and, if we are unable to obtain such capacity on terms commercially acceptable to us our business and operating results could suffer.

Our computer and communications infrastructure is located at a single leased facility in Atlanta, Georgia. We do not have fully redundant systems, and we may not have adequate business interruption insurance to compensate us for losses that may occur from a system outage. Despite our efforts, our network infrastructure and systems could be subject to service interruptions or damage and any resulting interruption of services could harm our business, operating results and reputation.

Government regulation could adversely affect our business prospects.

We do not know with certainty how existing laws governing issues such as property ownership, copyright and other intellectual property issues, taxation, illegal or obscene content, and retransmission of media, personal privacy and data protection will apply to the Internet or to the distribution of multimedia and other proprietary content over the Internet. Most of these laws were adopted before the advent of the Internet and related technologies and therefore do not address the unique issues associated with the Internet and related technologies. Depending on how these laws are developed and are interpreted by the judicial system, they could have the effect of:

•	increasing our costs due to new or changes in tax legislation;

•	limiting the growth of the Internet;

•	creating uncertainty in the marketplace that could reduce demand for our products and services;

•	limiting our access to new markets which may include countries and technology platforms;

•	increasing our cost of doing business;

•	exposing us to significant liabilities associated with content distributed or accessed through our products or services; or

•	leading to increased product and applications development costs, or otherwise harming our business.

Specifically with respect to one aspect of copyright law, on October 28, 1998, the Digital Millennium Copyright Act (or “DMCA”) was enacted. The DMCA includes statutory licenses for the performance of sound recordings and for the making of recordings to facilitate transmissions. Under these statutory licenses, depending on our future business activities, we and our customers may be required to pay licensing fees in connection with digital sound recordings we deliver or our customers provide on their Website and through retransmissions of radio broadcasts and/or other audio content.

Because of this rapidly evolving and uncertain regulatory environment, both domestically and internationally, we cannot predict how existing or proposed laws and regulations might affect our business. In addition, these uncertainties make it difficult to ensure compliance with the laws and regulations governing digital music. These laws and regulations could harm us by subjecting us to liability or forcing us to change our business.

Risks Related to the Offering

Our stock price has been and continues to be volatile.

The market price for our common stock could fluctuate due to various factors. These factors include:

•	announcements regarding developments in our business, acquisitions and financing transactions;

•	announcements by us or our competitors of new contracts, technological innovations or new products;

•	changes in government regulations;

•	fluctuations in our quarterly and annual operating results; and

•	general market conditions.

In addition, the stock markets have, in recent years, experienced significant price fluctuations. These fluctuations often have been unrelated to the operating performance of the specific companies whose stock is traded. Market fluctuations, as well as economic conditions, have adversely affected, and may continue to adversely affect, the market price of our common stock.

We need to raise additional capital in the future, and if we are unable to secure adequate funds on terms acceptable to us, we will be unable to execute our business plan and current stockholders may experience significant dilution.

As of September 30, 2007, we had approximately $358,000 in cash.  We anticipate, based upon our proposed plans and assumptions relating to operations that the net proceeds of approximately $2 million from the closing of our most recent financing in December 2007, together with revenues generated from operations, will not be sufficient to meet our cash requirements for working capital and capital expenditures beyond 2008. There can be no assurance that we will be able to obtain additional financing on acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to pursue our business objectives or remain in operation. This could seriously harm our business, results of operations and financial condition.

If we do not secure substantial additional funding to meet our capital needs through the incurrence of debt, we may have to issue additional shares of common stock or other securities convertible into shares of our common stock. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our current stockholders will be reduced and these securities may have rights and preferences superior to that of our current stockholders. If we raise capital through debt financing, we may be forced to accept restrictions affecting our liquidity, including restrictions on our ability to incur additional indebtedness or pay dividends.

RECENT DEVELOPMENTS

On December 17, 2007, uVuMobile, Inc. (the “Company”) entered into a definitive agreement (the “Securities Purchase Agreement”) to sell $2,033,423 of its 8% Secured Convertible Debentures (the “Debentures”) to institutional and private investors (collectively, the “Investors” or “Holders”).

The Debentures bear interest at the rate of 8% per annum and mature on December 17, 2009 (the “Maturity Date”).  The Company shall pay interest to the holders of the Debentures quarterly on each of January 1, April 1, July 1, and October 1 of each year prior to the Maturity Date of the Debentures.  The Debentures are also convertible into shares of the Company’s common stock at a conversion price of $0.064 per share, subject to adjustment in accordance with terms of the Debentures.  Any voluntary conversion by the Investors of the Debentures is subject to a Beneficial Ownership Limitation (as defined in the Debentures).  In addition, the Debentures are subject to a forced conversion (the “Forced Conversion”) in all or in part by the Company in the event that the daily volume weighted average stock price of the Company’s common stock for any twenty (20) consecutive trading days exceeds $0.256.  The Debentures are secured by all of the assets of the Company pursuant to a security agreement.

In connection with the Debentures, the Company issued to certain investors the Enable Purchaser Warrants and the Forte Purchaser Warrants.  The Enable Purchaser Warrants and the Forte Purchaser Warrants have substantially the same terms and conditions and give the respective Holders the right to purchase a total of 12,500,000 and 7,500,000 shares of the Company’s common stock, respectively, at an exercise price of $0.15 per share for a period of five (5) years.  Of the shares registered for sale under this prospectus, 3,177,223 shares are issuable upon exercise of warrants, exercisable for a period of five years at a price of $0.064 per share in connection with the Debenture issued to the finder of the Debenture, Forte Partners LLC (“Forte”), as a finders fee.

The Company also issued 664,063 shares, 1,614,062 shares and 1,614,063 shares of its Convertible Preferred Stock, respectively, to William J. Loughman, its Chief Executive Officer, and Michael Criden and Glenn Singer, Directors of the Company, in consideration for the cancellation of debt owed by the Company to each of these individuals.  In connection with the issuance of these shares of Convertible Preferred Stock, the Company also issued warrants to purchase 531,250; 1,291,250; and 1,291,250 shares of the Company's common stock, respectively, to each of Mr. Loughman, Mr. Criden and Mr. Singer. These warrants have an exercise price of $0.15 per share and are exercisable for a period of five (5) years.

The Company is obligated to file a registration statement with the Securities and Exchange Commission within 45 days of December 17, 2007, which registration statement will include the common stock underlying the Debentures and the common stock underlying the Warrants issued in connection with the private placement of the Debentures.  The registration statement must be declared effective within 120 days from December 17, 2007.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock by the Selling Stockholders, but we will receive the exercise price from the Holders in connection with the exercise of the Warrants.  Any net proceeds from any sale of shares of our common stock covered by this prospectus will be received by the Selling Stockholders.

SELLING STOCKHOLDERS

Of the 67,978,183 shares of our common stock registered for public resale pursuant to this prospectus and listed under the column “Shares Available for Sales Under This Prospectus” on the table set forth below, (1) an aggregate of 31,772,234 shares may be issued to the below listed accredited investors in connection with the conversion of our 8% Secured Convertible Debentures (the “Debentures”), and (2) an aggregate of 32,313,761 shares may be issued to the below listed accredited investors in connection with the exercise of Warrants issued in connection with the issuance of our Debentures and (3) an aggregate of 3,892,188 shares may be issued to the below listed accredited investors in connection with the conversion of the Series B Preferred Stock.

The table below has been prepared based upon the information furnished to us by the selling stockholders as of January 22, 2008.  The applicable percentages of beneficial ownership are based on an aggregate of 135,623,482 shares of our common stock issued and outstanding on January 22, 2008 or subject to issuance upon exercise of options and warrants, adjusted as may be required by rules promulgated by the SEC.  We are not able to estimate the amount of shares that will be held by each Selling Stockholder after the completion of this offering because: (1) the Selling Stockholders may sell less than all of the shares registered under this prospectus; and (2) to our knowledge, the Selling Stockholders currently have no agreements, arrangements or understandings with respect to the sale of any of their shares. The following table assumes that all of the shares being registered pursuant to this prospectus will be sold. The Selling Stockholders are not making any representation that any shares covered by this prospectus will be offered for sale. Except as otherwise indicated, based on information provided to us by each Selling Stockholder, the Selling Stockholders have sole voting and investment power with respect to their shares of common stock.

NameOf Selling Stockholder	Number Of Shares Of Common Stock Owned Before The Offering (1)	Percent Of Common Stock Owned Before The Offering	Shares Available For Sale Under This Prospectus	Number Of Shares Of Common Stock To Be Owned After Completion Of The Offering	Percent Of Common Stock To Be Owned After Completion Of The Offering
Enable Growth Partners LP (2)	25,312,500	18.1%	25,312,500	-	*
Enable Opportunity Partners LP (3)	2,812,500	2.0%	2,812,500	-	*
Forté Partners, LLC (4) (5)	20,052,223	14.4%	20,052,223	-	*
Iroquois Master Fund Ltd. (6)	2,812,500	2.0%	2,812,500	-	*
Ladasa Investments, Inc. (7)	725,347	*	703,125	22,222	*
Drew Arnold	391,250	*	291,250	-	*
Jerry W. Bratton	1,799,281	1.3%	1,599,281	200,000	*
Chris Carson	391,250	*	291,250	-	*
Michael Criden	4,346,978	3.1%	2,905,312	1,441,666	1.0%
Joseph Fitzpatrick	341,250	*	291,250	-	*
Ray Jones	1,609,491	1.2%	1,509,491	-	*
Todd Katz	4,218,750	3.0%	4,218,750	-	*
William J. Loughman (5)	1,275,313	*	1,195,313	80,000	*
John L. Walters	840,625	*	703,125	137,500	*
Glenn Singer (8)	5,040,313	3.6%	2,905,313	2,135,000	1.5%
KLC Ventures (9)	25,000	*	25,000	-	*

________________________

*Less than 1%.

** Beneficial ownership is determined in accordance with the rules of the SEC. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of January 22, 2008, are deemed outstanding for computing the percentage ownership of the stockholder holding the options or warrants, but are not deemed outstanding for computing the percentage ownership of any other stockholder. Percentage of ownership is based on 135,623,482 shares of common stock outstanding (including 4,150,521 shares of Preferred Stock currently convertible into one share of common stock each) as of January 22, 2008.

(1)
The shares of common stock issuable upon the exercise of warrants at a price of $0.15 per share is as follows:  Enable Growth Partners LP, 11,250,000; Enable Opportunity Partners LP, 1,250,000; Forté Partners, LLC, 7,500,000; Iroquois Master Fund Ltd., 1,250,000; Ladasa Investments, Inc., 312,500; Drew Arnold, 125,000; Jerry W. Bratton, 644,125; Chris Carson, 125,000; Michael Criden, 1,291,250; Joseph Fitzpatrick, 125,000; Ray Jones, 648,663; Todd Katz, 1,875,000; William J. Loughman, 531,250; John L. Walters, 312,500 and; GHS Family Holdings, 1,291,250.  The shares common stock issuable upon the exercise of warrants at a price of $0.10 per share is as follows:  Drew Arnold, 110,000; Jerry W. Bratton, 150,000; Chris Carson, 110,000; Joseph Fitzpatrick, 60,000; KLC Ventures 25,000 and; Ray Jones, 150,000.   The shares of common stock issuable upon the exercise of warrants, at a price of $0.064 per share, are as follows:  Forté Partners, LLC, 3,177,223.

(2)
Brendan O’Neil is the only natural person who exercises sole voting and dispositive powers with respect to the shares of our common stock on behalf of Enable Growth Partners LP. Enable Growth Partners holds warrants to purchase 11,250,000 shares of common stock at an exercise price of $0.15 per share.

(3)
Brendan O’Neil is the only natural person who exercises sole voting and dispositive powers with respect to the shares of our common stock on behalf of Enable Opportunity Partners LP. Enable Opportunity Partners holds warrants to purchase 1,250,000 shares of common stock at an exercise price of $0.15 per share.

(4)
Forté acted as a finder for the private placement completed on December 17, 2007.  The Company issued Forté warrants to purchase an aggregate of 7,500,000 shares of common stock at $0.15 per share and warrants to purchase an aggregate of 3,177,223 shares of common stock at $0.064 per shares and paid $203,342 in cash as a finders fee.  Daniel McKelvey is the only natural person who exercises sole voting or dispositive powers with respect to the shares held of record by Forté.  Forté is not a registered broker dealer.

(5)	Daniel McKelvey is a principal with Forté and is a director of the Company.

(6)
Josh Silverman is the only natural person who exercises sole voting and dispositive powers with respect to the shares of the Company’s common stock on behalf of Iroquois Master Fund Ltd. Iroquois Master Fund holds warrants to purchase 1,250,000 shares of common stock at an exercise price of $0.15 per share.

(7)
Gerald Wittenberg exercises sole voting and dispositive powers with respect to the shares of the Company’s common stock on behalf of Ladasa Investments Inc. Ladasa Investments Inc. holds warrants to purchase 312,500 shares of common stock at an exercise price of $0.15 per share.

(8)
Glenn Singer exercises sole voting and dispositive powers of the shares of the Company’s common stock on behalf of GHS Family Holdings Limited. GHS Family Holdings Limited holds warrants to purchase an aggregate of 1,291,500 shares of common stock at an exercise price of $0.15 per share.

(9)	Kirk Chewning exercises sole voting and dispositive powers of the shares of the Company’s common stock on behalf of KLC Ventures.

PLAN OF DISTRIBUTION

Each Selling Stockholder of the common stock and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the Over-the-Counter Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales and other hedging transactions made after the date that the registration statement of which this prospectus is a part is declared effective by the SEC;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the investor of shares, from the purchaser) in amounts to be negotiated, but except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA NASD Rule 2440; and in th case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares.  The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person.  We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgees, transferees or other successors in interest as Selling Stockholders under this prospectus .

Upon our being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon our being notified in writing by a Selling Stockholder that a donee or pledge intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholder that is affiliated with a registered broker-dealer has confirmed to us that, at the time it acquired the securities subject to the registration statement of which this prospectus is a part, it did not have any agreement or understanding, directly or indirectly, with any person to distribute any of such securities. The Company has advised each Selling Stockholder that it may not use shares registered on the registration statement of which this prospectus is a part to cover short sales of our common stock made prior to the date on which such registration statement was declared effective by the SEC.

DESCRIPTION OF OUR BUSINESS

uVuMobile, Inc. (hereinafter sometimes referred to as  “uVuMobile™,” the “Company,” “we,” “us,” or “our”) is a provider of video content distribution services and technology.

Incorporated in 1984, the Company acquired OVT, Inc., d/b/a SmartVideo, in November 2002, and subsequently changed its name to SmartVideo Technologies, Inc. Although the core business of the Company has remained constant, the Company has changed its focus from distributing business-to-business services to the distribution of video content to consumers.

Since 2002, the Company has been a provider of technology engaged in the aggregation and distribution of streaming video content to consumers connected to the public Internet. The Company has been in the business of purchasing the rights to video and television content and delivering that content to subscribers for a fee. Additionally, the Company also provides managed services for Internet network operators (carriers) and for major producers, owners and distributors of content. The Company intends to continue expanding its market opportunities by delivering video services to all forms of devices capable of receiving an Internet Protocol (IP) data stream and rendering that data stream into visible images on displays.

In January 2005, the Company launched its direct-to-consumer mobile video service providing its customers with access to high-quality video programming that is transmitted directly to SmartPhone cellular handsets and to Wi-Fi enabled PDA devices. In addition, the Company has developed Real Time Streaming Protocol (RTSP) and Java 2 Platform, Micro Edition (J2ME) compatibility.

During the fourth quarter of 2006, the Company expanded its product offerings to include a new suite of mobile technology and content solutions, bringing together a myriad of implementation choices, business models and marketing plans. The Company believes these new products will aid our customers that are seeking to capitalize on mobile technology opportunities. These new media services combine TV, radio, and other media platforms with user-friendly personalization, interactivity and targeted advertising.

Recent Developments

On December 17, 2007, uVuMobile, Inc. (the “Company”) entered into a definitive agreement (the “Securities Purchase Agreement”) to sell $2,033,423 of its 8% Secured Convertible Debentures (the “Debentures”) to institutional and private investors (collectively, the “Investors” or “Holders”).

The Debentures bear interest at the rate of 8% per annum and mature on December 17, 2009 (the “Maturity Date”).  The Company shall pay interest to the holders of the Debentures quarterly on each of January 1, April 1, July 1, and October 1 of each year prior to the Maturity Date of the Debentures.  The Debentures are also convertible into shares of the Company’s common stock at a conversion price of $0.064 per share, subject to adjustment in accordance with terms of the Debentures.  Any voluntary conversion by the Investors of the Debentures is subject to a Beneficial Ownership Limitation (as defined in the Debentures).  In addition, the Debentures are subject to a forced conversion (the “Forced Conversion”) in all or in part by the Company in the event that the daily volume weighted average stock price of the Company’s common stock for any twenty (20) consecutive trading days exceeds $0.256.  The Debentures are secured by all of the assets of the Company pursuant to a Security Agreement.

In connection with the Debentures, the Company issued to certain investors the Enable Purchaser Warrants and the Forte Purchaser Warrants.  The Enable Purchaser Warrants and the Forte Purchaser Warrants have substantially the same terms and conditions and give the respective Holders the right to purchase a total of 12,500,000 and 7,500,000 shares of the Company’s common stock, respectively, at an exercise price of $0.15 per share for a period of five (5) years.  Of the shares registered for sale under this prospectus, 3,177,223 shares are issuable upon exercise of warrants, exercisable for a period of five years at a price of $0.064 per share in connection with the Debenture issued to the finder of the Debenture, Forte Partners LLC (“Forte”), as a finders fee.

The Company also issued 664,063 shares, 1,614,062 shares and 1,614,063 shares of its Convertible Preferred Stock, respectively, to William J. Loughman, its Chief Executive Officer, and Michael Criden and Glenn Singer, Directors of the Company, in consideration for the cancellation of debt owed by the Company to each of these individuals.  In connection with the issuance of these shares of Convertible Preferred Stock, the Company also issued warrants to purchase 531,250; 1,291,250; and 1,291,250 shares of the Company's common stock, respectively, to each of Mr. Loughman, Mr. Criden and Mr. Singer. These warrants have an exercise price of $0.15 per share and are exercisable for a period of five (5) years.

The Company is obligated to file a registration statement with the Securities and Exchange Commission within 45 days of December 17, 2007, which registration statement will include the common stock underlying the Debentures and the common stock underlying the Warrants issued in connection with the private placement of the Debentures.  The registration statement must be declared effective within 120 days from December 17, 2007.

Our Business Strategy

Our overall goal is to capitalize on the ever increasing demand by consumers for personalized and interactive entertainment in the mobile technology industry. In connection with this goal, the Company provides its clients with high-quality, interactive media solutions to mobilize their content. The initial target market includes media and entertainment companies, consumer and retail brands, portals and user oriented communities.

Key Initiatives:

In order to be successful with our business strategy, we are focusing on the following key initiatives:

Increase Sales of our Products - We believe that improvement in the following areas will facilitate increased sales of our products: 1) Implementation of diverse and effective distribution programs; 2) Increasing our marketing resources and 3) Continuing to develop exciting new media solutions.

Technology Leadership - We believe that technological leadership will play an important role in our ability to introduce services that are customer-friendly at a reduced cost. We intend to continue developing our core technology, with particular interest in new media services that combine TV, radio and other media with user-friendly personalization and interactivity.

Expand the Number of Compatible Handsets - Our products and services are compatible with Microsoft Windows Mobile O/S, Symbian O/S, J2ME and Palm wireless handsets, representing about 35 % of the U.S. market and all Windows O/S PDA devices, which comprise about 85% of all PDA handsets. We intend to expand our market opportunity by expanding the compatibility of our products and services with additional handset types and operating systems.

Key Strengths

Core Technology - We have developed a core technology platform that is optimized for the efficient utilization of Internet bandwidth in conjunction with streaming video. We believe that we deliver the highest quality video stream for any given Internet bandwidth utilized.

Adaptability - We believe that we can develop custom applications to meet the requirements of a variety of application segments and integrate feature sets core to each of these platforms delivering comprehensive turnkey solutions for a variety of mobile applications.

Compatibility - We believe that we have a technological infrastructure that is compatible with nearly all data network configurations, Wi-Fi data networks, and a significant number of handset models.

High-Quality Picture and Sound - We believe our programming provides customers with high quality video for a given bandwidth. We believe that our live linear video feed compares favorably to download-and-play technology, without the extended wait time for the download to complete. This reduced wait time and high quality provide a significant competitive advantage. We believe that quality is a key differentiation between our service and all competing services.

Product Offerings

Our principal business is characterized by the following product offerings:

Mobile Video Hosting Services - The Company has developed one of the leading Mobile Content Delivery Networks (CDNs) in the digital media delivery services industry. We believe that no other CDN can match our performance in delivering high quality digital media over wireless networks. The Company's mobile hosting and streaming solutions enable the distribution of content to mobile users on any carrier network and to multiple types of compatible devices. In addition to providing content management, encoding, hosting, streaming and reporting services for Live, Simulated Live or Video on Demand (VoD), we also provide the following value added services:

•	Multiple Billing Services - includes credit card, carrier direct bill and carrier PSMS (Premium Short Message Service)

•	Advertising Support - includes ad serving in streams, support of integration with mobile networks

•	Client Application Development - standard and custom application support

•	Content Services - The Company can sub-license to customers unique and compelling content packages

Mobile Marketing Solutions - The Company provides a complete suite of mobile marketing services which includes a Short Message Services (SMS) platform. At the core of our offering is the SMS Campaign Management Platform (CMP) which enables the Company to build and deploy a myriad of custom SMS applications rapidly to meet customer requirements. Our SMS platform is robust, easy to use and provides our messaging customers with an “in-house” campaign manager to create promotions and messaging.

uVuRadio - The Company has developed and intends to market an innovative interactive mobile platform for the next generation of digital radio. We plan to combine innovative ground-breaking technology with content to create an interactive radio service for mobile data devices. The Company believes that this product will help revolutionize the radio industry, bringing what we believe to be some of the best terrestrial radio content combined with advanced mobile application features to wireless users.

The Company has developed a digital media solution that integrates local and syndicated terrestrial and Internet radio programming with IP communications and the rich media capabilities of mobile devices, delivering an exciting user experience that we believe will extend radio far beyond broadcast audio into a fully mobile and interactive multimedia experience.

Mobile Media Solutions - The Company provides a comprehensive turnkey solution for a variety of mobile applications delivering client and browser based applications across all major mobile platforms which include J2ME, BREW, Windows Mobile, Palm and WAP/xHTML. The Company can develop applications to meet the requirements of a variety of application segments and integrate feature sets core to each of these segments including:

•	Multimedia - pictures, music, movies, interactive text messaging, etc.

•	Commerce - mobile shopping, location based services, cross-promotional marketing, etc.

•	Communications - mobile IM, mobile e-mail etc.

Subscription Figures

As of December 31, 2007, the Company had approximately 23,000 subscribers for all of its subscription packages.

Competition

The mobile entertainment industry is still in the early stage in its development cycle, with each competitor offering distinctive services and distinctive business models. Our competition includes companies that offer video, audio, interactive programming, telephony, data and other entertainment services, including cable television, wireless companies, Direct-to-Home (DTH) companies, Regional Bell Operating Companies (RBOCs) and companies that are developing new technologies. Many of our competitors have access to substantially greater financial and marketing resources than we have. However, we believe that the quality and variety of video, audio, interactive programming, access to service, customer service and price are the key elements for gaining and maintaining market share.

Wireless Carriers - We face substantial competition in the mobile video industry from cellular telephone companies. Most cellular carriers have a large, established customer base, and many have significant investments in companies that provide programming content. It is unclear whether a carrier developed and deployed product will be a long-term player in this market, or whether the carrier will co-brand and adopt the services of a content aggregator who provides a high value-added service and delivery infrastructure.

Content Aggregators - We encounter competition in the mobile video industry from third-party content aggregators. These content aggregators perform services similar to us.

Governmental Regulation

At this time, our service is not subject to any governmental regulation; however, in the future, we may be subject to U.S. government regulation, primarily by the FCC and, to a certain extent, by Congress, other federal agencies, state and local authorities and the International Telecommunications Union (ITU), a specialized agency of the United Nations within which governments and the private sector coordinate global telecommunications networks and services. Depending upon the circumstances, noncompliance with legislation or regulations promulgated by these entities could result in the suspension or revocation of our licenses or registrations, the termination or loss of contracts or the imposition of contractual damages, civil fines or criminal penalties.

Employees

As of January 21, 2008, we had a staff of 14 employees and consultants. We believe that our employee relations are good. None of our employees are represented by labor unions.

Segment Reporting

The Company has been operated and evaluated by management as a single operations segment in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 131 - “Disclosures about Segments of an Enterprise and Related Information.”

Seasonality and Backlog

Our business is not subject to significant seasonal fluctuations. There are no material backlogs in our business.

Description of Property

We currently sub-lease approximately 4,500 square feet of office space at 2160 Satellite Boulevard, Suite 130, Duluth, GA 30097. The office space currently serves as our corporate headquarters located in Duluth, Georgia. We pay monthly rent of approximately $6,528 per month on a sub-lease which terminates on December 31, 2009.

Legal Proceedings

From time-to-time, the Company is a party to claims and legal proceedings arising in the ordinary course of business. The Company's management evaluates the exposure to these claims and proceedings individually and in the aggregate and allocates additional monies for potential losses on such litigation if it is possible to estimate the amount of loss and determine if the loss is probable.

On or about April 6, 2004, Rene Hamouth filed a Writ of Summons in the Supreme Court of British Columbia (Case No. SO41955) against us, our former chief executive officer and director, Richard E. Bennett, Jr. and our former securities counsel, Edwards & Angell, LLP, a predecessor to Edwards Angell Palmer & Dodge LLP, seeking an unspecified amount of damages and costs for alleged libel of Mr. Hamouth resulting from two letters to his stockbroker, First Associates Investments, Inc. We and the other defendants have made an appearance in the court through respective legal counsel. On June 29, 2004, Mr. Hamouth filed an Amended Statement of Claim with the court. On November 19, 2004, the Court of Appeal for British Columbia granted Edwards Angell Palmer & Dodge LLP the right to appeal a chambers judge's decision that the alleged libelous correspondence in question is covered by absolute privilege and granted a stay of the proceeding pending the outcome of the appeal. The appeal was heard in February 2005. On March 30, 2005, the court granted the appeal and dismissed the claim against Edwards Angell Palmer & Dodge LLP. Since the court's entry of judgment in the appeal and to our knowledge, Mr. Hamouth has taken no further steps to pursue his claims against us or Mr. Bennett.  On July 16, 2007, the Company entered into a General Release and Settlement Agreement with the Hamouth Family Trust and Rene Hamouth.  (See October 20, 2006 Hamouth litigation paragraph below describing the settlement agreement.)

 On or about April 22, 2004, we filed a complaint in the United States District Court, North District of Georgia (Case No. 1:04-CV-1123) against Rene Hamouth, seeking the recovery of all profits realized by Mr. Hamouth resulting from his alleged violations of Section 16(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) relating to his purchases and sales of our common stock since approximately January 1, 2003. We are seeking damages in the amount of at least $151,428, interest on the amount of profits recovered and all other general and equitable relief to which we may be entitled. Since filing the complaint and serving Mr. Hamouth, Mr. Hamouth has filed an answer. The court has entered a scheduling order, approving the Joint Preliminary Planning Report and Discovery Plan. On March 16, 2005, we received notice that Mr. Hamouth's attorney in this matter has withdrawn from the case. On April 15, 2005, we filed a motion for summary judgment on this matter. The motion was unopposed. On October 5, 2005, the Court granted our motion and executed a judgment for us in the amount of $172,342.  On July 16, 2007, the Company entered into a General Release and Settlement Agreement with the Hamouth Family Trust and Rene Hamouth.  (See October 20, 2006 Hamouth litigation paragraph below describing the settlement agreement.)

On March 9, 2005, SmartVideo Europe, Ltd., or SVEL, which is not an affiliate of ours, announced its intention to bring legal action in the form of a mediation/arbitration against us in regard to our alleged repudiation and breach of a distribution agreement between the parties, dated April 2, 2004, which involved certain rights to distribute certain of our products. The dispute includes claims of SVEL that we had anticipatorily breached our agreement with SVEL, thus allegedly inhibiting the development of SVEL's business utilizing our technology on an exclusive basis in 25 countries throughout the European Union. We contend that we had the right to terminate the agreement because of breaches by SVEL. On or about December 13, 2006, SVEL filed its Statement of Claim with the American Arbitration Association. The Company filed its response to the Statement of Claim on or about January 22, 2007. The parties have now agreed to mediate the matter prior to proceeding with arbitration. The mediation, which was set for October 23, 2007, has been postponed indefinitely.

On or about July 18, 2006, Manhattan Investments, Inc. (“Manhattan”) filed a Complaint against the Company in the United States District Court, Northern District of California (Case No. C-06-4379), alleging that the Company has wrongfully refused to remove the restrictive legend on a stock certificate representing 49,795 shares. The Complaint includes claims for breach of fiduciary and statutory duties, conversion and fraud, and seeks injunctive relief, as well as monetary damages. On October 2, 2006, the Company filed a Motion to Transfer for Improper Venue. The Motion was granted by the Court on November 13, 2006.  On July 23, 2007 (the “Effective Date”) the Company entered into a Settlement Agreement and Mutual Release (the “Agreement”) with Manhattan.  Pursuant to the Agreement, the parties agreed, among other things, that the Company will issue 850,000 shares of the Company’s common stock, par value $0.001 to Manhattan within seven business days following a determination by the Court that the issuance of such common stock is fair, reasonable, and adequate to Manhattan.  The 850,000 shares of the Company’s common stock will be issued in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”), provided by Section 3(a)(10) of the Act.  The Agreement also requires the Company to pay $35,000 to Manhattan within 15 days after the closing of an equity financing transaction, provided that the Company completes such transaction.  In addition, the agreement requires the Company to cause 49,795 shares of the Company’s common stock currently owned by Manhattan to be re-issued without restrictive legends within seven business days of the Effective Date.  In exchange for the payments and actions described above, the Agreement provides for a release of the Company and each of the owners, stockholders, predecessors, successors, directors, officers, employees, representatives, attorneys, subsidiaries, and affiliates of the Company from all charges, claims, liabilities, agreements, damages, causes of action, suits, costs, losses, debts and expenses of any nature by Manhattan.  The Agreement further provides for a release of Manhattan and each of the trustees, representatives, attorneys and affiliates of Manhattan, and all persons acting by, through, under or in concert with them from any and all charges, claims, liabilities, agreements, damages, causes of action, suits, costs, losses, debts and expenses of any nature by the Company.  At September 30, 2007, based on the settlement date of July 23, 2007, the Company accrued a settlement liability and related expense of $332,500 based on the quoted closing trading price of $0.30 per share for the underlying 850,000 common shares in addition to the $35,000 in cash payments.

On or about October 20, 2006, Hamouth Family Trust (“Hamouth”) filed a Complaint against the Company in the Court of Chancery of the State of Delaware, in which Hamouth seeks declaratory and injunctive relief, as well as damages in an unspecified amount, related to the Company's alleged wrongful refusal to issue new stock certificates without restrictive legends for 800,000 shares of stock owned by Hamouth.  On July 16, 2007 (the “Effective Date”), the Company entered into a General Release and Settlement Agreement (the “Agreement”) with the Hamouth Family Trust and Rene Hamouth (the “Claimant Parties”) related to the Company's alleged wrongful refusal to issue new stock certificates without restrictive legends for 800,000 shares of stock owned by the Hamouth Family Trust and a judgment against Rene Hamouth in favor of the Company in the amount of $172,325.32.  Pursuant to the Agreement, the parties agreed, among other things, that the Company will issue 3,000,000 shares of the Company’s common stock, par value $0.001 (the “Settlement Shares”) to the Hamouth Family Trust within six business days following a determination by the Chancery Court that the issuance of such common stock is fair, reasonable, and adequate to the Hamouth Family Trust (the “Judicial Determination”).  The 3,000,000 shares of the Company’s common stock will be issued in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”), provided by Section 3(a)(10) of the Act.  In the event the Chancery Court declines to make the Judicial Determination, the Hamouth Family Trust has certain specified registration rights relating to the Settlement Shares.  The Agreement also requires (i) the Company to pay $50,000 to the Hamouth Family Trust on the Effective Date, (ii) the Company to pay $50,000 to the Hamouth Family Trust on the 30th day following the Effective Date, (iii) the Company to pay $300,000 to the Hamouth Family Trust within 30 days after the closing of an equity financing transaction, provided that the Company completes such transaction within 120 days of the Effective Date.  In addition, the agreement requires the Company to (a) cause 800,000 shares of the Company’s common stock currently owned by the Hamouth Family Trust to be re-issued without restrictive legends within six business days of receipt of the certificates representing such shares of common stock and (b) release a judgment in the amount of $172,325.32 it holds against Rene Hamouth.  In exchange for the payments and actions described above, the Agreement provides for a release of the Company and each of the owners, stockholders, predecessors, successors, directors, officers, employees, representatives, attorneys, subsidiaries, and affiliates of the Company from all charges, claims, liabilities, agreements, damages, causes of action, suits, costs, losses, debts and expenses of any nature by the Claimant Parties.  The Agreement further provides for a release of the Claimant Parties and each of the trustees, representatives, attorneys and affiliates of the Claimant Parties, and all persons acting by, through, under or in concert with them from any and all charges, claims, liabilities, agreements, damages, causes of action, suits, costs, losses, debts and expenses of any nature by the Company.  The Agreement also provides that neither the Company nor the Claimant Parties will file or pursue certain specified claims, grievances, complaints, lawsuits, or arbitrations.  On July 18, 2007, the Chancery Court entered an Order making the above-referenced Judicial Determination. At September 30, 2007, based on the settlement date of July 16, 2007, the Company accrued a settlement liability and related expense of $955,000 based on the quoted trading price of $0.185 per share for the 3,000,000 underlying common shares in addition to the $400,000 in cash payments.

On September 9, 2006 and February 14, 2007, respectively, the Company received correspondence from Epsom Investment Services, N.V. (“Epsom”) demanding repayment of an alleged outstanding Demand Loan made in 2002 from Epsom to Sharps Eliminations Technologies, Inc. (“Sharps”) in the amount of $50,000 bearing interest at 5%. Epsom claims that the Company agreed to repay this loan on behalf of Sharps. The Company currently does not believe any such amounts are due and owing to Epsom.

On April 18, 2007, MobiTV, Inc. (“MobiTV”) filed a lawsuit in the United States District Court, District of Massachusetts (Case No. 1:07-cv-10755-RGS) against Jeremy De Bonet (“De Bonet”), Skyward Mobile LLC (“Skyward”), and the Company in which MobiTV alleges that the Defendants have (a) infringed MobiTV's United States Patent No. 7,073,178 (“the `178 patent”) entitled “Method and System of Performing Transactions Using Shared Resources and Different Applications”; (b) infringed MobiTV's copyright in software programs entitled “Mobi Radio Encoder”, “Mobi Radio 1 Client” and “Far Reach”; (c) misappropriated trade secrets; and (d) unfairly competed.  MobiTV makes further claims against De Bonet individually for Breach of Contract and Breach of Fiduciary Duty.  MobiTV's claims relate to, among other things, the departure of De Bonet from MobiTV in January 2006; his subsequent formation of Skyward in March 2006; and the joint development of software by Skyward and the Company known as uVuRadio™ and Mobilecasting™.  The Company has now filed an Answer to the Complaint.  On November 2, 2007, the Company and MobiTV entered into a settlement agreement.  In exchange for a dismissal without prejudice of the lawsuit, the Company, among other things, represented that it is not currently, directly or indirectly, licensing, selling, deploying or generating any income, revenue or subscribers (“Exploited”) from any technology, design, method, process, plan, software, program, application, component, product or service that was created, conceived, invented, designed, developed, marketed, licensed or offered for sale or license by or in connection with DeBonet and/or Skyward (“Skyward Material”).  The Company has agreed that to the extent it intends to Exploit any of the Skyward Materials in the future, it will notify MobiTV of such intended use in writing no later than thirty (30) days prior to such Exploitation.  If after receiving such a notice from the Company, MobiTV believes the Company’s intended Exploitation of the Skyward Material may infringe MobiTV’s intellectual property, then MobiTV and the Company have agreed to work cooperatively to resolve such concerns for a period of no less than twenty (20) days before MobiTV may initiate any formal legal proceedings against the Company.

On November 6, 2007, the Company filed a demand for arbitration against Jeremy DeBonet (“DeBonet”) and Skyward Mobile, LLC\ (“Skyward”) alleging breach of contract, misappropriation of trade secrets, conversion and deceptive trade practices and unfair competition under the statutory and common law of the State of Delaware arising, in part, out of DeBonet/Skyward’s failure to perform their obligations under a technology development agreement between the Company and DeBonet/Skyward.  More specifically, despite repeated demands by the Company that DeBonet/Skyward turn over intellectual property for which the Company has paid over a half million dollars, DeBonet/Skyward have refused to do so.  Furthermore, the Company believes that DeBonet/Skyward have converted the intellectual property at issue through the wrongful exercise of dominion or right of ownership over the Company’s intellectual property in denial of, or inconsistent with the Company’s right as owner.  The Company is asking for:  (a) judgment that DeBonet/Skyward have materially breached the technology development agreement; (b) an order requiring DeBonet/Skyward to perform their obligations under the technology development agreement, and to produce all technology developed under the agreement, or in the alternative, a judgment that the Company is entitled to an award of monetary damages; (c) certain other monetary and declaratory relief.

 Except as set forth above, we believe that there are no material litigation matters at the current time. The results of such litigation matters and claims cannot be predicted with certainty, and an adverse outcome in one or more of such matters and claims could have a material adverse impact on our financial position, liquidity, or results of operations.

SELECTED FINANCIAL DATA

The selected historical financial information presented below is derived from our audited consolidated financial statements for the years ended December 31, 2002, 2003, 2004, 2005 and 2006.  The data for the nine-months ended September 30, 2007 and September 30, 2006 have been derived from unaudited financial statements which, in the opinion of management, include all adjustments necessary for a fair statement of the results of operations and financial position for such period and as of such date.

The acquisition of all of the outstanding capital stock of OVT, Inc. on November 26, 2002, was treated for accounting purposes as a reverse acquisition, and the transaction has been accounted for as a recapitalization. We accounted for the acquisition using the purchase method of accounting. Therefore, the historical financial statements of the predecessor entity are reflected as our historical financial statements.

The data set forth below should be read in conjunction with the financial statements and accompanying notes incorporated by reference.

Selected Historical Financial Data
						For The Nine Months Ended
	2002	2003	2004	2005	2006	2006	2007
Income Statement Data:

Total revenue	$2,750	$63,451	$118,733	$197,257	$800,231	$476,700	$815,787
Total operating expenses	611,386	3,242,754	6,839,685	19,021,511	25,454,391	14,433,891	8,782,896
Loss from operations	(689,476)	(3,179,303)	(6,720,952)	(18,824,254)	(24,748,990)	(13,957,191)	(8,348,582)
Net loss	(689,476)	(3,859,141)	(6,792,930)	(19,740,274)	(24,488,876)	(13,744,995)	(8,338,711)
Loss per share	(0.17)	(0.51)	(0.35)	(0.76)	(0.62)	(0.36)	(0.14)

Weighted average common shares used to compute basic and diluted net loss per share	4,127,243	7,540,849	19,208,345	26,093,554	40,285,528	37,959,443	58,659,916

Other Financial Data:

Net cash used in operating activities	(188,850)	(1,530,148)	(2,451,531)	(5,351,783)	(11,077,782)	(7,894,368)	(4,010,722)

Net cash used in investing activities	–	102,981	(189,191)	(764,479)	(1,472,439)	(1,048,676)	(305,402)
Net cash provided by financing activities	177,838	1,925,385	2,730,316	11,521,236	10,454,236	9,873,308	977,801

Balance Sheet Data:

Total Assets	$1,335,242	$452,309	$719,551	$11,920,674	$6,691,645	$6,691,645	$2,196,756

Selected Quarterly Financial Data (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Nine months ended September 30, 2007:
Total revenue	$334,732	$278,169	$202,886	$–	$815,787
Loss from operations	(3,819,497)	(3,127,871)	(1,401,214)	–	(8,348,582)
Net loss	$(3,801,567)	$(3,123,105)	$(1,414,039)	$–	$(8,338,711)

Year ended December 31, 2006:
Total revenue	$112,966	$166,432	$197,302	$323,531	$800,231
Loss from operations	(3,431,211)	(6,241,956)	(4,284,023)	(10,791,800)	(24,748,990)
Net loss	$(3,386,404)	$(6,210,697)	$(4,147,894)	$(10,743,881)	$(24,448,876)

Year ended December 31, 2005:
Total revenue	$25,132	$38,360	$58,248	$75,517	$197,257
Loss from operations	(2,020,338)	(4,447,813)	(3,992,767)	(8,363,336)	(18,824,254)
Net loss	$(2,218,558)	$(4,440,183)	$(4,044,926)	$(9,036,607)	$(19,740,274)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion presents management’s analysis of our results of operations and financial condition as of and for each of the years ended December 31, 2006, 2005, and 2004, respectively. The discussion should be read in conjunction with our audited consolidated financial statements and the notes related thereto which appear elsewhere in this report.

Overview

uVuMobile, Inc. (hereinafter sometimes referred to as “uVuMobile™”,” the “Company,” “we,” “us,” or “our”) is a provider of video content distribution services and technology.

Incorporated in 1984, the Company acquired OVT, Inc., d/b/a SmartVideo, in November 2002 and subsequently changed its name to SmartVideo Technologies, Inc. Although the core business of the Company has remained constant, the Company has changed its focus from distributing business-to-business services to the distribution of video content to consumers.

Since 2002, the Company has been a provider of technology engaged in the aggregation and distribution of streaming video content to consumers connected to the public Internet. The Company has been in the business of purchasing the rights to video and television content and delivering that content to subscribers for a fee. Additionally, the Company also provides managed services for Internet network operators (carriers) and for major producers, owners and distributors of content. The Company intends to continue expanding its market opportunities by delivering video services to all forms of devices capable of receiving an Internet Protocol (IP) data stream and rendering that data stream into visible images on displays.

In January 2005, the Company launched its direct-to-consumer mobile video service providing its customers with access to high-quality video programming that is transmitted directly to SmartPhone cellular handsets and to Wi-Fi enabled PDA devices. In addition, the Company has developed RTSP and J2ME compatibility.

During the fourth quarter of 2006, the Company expanded its product offerings to include a new suite of mobile technology and content solutions, bringing together a myriad of implementation choices, business models and marketing plans. The Company believes these new products will aid our customers seeking to capitalize on mobile technology opportunities. These new media services combine TV, radio, and other media platforms with user-friendly personalization, interactivity and targeted advertising.

Recent Developments

On December 17, 2007, uVuMobile, Inc. (the “Company”) entered into a definitive agreement (the “Securities Purchase Agreement”) to sell $2,033,423 of its 8% Secured Convertible Debentures (the “Debentures”) to institutional and private investors (collectively, the “Investors” or “Holders”).

The Debentures bear interest at the rate of 8% per annum and mature on December 17, 2009 (the “Maturity Date”).  The Company shall pay interest to the holders of the Debentures quarterly on each of January 1, April 1, July 1, and October 1 of each year prior to the Maturity Date of the Debentures.  The Debentures are also convertible into shares of the Company’s common stock at a conversion price of $0.064 per share, subject to adjustment in accordance with terms of the Debentures.  Any voluntary conversion by the Investors of the Debentures is subject to a Beneficial Ownership Limitation (as defined in the Debentures).  In addition, the Debentures are subject to a forced conversion (the “Forced Conversion”) in all or in part by the Company in the event that the daily volume weighted average stock price of the Company’s common stock for any twenty (20) consecutive trading days exceeds $0.256.  The Debentures are secured by all of the assets of the Company pursuant to a Security Agreement.

In connection with the Debentures, the Company issued to certain investors the Enable Purchaser Warrants and the Forte Purchaser Warrants.  The Enable Purchaser Warrants and the Forte Purchaser Warrants have substantially the same terms and conditions and give the respective Holders the right to purchase a total of 12,500,000 and 7,500,000 shares of the Company’s common stock, respectively, at an exercise price of $0.15 per share for a period of five (5) years.  Of the shares registered for sale under this prospectus, 3,177,223 shares are issuable upon exercise of warrants, exercisable for a period of five years at a price of $0.064 per share in connection with the Debenture issued to the finder of the Debenture, Forte Partners LLC (“Forte”), as a finders fee.

The Company also issued 664,063 shares, 1,614,062 shares and 1,614,063 shares of its Convertible Preferred Stock, respectively, to William J. Loughman, its Chief Executive Officer, and Michael Criden and Glenn Singer, Directors of the Company, in consideration for the cancellation of debt owed by the Company to each of these individuals.  In connection with the issuance of these shares of Convertible Preferred Stock, the Company also issued warrants to purchase 531,250; 1,291,250; and 1,291,250 shares of the Company's common stock, respectively, to each of Mr. Loughman, Mr. Criden and Mr. Singer. These warrants have an exercise price of $0.15 per share and are exercisable for a period of five (5) years.

The Company is obligated to file a registration statement with the Securities and Exchange Commission within 45 days of December 17, 2007, which registration statement will include the common stock underlying the Debentures and the common stock underlying the Warrants issued in connection with the private placement of the Debentures.  The registration statement must be declared effective within 120 days from December 17, 2007.

Critical Accounting Policies and Estimates

The Company relies on the use of estimates and makes assumptions that impact its financial condition and results. These estimates and assumptions are based on historical results and trends as well as the Company’s forecasts as to how results and trends might change in the future. While we believe that the estimates we use are reasonable, actual results could differ from those estimates.

We believe that the accounting policies described below are critical to understanding our business, results of operations and financial condition because they involve more significant judgments and estimates used in the preparation of our consolidated financial statements. An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and any changes in the different estimates that could have been used in the accounting estimates that are reasonably likely to occur periodically could materially impact our consolidated financial statements. We have discussed the development, selection and application of our critical accounting policies with the Audit Committee of our Board of Directors, and our Audit Committee has reviewed our disclosure relating to our critical accounting policies in this “Management’s Discussion and Analysis.”

The Company’s most critical accounting policies and estimates that may materially impact the Company’s results of operations include:

Revenue Recognition

The accounting related to revenue recognition in the digital media and multimedia broadcast industry is complex and affected by interpretations of the rules and an understanding of various industry practices, both of which are dynamic in nature and subject to change. As a result, revenue recognition accounting rules require us to make significant judgments.

We typically provide services to our business-to-business customers under volume-based usage arrangements of our digital media and multimedia broadcast products and services. Under certain arrangements, our customers are subject to a base monthly fee or minimum monthly usage requirements in order to maintain their preferential negotiated rates.  Revenue is recognized as earned upon the delivery of service to our subscription-based customers. This typically occurs when a digital media or multimedia broadcast is viewed. Many of our subscription-based customers access our programming through the purchase of a monthly, semi-annual, or daily subscription for our mobile entertainment services.  Revenue from mobile advertising is recognized when the related services are performed.  See Note 2(H) (Going Concern, Significant Accounting Policies and Risks and Uncertainties) to the consolidated financial statements included elsewhere in this report.

Valuation and Recoverability of Long-Lived Assets

See Note 2(M) to the consolidated financial statements for the years ended December 31, 2006, 2005, and 2004 for a description of the valuation and recoverability of long-lived assets.

Income Taxes

Income taxes are accounted for using the liability method in accordance with SFAS No. 109, Accounting for Income Taxes (SFAS 109). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operation loss and tax credit carry forwards.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  We continue to record a valuation allowance for the full amount of deferred income taxes, which would otherwise be recorded for tax benefits related to operating loss carry forwards, as realization of such deferred tax assets cannot be determined to be more likely than not likely.

Accounting for Stock-Based Compensation

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment,” which replaces SFAS No. 123 and supersedes APB Opinion No. 25. Under SFAS No. 123(R), companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share-based compensation arrangements include stock options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. In March 2005, the SEC issued Staff Accounting Bulletin No. 107, or “SAB 107”. SAB 107 expresses views of the staff regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provides the staff's views regarding the valuation of share-based payment arrangements for public companies. SFAS No. 123(R) permits public companies to adopt its requirements using one of two methods. On April 14, 2005, the SEC adopted a new rule amending the compliance dates for SFAS No. 123R. Companies may elect to apply this statement either prospectively, or on a modified version of retrospective application under which financial statements for prior periods are adjusted on a basis consistent with the pro forma disclosures required for those periods under SFAS No. 123. Effective January 1, 2006, we have adopted SFAS No. 123(R) using the prospective method.   See Note 2(H) (Going Concern, Significant Accounting Policies and Risks and Uncertainties) to the consolidated financial statements included elsewhere in this report.

Recent Accounting Pronouncements

See Note 2(T) to the consolidated financial statements for the years ended December 31, 2006, 2005, and 2004 for a description of the new accounting pronouncements and their impact on the Company.

Results of Operations

Nine Months Ended September 30, 2007 compared to Nine Months Ended September 20, 2006

Revenues

Revenues for the nine month period ended September 30, 2007 consisted primarily of a subscription based service delivering live and on-demand mobile entertainment services directly to consumers and revenues attributable to custom applications. Our revenues increased by approximately $339,100 for the nine months ended September 30, 2007 as compared to the same period in 2006. This increase is primarily attributable to revenues generated from custom applications.

Broadcast rights

Broadcast rights expense for the nine months ended September 30, 2007 were $177,000 as compared to $1,775,000 for the same period in 2006. This change is attributable to our decision to change our focus to a subscription based model delivering mobile entertainment services direct to the consumer. This amount reflects the costs associated with acquiring the rights to deliver our mobile entertainment services.

As a result of the decision to change our focus to a subscription based model, the Company incurred an impairment charge for the nine months ended September 2007 against broadcast rights assets of approximately ($1,475,000).

Compensation and benefits

Our compensation and benefits expenses decreased by approximately $319,000 for the nine months ended September 30, 2007 as compared to the same period in 2006. The decrease is attributable to the staff reduction that occurred during the third quarter of 2007.

Consulting and professional fees

Our consulting and professional fees decreased by approximately $1,580,000 for the nine months ended September 30, 2007 as compared to the same period in 2006. This decrease is primarily attributable to fees associated with the consulting agreement with Growth Consultants LLC that was reflected in the nine months ended September 30, 2006 which were not incurred in the nine months ended September 30, 2007.

Data Center

Our data center expenses consist primarily of those items related to the maintenance of certain facilities and equipment at a third-party data center. The decrease in data center expenses of approximately $39,000 for the nine months ended September 30, 2007 as compared to 2006 is primarily due to a decrease in the costs related to exiting the direct-to-consumer business.

Stock-based Compensation

For the nine months ended September 30, 2007, we recorded approximately $2,966,000, as compared to $3,833,000 for the nine months ended September 30, 2006, in non-cash, stock-based compensation expense. The increase in stock-based compensation expense was primarily attributable to an increase in the number of stock options issued. The compensation expense has been determined using the Black-Scholes fair value method. The remainder of the non-cash, stock-based compensation is related to the amortization of the deferred portion of previous warrant grants.

Depreciation

Depreciation expense for the nine months ended September 30, 2007 increased by approximately $315,000 when compared to the same period in 2006. This increase is primarily attributable to the deployment of additional equipment in the process of increasing the overall capacity and quality of our services.

Interest Expense

Interest expense for the nine months ended September 30, 2007 and 2006 was approximately $26,700 and ($51,000), respectively.  During the nine months ended September 30, 2006, the Company reversed $53,000 of a previously recorded interest expense.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist primarily of travel expenses related to the marketing of our product and services, lease payments related to the use of our corporate facilities and space at trade shows, and other general and administrative expenses. Our selling, general and administrative costs decreased approximately $814,000 for the nine months ended September 30, 2007 when compared to the same period in 2006.  This decrease is attributable to a reduction in travel-related expenses including marketing and advertising costs as well as a decrease in Directors’ compensation.

Year Ended December 31, 2006 compared to Year Ended December 31, 2005

Revenues

Revenues for the year ended December 31, 2006 consisted primarily of a subscription based service delivering live and on-demand mobile entertainment services directly to consumers. Our revenues increased by approximately $600,000 for the year ended December 31, 2006 as compared to the same period in 2005. This increase is primarily attributable to our decision in 2005 to change our focus to a subscription-based model delivering mobile entertainment services direct to the consumer along with mobile advertising revenue and the implementation of custom applications.

Broadcast rights

Broadcast right expenses for the year ended December 31, 2006 were approximately $4,355,000 as compared to $2,002,000 for the same period in 2005, an increase of 117%. This increase is attributable to our decision to change our focus to a subscription based model delivering mobile entertainment services direct to the consumer. This amount also reflects the costs associated with acquiring the rights to deliver our mobile entertainment services.  Additionally, the year ended December 31, 2006 includes an impairment charge of approximately $2,300,000.

Compensation and benefits

Our compensation and benefits expenses increased by approximately $966,000 (55%) for the year ended December 31, 2006 as compared to the same period in 2005. As our industry and Company continue to grow and develop, we are continuing to fill key positions that will enable us to leverage our future prospects and growth and rely less on the use of consultants for discrete projects.
Consulting and professional fees

Our consulting and professional fees increased by approximately $2,209,000 (119%) for the year ended December 31, 2006 as compared to the same period in 2005. This increase in consulting fees for the year ended December 31, 2006 is primarily attributable to the consulting agreement with Growth Consultants LLC, who provides us with consulting services.

Data Center

Our data center expenses consist primarily of those items related to the maintenance of certain facilities and equipment at a third-party data center. The increase in data center expenses of approximately $219,000 (28%) for the year ended December 31, 2006 when compared to 2005 is primarily due to an increase in the utilization of bandwidth and additional services provided by our third-party data center.

Settlement Expense

Settlement expense for the year ended December 31, 2006 decreased to $4,935,000, from $5,541,000 in 2005, a decrease of 11%.

Stock-based Compensation

For the year ended December 31, 2006, we have recorded approximately $5,039,000, as compared to $4,326,000 for the year ended December 31, 2005 in non-cash, stock-based compensation primarily related to the issuance of stock options to employees. The compensation expense has been determined using the Black-Scholes fair value method. The remainder of the non-cash, stock-based compensation is related to the amortization of the deferred portion of previous warrant grants. In the year ended December 31, 2006 the expense reflects the grant of stock options under FAS 123R.

Depreciation and Amortization

Depreciation and amortization expense for the year ended December 31, 2006 increased by approximately $322,000 when compared to the same period in 2005. This increase is primarily attributable to the deployment of additional equipment in the process of increasing the overall capacity and quality of our services.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist primarily of travel expenses related to the marketing of our products and services, lease payments related to the use of our corporate facilities, trade shows, and other general and administrative expenses. Our selling, general and administrative costs increased approximately $256,000 (10%) for the year ended December 31, 2006 when compared to the same period in 2005.  This increase is attributable to additional staffing, call center costs, and SEC compliance costs.

Interest Income (Expense)

Interest income for the year ended December 31, 2006 of $260,114 included a reversal of a previously recorded interest expense in the amount of $53,000. Interest expense for the year ended December 31, 2005 was $916,020. A substantial portion of the interest expense in 2005 was attributed to the issuance of additional shares of common stock as additional consideration related to the rights of certain convertible debt holders in 2005.

Year Ended December 31, 2005 compared to Year Ended December 31, 2004

Revenues

Revenues for the year ended December 31, 2005 consisted primarily of a subscription based service delivering live and on-demand mobile entertainment services directly to consumers.  Our revenues increased by approximately $80,000 from $118,733 in 2004 to $197,257 in 2005. This increase is primarily attributable to our decision to change our focus to a subscription based model delivering mobile entertainment services direct-to-the-consumer.

Broadcast rights

Broadcast rights expenses for the year ended December 31, 2005, were approximately $2,002,000 (70%) as compared to $0 for the same period in 2004. This change is attributable to our decision to change our focus to a subscription based model delivering mobile entertainment services direct to the consumer. This amount reflects the costs, including amortization of $1,740,552 associated with acquiring the rights to deliver our mobile entertainment services.

Compensation and benefits

Our compensation and benefits expenses increased by approximately $722,000 for the year ended December 31, 2005, as compared to the same period in 2004. As our industry and Company continue to grow and develop, we are continuing to fill key positions that will enable us to leverage our future prospects and growth and relying less on the use of consultants for discrete projects.

Consulting and Professional fees

Our consulting fees decreased by approximately $616,000 (50%) for the year ended December 31, 2005, when compared to 2004. We experienced a decrease in consulting fees in 2005 primarily due to our ability during that period to fill key positions with full-time employees instead of continuing to utilize outside consultants.

Our professional fees increased approximately $1,232,000 for the year ended December 31, 2005, when compared to the same period in 2004. This increase is primarily attributable to additional professional fees incurred that were associated with our recent financing, the preparation of our registration statement related to the financing, costs associated with the arbitration with Mr. Richard Seifert and KC Adventures, Inc., and litigation associated with the contentious proxy solicitation.

Our consulting & professional fees combined increased by $616,000 for the year ended December 31, 2005 when compared to the same period in 2004.

Data Center

Our data center expenses consist primarily of those items related to the maintenance of certain facilities and equipment at a third-party data center. The increase in data center expenses of approximately $415,000 (116%) for the year ended December 31, 2005, when compared to 2004 is primarily due to an increase in the utilization of bandwidth and additional services provided by our third-party data center.

Depreciation and Amortization

Depreciation and amortization expense for the twelve months ended December 31, 2005, increased by approximately $231,000 (484%) when compared to the same period in 2004. This increase is primarily attributable to the deployment of additional equipment in the process of increasing the overall capacity and quality of our services.

Settlement Expense

Our settlement expense increased by approximately $5,541,000, primarily as a result of the settlement on January 30, 2006, of a dispute relating to an advisory agreement with one of the Company’s consultants and also for the accrual of other loss contingencies. As a result of the settlement and other accruals, the Company recorded a liability in the approximate amount of $5,541,000 as of December 31, 2005.

Stock-based Compensation

For the twelve months ended December 31, 2005, we recorded approximately $4,326,000 as compared to $3,119,000 in 2004 in non-cash, stock-based compensation expense related to the issuance of certain warrants as compensation paid to advisors.  The compensation expense has been determined using the Black-Scholes fair value method. The remainder of the non-cash, stock-based compensation is related to the amortization of the deferred portion of previous warrant grants.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist primarily of travel expenses related to the marketing of our product and services, lease payments related to the use of our corporate facilities, trade shows, and other general and administrative expenses. The increase in selling, general and administrative expenses in 2005 of approximately $1,449,000 when compared to 2004 is primarily due to costs associated with our participation in numerous trade shows and the extra costs attributable to our decision to develop a prominent presence in each of these events. Our focus is to create a presence in each of these events designed to extend and enhance the awareness of our brand, products and services to potential partners, distributors, and content owners. We have also incurred additional travel related and marketing costs associated with specialized consultants we have hired to assist us in this process.

Interest Expense

Interest expense for the twelve months ended December 31, 2005, was $916,020 as compared with $72,000 in 2004. Of this amount, $712,000 was attributable to the non-cash benefit conversion feature attributed to the issuance of warrants that were issued as additional consideration related to the convertible debt holders.

Liquidity and Capital Resources and Going Concern

We have incurred recurring losses and negative cash flows since inception. As of and for the nine months ended September 30, 2007, we had an accumulated deficit of $72,781,342, a consolidated net loss of $8,338,711 and consolidated net cash flows used in operations of $4,010,722. As a result, our operations are not an adequate source of cash to fund future operations and these matters raise substantial doubt about our ability to continue as a going concern. To fund our cash requirements, we have relied on private placements of equity and loans from stockholders and other related entities. Our ability to continue our operations is contingent upon obtaining additional financing and attaining profitable operations.

Cash flows generated from operating activities during the year ended December 31, 2006 were not sufficient to offset our operating expenditures. Based on information available regarding our proposed plans and assumptions relating to operations, we anticipate that the net proceeds from our financings in 2007, together with projected cash flow from operations, will not be sufficient to meet our cash requirements for working capital and capital expenditures beyond the fourth quarter of 2007. As a result, it will be necessary for us to secure additional financing to support our operations. There can be no assurance that we will be able to obtain such financing on acceptable terms, or at all. If adequate funds are not available or not available on acceptable terms, the Company will be unable to continue as a going concern.

On February 28, 2007, our Board of Directors determined that it would be advisable to retain a financial advisor to assist the Company in evaluating various strategic alternatives, including recapitalization, sale of stock, merger or asset disposition possibilities, all with the goal of maximizing stockholder value. On March 21, 2007, after reviewing several candidates, the Board of Directors of the Company unanimously approved the engagement of Daniels & Associates as the Company's exclusive investment banker, financial advisor, and consultant for these purposes.

On March 9, 2007, we commenced an Offer to Amend and Exchange certain of our outstanding warrants. The offer provided holders of certain warrants the opportunity to amend and exercise any or all of their warrants for a significantly reduced exercise price by either paying the exercise price in cash or by tendering a specified number of warrants for each share of common stock being purchased. The offer expired at 5:00 p.m., Eastern Time, on April 20, 2007. As of that time, approximately 80% of warrants subject to the offer had been tendered. Upon waiver by our Board of Directors of a specified closing condition that had not been met as of the time our offer expired, we accepted all warrants validly tendered pursuant to the terms of the offer on April 20, 2007. Through the offer, we generated approximately $738,000 in gross proceeds available for our use to fund our operations.

On July 20, 2007 the Company entered into five Bridge Loan Agreements in the amount of $100,000 each with Glenn Singer, Justin A. Stanley, David Oros, Michael Criden, and John E. Abdo for total proceeds of $500,000 and issued 8.25% promissory notes to all five Directors of the Company.  The loan is evidenced by an unsecured promissory note (the “Note”) which accrues interest at a rate of 8.25% per annum.  Interest and principal on the Note are due in full one hundred and twenty (120) days from the date of the Note.

On July 26, 2007, after the evaluation of the ongoing financial prospects of the Company, including the fact that it has been unable to secure further equity or debt financing, the Board of Directors of the Company determined to seek Chapter 11 bankruptcy protection for the Company. The Company engaged bankruptcy counsel and evaluated the alternatives available to it. The Company intends to file for bankruptcy protection as soon as practicable. The amounts borrowed under the bridge loans were to be available to fund the Company’s operating needs during the bankruptcy process.

On July 31, 2007, the Company filed with the SEC a Current Report on Form 8-K disclosing that, after an evaluation of the Company’s ongoing financial prospects, the Board of Directors of the Company determined not to file for Chapter 11 bankruptcy protection.

On August 23, 2007, three former Directors of the Company; Messrs. Abdo, Oros, and Stanley; forgave repayment of their loans to the Company totaling $300,000, as well as all accrued interest on the loans.  For the nine months ended September 30, 2007, the loans to Messrs. Singer and Criden, plus accrued interest, remained outstanding in the amount of $203,300.

Between August 31, 2007 and September 25, 2007, the Company entered into six Bridge Loan Agreements with Jerry Bratton, Ray Jones, Drew Arnold, Chris Carson, Joseph Fitzpatrick and KLC Ventures, Inc. (the “Lenders”) for total proceeds of $212,500 and issued 12% promissory notes to all six Lenders.  The loan was evidenced by a promissory note (the “Note”) which accrued interest at a rate of 12% per annum and Security Agreements between the Company and each of the Lenders (a “Security Agreement”) pursuant to which the Company granted to the Lenders a lien on substantially all of the Company’s assets (up to $282,625 in aggregate amount between the six Lenders) to secure the repayment of the Note.  As an inducement for the Lenders to make the Bridge Loans, the Company agreed in the Note to issue Warrants granting to the Lender the right to acquire an aggregate of 425,000 shares of the Company’s common stock at an exercise price of $0.10 per share (the “First Warrants”).  The First Warrants have a five (5) year term and have other normal and customary provisions, including anti-dilution provisions and registration rights with respect to the underlying shares of common stock.We have incurred recurring losses and negative cash flows since inception. As of and for the year ended December 31, 2006, we had an accumulated deficit of $64,442,632, a consolidated net loss of $24,488,876 and consolidated net cash flows used in operations of $11,077,782. As a result, our operations are not an adequate source of cash to fund future operations and these matters raise substantial doubt about our ability to continue as a going concern. To fund our cash requirements, we have relied on private placements of equity and loans from stockholders and other related entities. Although we closed on a $9.0 million equity financing on July 17, 2006, our ability to continue our operations is contingent upon obtaining additional financing and attaining profitable operations.

We did not generate cash flows from operating activities during 2007 sufficient to offset our operating expenditures. Based on the information currently available regarding our proposed plans and assumptions relating to operations, we anticipate that the net proceeds from our last financing in 2007, together with projected cash flow from operations, will not be sufficient to meet our cash requirements for working capital and capital expenditures beyond 2008. As a result, it will be necessary for us to secure additional financing to support our operations. There can be no assurance that we will be able to obtain such financing on acceptable terms, or at all. If adequate funds are not available or not available on acceptable terms, the Company will be unable to continue as a going concern. We currently have no firm commitments for any additional capital.

Contractual Obligations and Commercial Commitments

For the Years Ended December 31, 2007-2001

Contractual Obligations	Total	Less Than 1 Year	1-3 Years	3-5 Years	More than 5 Years

Operating lease obligations	$185,332	$185,332	$–	$–	$–
Capital lease obligations	194,344	33,255	75,589	85,500	–
Broadcast rights	3,434,576	2,454,725	943,386	36,465	–
	$3,814,252	$2,673,312	$1,018,975	$121,965	$–

Quantitative and Qualitative Discussions About Market Risk

We do not believe that inflation or foreign currency fluctuations significantly affected our financial position and results of operations as of and for the fiscal year ended December 31, 2006. In addition, we are not party to any material market risk sensitive instruments.

DIRECTORS AND EXECUTIVE OFFICERS

The following sets forth certain biographical information concerning our current directors and executive officers:

Name	Position	Age

William J. Loughman	Director, President, Chief Executive Officer and Chief Financial Officer	52

Richard Seifert	Director	57

Daniel McKelvey	Director, Member of the Compensation Committee, Member of the Nominating Committee	41

William Scigliano	Director, Member of the Audit Committee	47

Scott Hughes	Chief Technology Officer	38

Tony Novia	Sr. VP Content and Development	48

William J. Loughman, 52, joined the Company in March 2006 As Vice President of Finance and became Chief Financial Officer in August 2006.  In August 2007, he assumed the additional position as President and Chief Executive Officer.  Prior to joining the Company, he was with AirGate PCS as Vice President and Chief Financial Officer from July 2004 to March 2005.  From April 1998 to December 2003, he was with o2wireless Solutions where he held various positions including President and Chief Executive Officer, Chief Operating Officer and Chief Financial Officer.  Mr. Loughman also currently serves as a director of Peachtree Media Group, LLC. He previously served as a director of several telecommunications companies, including Omnitel Ltd. in Lithuania, Jordan Mobile Telephone Company in Jordan, St. Petersburg Telecom in Russia, and Pakistan Mobile Communications Ltd. in Pakistan.

Richard Seifert, 57, is a seasoned professional, having worked as an advisor and an executive for over 25 years, and in the internet technology field since 1992.  His focus has been primarily on the delivery of media content over the internet.  Approximately ten years ago, he was one of a small group of pioneers working on the delivery of rich media content to cellular telephones.  During this entire period he has made considerable contacts and gained significant insight into the wireless world, having worked in this area for as long as carriers have been trying to sell data usage.  Mr. Seifert worked with the Company as an advisor in strategic partnering, business planning, sales/marketing and early stage funding from February of 2003 through March of 2005

Daniel McKelvey, 41, is a co-founder and Managing Partner of Forté Partners, LLC.  Mr. McKelvey is also a member of the Board of Directors of Wherify Wireless and several private companies.  Mr. McKelvey is an active entrepreneur, co-founding Forté Capital LLC, a New York based public money management firm with over $550 million in assets under management.

William (Bill) Scigliano, 47, has many years of experience as a C-level executive and technology innovator.  Prior to joining Forté Partners, Mr. Scigliano was the Chairman of Wherify Wireless, Inc. a developer of assisted GPS location products and services embedded in cell phones.  Mr. Scigliano was formerly the CEO and Chairman of IQ Biometrix, Inc., a leading provider of facial identification technology and security.  In addition, Mr. Scigliano serves as a Director on the boards of Acies, Inc. and Critical Reach.

Scott Hughes, 38, Vice President of Engineering, joined the Company in March 2001 and is responsible for product design, scope, and development of our services, including the development of multiple new video and rich media communications services and supporting architecture. From 1996 to 2001, Mr. Hughes was Director of Network and Security Consulting Services at Redmond Technology Partners, a Seattle-based consulting group, whose clients included Microsoft, Infospace, VoiceStream and Western Wireless. Mr. Hughes has held various management and technology positions with Comnet Cellular/Verizon, BellSouth and Turner Entertainment Group’s Worldwide Information Technology Services.

Tony Novia, 48, joined the Company as of June 2006 as Senior Vice President — Content & Distribution. Prior to joining SmartVideo, Mr. Novia served as the International Vice President at Universal Motown Records Group from 2003. Mr. Novia was the Senior Vice President at Radio & Records from 1993 to 2003.

Key Employees

Ronald A. Warren joined SmartVideo in December 2003 as Vice President of Investor Relations and Corporate Communications and was elected as Secretary of the Corporation in September 2004. Mr. Warren is a senior level communications professional with a broad background in financial, technical and regulatory issues. His experience includes communications for high growth publicly held companies, national and multicultural audiences. He is a published author of “How to Create a Successful Annual Report” and a frequent guest speaker at national and local industry events. Prior to joining SmartVideo, from 2002 to 2003, Mr. Warren was Director of Investor Relations and Corporate Communications at Beazer Homes USA, Inc. From 1994 to 2002, Mr. Warren was Director of Investor Relations, Corporate Communications and Assistant Secretary of Theragenics Corporation. Mr. Warren is an active member of the National Investor Relations Institute (NIRI) and served as the Atlanta Chapter President from 2002 to 2003.

 Our Board

Our Board consists of four directors. The Board has determined that two of the Directors qualify as “independent” as defined by applicable NASDAQ and SEC rules. In making this determination, the Board has concluded that none of these members has a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Board Committees

The Board currently has, and appoints members to, three standing committees: the Audit Committee, the Compensation Committee and the Nominating Committee. Each member of these committees is independent as defined by applicable NASDAQ and SEC rules. The current members of the committees are identified below:

Director	Audit	Compensation	Nominating

William Scigliano	X
Daniel McKelvey		X	X
William J. Loughman
Richard Seifert

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Objectives of Compensation Program

This section discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions.  It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers and places in perspective the data presented in the tables and narrative that follow.

Our compensation program for executive officers is designed to attract, as needed, individuals with the skills necessary for us to achieve our business plan, to motivate those individuals, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above the levels that we expect.  It is also designed to reinforce a sense of ownership, urgency and overall entrepreneurial spirit and to link rewards to measurable corporate and individual performance.

Elements of Compensation

There are three main components to our compensation package: base salaries, annual cash bonuses, and stock based compensation.  A fourth, less significant component is other benefits and perquisites.  Our compensation program is designed to be competitive with other employment opportunities and to align the interests of all employees, including our executive officers, with the long-term interests of our stockholders.

We fix executive officer base compensation at a level we believe enables us to hire and retain individuals in a competitive environment and to reward satisfactory individual performance and a satisfactory level of contribution to our overall business goals.  We also take into account the base compensation that is payable by companies that we believe to be our competitors and by other private and public companies with which we believe we generally compete for executives.  We have accessed a number of executive compensation surveys and other databases and review them when making crucial executive officer hiring decisions and annually when we review executive compensation.  We designed our executive cash bonuses to focus our executives on achieving key corporate financial objectives, to motivate certain desired individual behaviors and to reward substantial achievement of these company financial objectives and individual goals.  We utilize these cash bonuses to reward performance achievements with a time horizon of one year or less, and we utilize salary as the base amount necessary to match our competitors for executive talent.  We utilize stock options and restricted stock to reward long-term performance, with excellent corporate performance and extended officer tenure producing potentially significant value for the officer.

We view these components of compensation as related but distinct. Although our compensation committee does review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components.  We determine the appropriate level for each compensation component based in part, but not exclusively, on the analysis of the compensation committee and the Board of Directors consistent with our recruiting and retention goals, our view of internal equity and consistency, and other considerations we deem relevant, such as rewarding extraordinary performance.  Prior to the Registration Statement on Form S-1, in which this Compensation Discussion and Analysis is included, uVuMobile has previously engaged compensation consultants to assist with this analysis, but currently we are not utilizing such consultants.

We believe that, as is common in the technology sector, stock option awards and restricted stock are the primary compensation-related motivators in attracting and retaining executives and that salary and bonus levels are secondary considerations.  Except as described below, our compensation committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.  However, our compensation committee’s philosophy is to make a greater percentage of an employee’s compensation performance-based as he or she becomes more senior and to keep cash compensation to the minimum competitive level while providing the opportunity to be well rewarded through equity if the company performs well over time.

Our compensation committee’s current intent is to perform at least annually a strategic review of our executive officers’ compensation levels to determine whether they provide adequate incentives and motivation to our executive officers and whether they adequately compensate our executive officers relative to comparable officers in other companies with which we compete for executives.  These companies may or may not be public companies, but typically are within the cable, telecommunications and media industries, which we believe face similar issues to us.  Our compensation committee’s most recent review occurred in the first quarter of 2007.  Compensation committee meetings typically have included, for all or a portion of each meeting, not only the committee members, but also our chief executive officer.  For compensation decisions, including decisions regarding the grant of equity compensation, relating to executive officers, our compensation committee typically considers recommendations from the chief executive officer as one factor in its analysis.

Since January 1, 2006, we account for equity compensation paid to our employees under the rules of SFAS No. 123R, which requires us to estimate and record an expense over the service period of the award.  Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.  Unless and until we achieve sustained profitability, the availability to us of a tax deduction for compensation expense will not be material to our financial position.  We structure cash bonus compensation so that it is taxable to our executives at the time it becomes available to them.  We currently intend that all cash compensation paid will be tax deductible for us.  However, with respect to equity compensation awards, while any gain recognized by employees from nonqualified options should be deductible, to the extent that an option constitutes an incentive stock option gain recognized by the optionee will not be deductible if there is no disqualifying disposition by the optionee.  In addition, if we grant restricted stock or restricted stock unit awards that are not subject to performance vesting, they may not be fully deductible by us at the time the award is otherwise taxable to the employee.

Factors unique to 2007

We had two separate chief executive officers during 2007.  On August 31, 2007, our then Chief Executive Officer, David Ross, resigned from that position at uVuMobile.  Mr. Ross was not paid any severance amounts pursuant to his employment agreement with uVuMobile.  Our Board of Directors performed a search for a candidate with experience in our areas of business.  As a result of the search, the Board of Directors of uVuMobile hired William Loughman as our new Chief Executive Officer effective August 23, 2007.

Base Salaries

We provide our executive officers with a level of cash compensation that facilitates an appropriate lifestyle and provides a reasonable minimum compensation.  We make this determination based on a variety of factors including professional accomplishments, level of education, past experience and scope of responsibilities. The actual amount of base salary paid to each executive officer is set forth in the “Summary Compensation Table” included later in this Registration Statement on Form S-1.

The salary level for Mr. Ross as Chief Executive Officer was set at a rate of $275,000 per year beginning in August 2006 and remained at that level until his resignation.  When Mr. Loughman joined uVuMobile in August 2007, his annualized salary was set at the rate of $180,000.  The salary level for Mr. Hughes, our Chief Technology Officer, was set at a rate of $180,000 per year beginning in August 2007.  The salary level for Mr. Novia, our Senior Vice-President of Content, was set at a rate of $162,000 per year beginning in August 2007.  The base salary amounts for all three executive officers, Mr. Loughman, Mr. Hughes and Mr. Novia remain at their 2007 levels.

Bonuses

We currently have no established cash bonus or non-equity incentive plan.  As set forth in their respective employment agreements with uVuMobile, Mr. Loughman, Mr. Hughes and Mr. Novia are each eligible for cash bonuses upon the achievement of goals set by the Board of Directors.  No bonuses have ever been paid to any of the above referenced executive officers under this provision of their employment agreements since uVuMobile has not achieved the goals set by the Board of Directors for the granting of these bonuses.  The compensation committee felt that these bonuses should be based on our executive officers’ success as a team, as well as individually.  No goals for the possible achievement of cash bonuses by Mr. Loughman, Mr. Hughes and Mr. Novia have been set for the 2008 fiscal year.  The compensation committee of the Board of Directors also has the power to award discretionary cash bonuses to each of Mr. Loughman, Mr. Hughes, and Mr. Novia; however, no such bonuses have ever been granted.

Stock Based Compensation

All of our employees participate in our stock based compensation plans and receive awards of non-qualified stock options or restricted stock.  We use non-qualified options because of the favorable tax treatment to us and the near universal expectation by employees in our industry that they will receive stock options.  The overwhelming majority of these awards are time-based options which vest over a period of two years while the employees are in the employ of uVuMobile.  Our current executive officers have received stock options and restricted stock as part of their compensation.  The value of the shares subject to option grants and grants of restricted stock to executive officers are reflected in the “Summary Compensation Table” table below and further information about these grants is reflected in the “uVuMobile Grants of Plan-Based Awards Table” below.

We do not have any program, plan or obligation that requires us to grant equity compensation on specified dates.  We have not made equity grants in connection with the release or withholding of material non-public information.  It is possible that we will establish programs or policies of this sort in the future. Authority to make equity grants to executive officers rests with our compensation committee; however, as noted above, our compensation committee does consider the recommendations of our chief executive officer.

In general, our philosophy is to set common goals for all executive officers for all performance-based option grants and grants of restricted stock.  We expect that in normal circumstances, future option grants and grants of restricted stock that are performance based will be based on common goals for all executive officers.

At the present time, we have no formal policy related to stock ownership for executive officers, and in establishing grant levels, we generally do not consider the equity ownership levels of the executive officers or the existence of fully vested prior awards.

Timing of Option Grants

We do not have a formal written policy related to the timing of option grants or grants of restricted stock; however we do have certain time periods when options are normally granted.  At the present time, we do not have many analysts that follow our common stock and the release of our quarterly financial reports normally has little or no impact on the price of our common stock.  There are two normal situations where options are granted.  The first is when a new employee, including an executive officer, is hired.  If a new employee receives options as part of starting employment, those options are granted either at, or shortly after, the employment start date.  All options to employees that have been granted to date, including those to the executive officers, are time-based awards.

For executive officers, the compensation committee also meets annually to establish compensation levels, including salary, bonus, options and restricted stock, for the year.  This meeting normally occurs in the first quarter of each year.  In 2008, the compensation committee is expected to complete this activity in February.

All option grants for all employees are approved by the compensation committee of the Board of Directors. The compensation committee does not delegate any of its powers for granting options to others.

Other Benefits and Perquisites

Since we have not yet reached profitability, we take a relatively minimal approach to benefits for all employees, including our executive officers.  There are no benefit plans available to our executive officers that are not available to all employees.  These benefits include health and dental insurance, group term life insurance, disability insurance and our 401(k) plan.  Historically, our 401(k) is funded entirely by employee elective deferrals.  There are no special benefits or perquisites provided to any executive officer. We have no company funded retirement plans or deferred compensation plans.  We also do not provide any of the perquisites common at larger companies.

Severance and Change of Control Provisions

Each of our current executive officers, Mr. Loughman, Mr. Hughes and Mr. Novia, currently have a employment agreement with uVuMobile, and Mr. Ross, our former Chief Executive Officer, had an employment agreement which contain certain provisions for the acceleration of option grants and grants of restricted stock and severance payments if their employment is terminated without cause or under other circumstances.

Mr. Ross resigned as the company’s Chief Executive Officer effective August 31, 2007, but he did not receive any severance payments or the acceleration of any stock options or restricted stock.

Compensation Approval Process

The compensation committee of our Board of Directors approves all compensation and awards to all executive officers.  Regarding most compensation matters, including executive compensation, the chief executive officer provides recommendations to the compensation committee.  However, the compensation committee does not delegate any of its functions to others in setting compensation.  To this point, we have made formal use of compensation consultants in the past in determining executive compensation levels for any of our executive officers, but we do not currently have any such consultants engaged.  We do, however, intend to undergo a thorough review of our executive compensation practices in 2008 to insure that our current compensation practices are reasonable and appropriate for our circumstances.  We anticipate that this review will include benchmarking against other companies.  This review may or may not include an independent analysis by compensation consultants.

As previously discussed, we hired a new Chief Executive Officer during 2007.  In the case of Mr. Loughman, we did not use a search firm.  In the course of that search, the compensation committee discussed the compensation of Mr. Ross, our exiting Chief Executive Officer, as well as a range of possible compensation for a new Chief Executive Officer.  The compensation committee feels that the compensation of Mr. Loughman as Chief Executive Officer falls within the reasonable range.  We did not do a specific analysis, nor did we receive any written report or specific recommendations as to the compensation for Mr. Loughman as Chief Executive Officer.  We believed that our proposal for Mr. Loughman’s compensation was reasonable, and Mr. Loughman accepted the proposal.

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis to be included in the Company’s 2007 Annual Report on Form 10-K for the fiscal year ended December 31, 2007, to be filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.  Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2007.

Compensation Committee:

/s/ Daniel McKelvey
Daniel McKelvey

SUMMARY COMPENSATION TABLE

Name / Position	Year	Salary	Option Awards	All other Compensation		Total
David Ross CEO (a)	2007	$171,874.95	$385,820.21	$	N/A	$557,695.16
William J. Loughman CEO, CFO (b)	2007	$215,684.00	$22,647.51	$	N/A	$238,331.51
Scott Hughes CTO (c )	2007	$170,000.39	$48,861.80		$25,000.00	$243,862.19
Tony Novia SVP (d)	2007	$161,709.05	$217,262.21		$25,000.00	$403,971.26

(a)	Mr. Ross resigned as CEO on August 31, 2007.

(b)
Mr. Loughman was named CEO and President on August 23, 2007.  In November of 2007, Mr. Loughman's base salary became $180,000 in an effort to contain payroll costs.  In addition, Mr. Loughman was granted a total of 1,350,000 stock options in 2007.  The exercise price of all options is based on the closing price on the dates of grant.

(c)
Mr. Hughes' August 2006 Employment Agreement was terminated in August 2007.  However, upon signing a new agreement in November 2007, Mr. Hughes' salary became $180,000 and he received a lump-sum payment of $25,000 upon signing a Settlement Agreement for his terminated 2006 Employment Agreement.  In addition, Mr. Hughes was granted a total of 1,100,000 stock options.  The exercise price of all options is based on the closing price on the date of the grant.

(d)
Mr. Novia's June 2006 Employment Agreement was terminated in August 2007.  Upon signing a new Employment Agreement, Mr. Novia receives a base salary of $162,000.  He also received a lump-sum payment of $25,000 as stated in a Settlement Agreement regarding his June 2006 Employment Agreement.  In addition, Mr. Novia was granted a total of 600,000 stock options in 2007.  The exercise price of all options is based on the closing price on the date of the grant.

uVuMobile Grants of Plan-Based Awards Table

		All Other Option Awards:
Name	Grant Date	Number of Securities Underlying Options	Exercise of Base Priceof Option Awards	Grant Date Fair Value of Stock and Options Awards
David Ross
CEO (a)	4/27/2007	200,000	$0.30	$43,000.01
William Loughman	4/27/2007	100,000	$0.30	$21,500.00
CEO, CFO (b)	9/12/2007	250,000	$0.15	$30,825.00
	11/2/2007	1,000,000	$0.13	$114,900.00
Scott Hughes	4/27/2007	100,000	$0.30	$21,500.00
CTO (c)	11/2/2007	1,000,000	$0.13	$114,900.00
Tony Novia	4/27/2007	100,000	$0.30	$21,500.00
SVP - Content (d)	11/2/2007	500,000	$0.13	$57,450.00

(a)
Mr. Ross received 200,000 options were granted under the Executive Stock Option Incentive Plan. The exercise price of these options is $0.30 and is based on the closing price on the date of grant. These options vest quarterly over a two-year period from the date of grant.  Mr. Ross resigned as CEO on August 31, 2007.

(b)
Mr. Loughman received 350,000 options under the Executive Stock Option Incentive Plan. The exercise price of these options range between $0.15 and $0.30 based on the closing price on the date of grant. These options vest quarterly over a two-year period from the date of grant.  In addition, Mr. Loughman received 1,000,000 options granted under a Settlement Agreement and General Release.  The exercise price of these options is $0.13 and is based on the closing price on the date of the grant.  These options vest quarterly over a two-year period from the date of grant.

(c)
Mr. Hughes received 100,000 options under the Executive Stock Option Incentive Plan. The exercise price of these options is $0.30 based on the closing price on the date of grant. These options vest quarterly over a two-year period from the date of grant.  In addition, Mr. Hughes received 1,000,000 options granted under a Settlement Agreement and General Release.  The exercise price of these options is $0.13 and is based on the closing price on the date of the grant.  500,000 of these options vest immediately and the remaining 500,000 shall vest quarterly over a one-year period from the date of grant.

(d)
Mr. Novia was granted 100,000 options under the Executive Stock Option Incentive Plan. The exercise price of these options is $0.30 and is based on the closing price on the date of grant. These options also vest quarterly over a two-year period from the date of grant.  In addition, Mr. Novia received 500,000 options granted under a Settlement Agreement and General Release.  The exercise price of  these options is $0.13 and is based on the closing price on the date of the grant.  These options vest quarterly over a two-year period from the date of grant.

EMPLOYMENT AGREEMENTS

William Loughman

Pursuant to the Company’s employment agreement with Mr. Loughman, the Company pays him a salary of $180,000 annually.  In addition, the Company has granted Mr. Loughman options to purchase 1,455,000 shares of the Company's common stock at exercise prices ranging from $1.95 to $0.13 per share. The options vest at varying rates and expire 10 years from the date of grant.

Scott Hughes

Pursuant to the Company's employment agreement with Mr. Hughes, the Company pays him a salary of $180,000 annually.  In addition, the Company has granted Mr. Hughes options to purchase 2,730,000 shares of he Company’s common stock at exercise prices ranging from $1.55 to $0.13.  The options vest at varying rates and expire 10 years from the date of grant.

Tony Novia

Pursuant to the Company's employment agreement with Mr. Novia, the Company pays him a salary of $162,000 annually.  In addition, the Company has granted Mr. Hughes options to purchase 1,000,000 shares of he Company’s common stock at exercise prices ranging from $1.48 to $0.13.  The options vest at varying rates and expire 10 years from the date of grant.

OUTSTANDING EQUITY AWARDS VALUE AT FISCAL YEAR-END TABLE

The following table gives information regarding all unexercised options previously awarded to the Executive Officers named above for fiscal year ended December 31, 2007. The number of options held at December 31, 2007 includes options granted under the 2004 Stock Option Plan and the 2005 Stock Option Plan.

uVuMobile Outstanding Equity Awards at Fiscal Year-End

Option Awards

Name	Number of Securities Underlying Unexorcised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
David Ross	50,000	150,000	$0.30	4/27/2017
CEO (a)
William J. Loughman	25,000	75,000	$0.30	4/27/2017
CEO, CFO (b)	62,500	187,500	$0.15	9/12/2017
	-	1,000,000	$0.13	11/2/2017
Scott Hughes	25,000	75,000	$0.30	4/27/2017
CTO (c)	500,000	500,000	$0.13	11/2/2017
Tony Novia	25,000	75,000	$0.30	4/27/2017
SVP - Content (d)	-	500,000	$0.13	11/2/2017

(a)
Mr. Ross received 200,000 options with an exercise price of $0.30 under the Executive Incentive Bonus Plan.  The exercise price is based on the closing price.  The Options vest quarterly over 2 years from the date of grant.  Mr. Ross resigned as CEO on August 31, 2007.

(b)
Mr. Loughman received 100,000 on April 27, 2007 under the Executive Incentive Bonus Plan.  The options vest quarterly over two years from the date of grant and the exercise price of $0.15 is based on the closing price.  Mr. Loughman also received 250,000 options on Sept. 12, 2007 upon his appointment to the Board of Directors. The options vest over one year from the date of grant and the exercise price is based on the closing price.  On November 2, 2007 Mr. Loughman received 1,000,000 options. The options vest over two years from the date of grant and have an exercise price of $0.13 which is based on the closing price.

(c)
Mr. Hughes received 100,000 in April 2007 under the Executive Incentive Bonus Plan.  The exercise price of $0.30 is based on the closing price on date of grant.  On November 2, 2007, Mr. Hughes received 1,000,000 options.  The options vest as follows:  500,000 vest immediately upon signing the Settlement Agreement and General Release and the remaining 500,000 vest over a 12 month period from the date of grant.  The exercise price of $0.13 is based on the closing price on the date of grant.

(d)
Mr. Novia received 100,000 under the Executive Bonus Plan.  The exercise price of $0.30 is based upon the closing price on the date of the grant. Mr. Novia also received an additional 500,000 options with an exercise price of $0.13 on November 2, 2007. The options vest quarterly over two years from the date of grant and the exercise price is based on the closing price on the date of the grant.

OPTION EXERCISES AND STOCK VESTED TABLE

No options were exercised by the President and Chief Executive Officer or any other Executive Officer listed herein in fiscal year ended December 31, 2007.

NON-QUALIFIED DEFERRED COMPENSATION

At this time the Company does not have a non-qualified deferred compensation plan.

SEVERANCE BENEFITS

The Company believes that it should provide reasonable severance benefits to executives under appropriate circumstances. In that regard, certain Company executives have severance benefits, the terms of which are set forth in their employment contracts negotiated and agreed upon between the executives and the Company. The Company views the severance benefits as a valuable retention tool and believes the terms of all such severance benefits reflect the value of the executive’s services to the Company.

In general, the employment contracts provide that the severance benefits for termination by the Company without Cause (in general “Cause” is defined as conviction of a crime, stealing from the Company, violation of the Non-Compete/Non-Disclosure agreement, failure to perform job duties as directed by the board, or gross negligence) or by the employee with Good Reason (in general “Good Reason” is defined as a required relocation, position change, change in responsibilities or decrease in compensation) are to be paid including earned but unpaid salary and expenses, continued provision of benefits during the severance period, and a pro rated bonus payment. As is described in more detail under “Key Employees” and “Employment Agreements” above, certain of the employment contracts also require the Company to pay the employee’s salary past the date he or she is terminated by the Company without Cause or by the employee for Good Reason. In addition, unvested stock options will vest immediately if he or she is terminated by the Company without Cause or by the employee for Good Reason.

Further, in general, the employment contracts provide that the executive will not receive any severance benefits if the individual is terminated by the Company for Cause as defined above or if the executive terminates his or her employment without Good Reason (as defined above). Rather, the executive would generally only be entitled to earned but unpaid salary and expenses, and vested stock options.

Severance Benefits Table

Name	Lump Sum Payment	Insurance Benefits Paid
William Loughman	$59,400	N/A
CEO, CFO (a)
Scott Hughes	$59,400	N/A
CTO (b)
Tony Novia	$53,460	$6,388
SVP - Content (c)

(a)	Mr. Loughman signed a new Employment Agreement in November 2007. Under the terms of the Agreement, if the Agreement is terminated within the 1st year by the Company, Mr. Loughman receives a lump sum payment equal to 33% of his annual salary.

(b)
Mr. Hughes signed a new Employment Agreement in November 2007.  Under the terms of the Agreement, if the Agreement is terminated within the 1st year by the Company, Mr. Loughman receives a lump sum payment equal to 33% of his annual salary.

(c)
Mr. Novia signed a new Employment Agreement in November 2007.  Under the terms of the Agreement, if the Agreement is terminated within the 1st year by the Company, Mr. Loughman receives a lump sum payment equal to 33% of his annual salary.  In addition, Mr. Novia receives health and dental benefits paid four months after the termination date.

Change in Control

In the event of a Change in Control (as defined in each employment contract) any unvested stock options will immediately vest. Per some employment contracts, certain executives will also receive base salary for a stated period of time (generally one year or less).

DIRECTOR COMPENSATION TABLE

The following table provides the compensation information for the one-year period ended December 31, 2007 for each member of our Board of Directors.

Name	Fees Earned of Paid in Cash[1]	Option Awards[2]	Total
William J. Loughman Director (a)	$-	$-	$-
Daniel McKelvey Director (b)	$500	$-	$500
William J. Scigliano Director (c )	$500	$-	$500
Richard Seifert Director (d)	$6,000	$-	$6,000

(1)	Board Members receive $1500 for attendance at face-to-face Board Meetings and $500 for Telephonic Board Meetings.
(2)
In addition to an initial grant of 250,000 options upon becoming a Board Member, each member is granted 25,000 stock options per committee they are members of and 10,000 stock options per committee chair they hold.

(a)	Mr. Loughman received no cash payments as a director of the Company.
(b)
Mr. McKelvey joined the Board in December 2007 and receives cash payments based on Board Meeting attendance.  He also received a grant of 250,000 stock options for becoming a member of the Board and 50,000 stock options for his membership on the Compensation and Nominating Committees.  All stock options vest quarterly over one year from the date of grant and the exercise price is based on the closing price on the date of the grant.

(c)
Mr. Scigliano joined the Board in December 2007 and receives cash payments based on Board Meeting attendance.  He received a grant of 250,000 stock options for becoming a member of the Board and 25,000 stock options for membership on the Audit Committee.  All stock options vest quarterly over one year from the date of grant and the exercise price is based on the closing price on the date of the grant.

(d)
Mr. Seifert joined the Board in August 2007 and receives cash payments based on Board Meeting attendance.  he received 250,000 stock options for joining the Board of Directors.  The options vest quarterly over one year from the date of grant and the exercise price is based on the closing price on the date of the grant.

Compensation Committee Interlocks and Insider Participation

No member of our Board’s Compensation Committee has served as one of our officers or employees at any time. None of our Executive Officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of our Board’s Compensation Committee.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of January 22, 2008, certain information known to the Company with respect to the beneficial ownership of its Capital Stock, by (i) each person known by the Company to be the beneficial owner of more than 5% of the Company's outstanding Capital Stock, (ii) each executive officer named in the summary compensation table included elsewhere in this prospectus and director of the Company, and (iii) all directors and executive officers as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Capital Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to their shares.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percentage Shares Beneficially Owned
Forte Partners LLC (2) (9)	20,052,223	24.4%
Michael Criden (3)	4,976,978	6.8%
Glenn Singer (4)	5,775,313	7.8%
William J. Loughman (5)	1,658,438	2.3%
Scott Hughes (6)	2,281,250	3.1%
Tony Novia (7)	425,000	*
Richard Seifert (8)	300,000	*
Daniel McKelvey (9) (2)	75,000	*
William Scigliano (10)	68,750	*
All directors and executive officers as a group (6 persons)	4,922,813	6.9%

*	Less than 1%.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC. Shares of Common Stock (a) subject to options or warrants currently exercisable or exercisable within 60 days of January 22, 2008 or (b) into which shares of the Company’s Series A-1 Preferred Stock, Series B Preferred Stock and 8% Convertible Debentures are convertible within 60 days of January 22, 2008, are deemed outstanding for computing the percentage ownership of the stockholder holding the options, warrants, Series A-1 Preferred Stock, Series B Preferred Stock or 8% Convertible Debentures, as applicable, but are not deemed outstanding for computing the percentage ownership of any other stockholder.  Unless otherwise indicated in the footnotes to this table, we believe that stockholders named in the table have sole voting and sole investment power with respect to the shares set forth opposite such stockholder’s name. Unless otherwise indicated, the officers, directors and stockholders can be reached at our principal offices. As of January 22, 2008, the Company had 67,645,299 shares of Common Stock outstanding, 133,333 shares of Series A-1 Preferred Stock and 4,017,188 shares of Series B Preferred Stock currently convertible into one share of Common Stock each, respectively.

(2)
Represents 9,375,000 shares of Common Stock into which Forté’s 8% Convertible Debentures are convertible; a warrant to purchase an aggregate of 7,500,000 shares of Common Stock at an exercise price of $0.15, per share; and a warrant to purchase 3,177,223 shares of Common Stock at an exercise price of $0.064, per share.  Mr. McKelvey is a principal with Forte Partners LLC.

(3)
Represents 1,441,666 shares of Common Stock, 1,614,062 shares of Common Stock into which Mr. Criden’s shares of Series B Preferred Stock are convertible, a warrant to purchase an aggregate of 1,291,250 shares of Common Stock at an exercise price of $0.15 per share, and options to purchase 630,000 shares of Common Stock at exercise prices ranging from $0.13 to $1.91 per share; of which options to purchase 630,000 shares are exercisable within 60 days of January 22, 2008.

(4)
Represents 2,120,000 shares of Common Stock, 15,000 shares of Common Stock held in a custodial account for his children, 1,614,063 shares of Common Stock into which Mr. Singer’s shares of the Series B Preferred Stock are convertible, a warrant to purchase an aggregate of 1,291,250 shares of Common Stock at exercise price of $0.15 per share, and options to purchase 735,000 shares of Common Stock at exercise prices ranging from $0.13 per share to $1.91 per share; of which options to purchase 735,000 shares are exercisable within 60 days of January 22, 2008. The warrants were issued in the name of GHS Holdings Limited Partnership, a company that Mr. Singer controls.

(5)
Represents 80,000 shares of Common Stock held by Mr. Loughman, 664,063 shares of Common Stock into which Mr. Loughman’s shares of Series B Preferred Stock are convertible, warrants to purchase an aggregate of 531,250 shares of Common Stock at an exercise price of $0.15 per share, and options to purchase 1,455,000 shares of Common Stock at exercise prices ranging from $0.14 per share to $1.95 per share; of which options to purchase 383,125 shares of Common Stock are exercisable within 60 days of January 22, 2008.

(6)
Represents options to purchase 2,730,000 shares of Common Stock at exercise prices ranging from $0.13 per share to $1.55 per share; 2,281,250 of which are exercisable within 60 days of January 22, 2008.

(7)	Represents options to purchase 1,000,000 shares of Common Stock at exercise prices ranging from $0.13 per share to $1.48, 425,000 of which are exercisable within 60 days of January 22, 2008.

(8)
Represents 175,700 shares of Common Stock registered in his wife’s name and options to purchase 250,000 shares of Common Stock at an exercise price of $0.14, 125,000 of which are exercisable within 60 days of January 22, 2008.

(9)
Represents options to purchase 300,000 shares of Common Stock at an exercise price of $0.09, 75,000 of which are exercisable within 60 days of January 22, 2008. Mr. McKelvey is a principal with Forte Partners LLC.

(10)	Represents options to purchase 275,000 shares of Common Stock at an exercise price of $0.09, 68,750 of which are exercisable within 60 days of January 22, 2008.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Trading History

Our common stock has been listed for trading on the National Association of Securities Dealers, Inc. Over-the-Counter Bulletin Board, or the OTC Bulletin Board, under the symbol “UVUM.OB” since June 4, 2007. The following is a summary of the high and low closing prices of our common stock on the OTC Bulletin Board during the periods presented. Such prices represent inter-dealer prices, without retail mark-up, mark down or commissions, and may not necessarily represent actual transactions. Trading in our common stock has not been extensive and such trades should not be characterized as constituting an active trading market.

	Closing Sale Price
	High	Low

First Quarter 2008 (through January 22, 2008)	$0.09	$0.08

Year Ending December 31, 2007
First Quarter	$1.14	$0.28
Second Quarter	$0.34	$0.13
Third Quarter	$0.41	$0.04
Fourth Quarter	$0.15	$0.07

Year Ending December 31, 2006
First Quarter	$5.80	$1.80
Second Quarter	$2.40	$0.93
Third Quarter	$1.62	$0.94
Fourth Quarter	$1.35	$0.81

On January 18, 2008, the closing sales price for the common stock was $0.08, as reported on the website of the Over-the-Counter Bulletin Board. As of January 22, 2008, there were approximately 228 stockholders of record of the common stock (not including the number of persons or entities holding stock in nominee or street name through various brokerage firms) and 4 holders of record of the Preferred Stock.

Dividends

Since inception, we have not declared or paid any dividend on our common stock. We do not anticipate that any dividends will be declared or paid in the future on our common stock. The rights of holders of our Common Stock to receive dividends are subject to certain preferential rights of holders of our Preferred Stock to receive dividends.

Equity Compensation Plan Information

The following table provides information, as of January 18, 2008, with respect to options outstanding and available under the 2004 and 2005 Stock Incentive Plans, which are our only equity compensation plans other than an employee benefit plan meeting the qualification requirements of Section 401(a) of the Internal Revenue Code:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	No. of Securities Remaining Available for Future Issuance Under Equity Compensating Plans (excluding securities reflected in Column a)
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	9,030,000	$1.80	5,970,000
Equity Compensation plans not approved by security holders	-	N/A	-
Total	9,030,000	$1.80	5,970,000

DESCRIPTION OF CAPITAL STOCK

The following description of our securities and provisions of our Certificate of Incorporation and Bylaws is only a summary. You should also refer to the copies of our certificate and bylaws, copies of which have been incorporated by reference as exhibits to the registration statement, of which this prospectus forms a part. The following discussion is qualified in its entirety by reference to such exhibits.

Our authorized capital stock currently consists of 150,000,000 shares of common stock, par value $0.001, and 50,000,000 shares of preferred stock, par value $0.001. The Company has submitted a proxy statement to its stockholders in which the Board of Directors recommended that the stockholders increase the authorized number of shares of common stock to 300,000,000 shares.

Common Stock

Our Board of Directors is authorized to issue up to 150,000,000 shares of common stock, par value $0.001. As of January 22, 2008, 67,645,299 shares of common stock were deemed outstanding and held of record by 228 stockholders (not including the number of persons or entities holding stock in nominee or street name through various brokerage firms).

Holders of common stock do not have cumulative voting rights. Holders of common stock, on the basis of one vote per share, have the right to vote for the election of the members of the board of directors and the right to vote on all other matters, except those matters on which a separate class of stockholders vote by class to the exclusion of the shares of common stock. Holders of common stock do not have any preemptive, subscription or conversion rights.

Holders of common stock are entitled to receive dividends declared by the board of directors out of legally available funds, subject to the rights of preferred stockholders. Since our inception, we have not declared or paid any cash dividends on our common stock. We presently intend to retain future earnings, if any, for use in the operation and expansion of our business. We do not anticipate paying cash dividends in the foreseeable future. See “Dividends.” In the event of our liquidation, dissolution or winding up, common stockholders are entitled to share ratably in all assets legally available for distribution after payment of all debts and other liabilities, subject to the prior rights of any holders of outstanding shares of preferred stock, if any.

Preferred Stock

Our Board of Directors is authorized to issue up to 50,000,000 shares of preferred stock in one or more series without further stockholder approval. The Board has discretion to determine the rights, preferences, privileges and restrictions of, including, without limitation, voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of, and to fix the number of shares of, each series of our preferred stock. Accordingly, our Board of Directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest.

Series A-1 Convertible Preferred Stock

As of January 22, 2008, 133,333 shares of the Series A-1 Convertible Preferred Stock were deemed outstanding and held of record by 1 stockholder.

Series B Convertible Preferred Stock

Our Board of Directors has authorized the issuance of 4,017,188 shares of Series B Convertible Preferred Stock, par value $0.001 per share (the “Preferred Stock ” ). As of January 22, 2008, 4,017,188 shares of the Series B Convertible Preferred Stock were deemed outstanding and held of record by 4 stockholders

Voting

Each holder of the Preferred Stock is entitled to the number of votes equal to the number of whole shares of common stock into which the shares of the Preferred Stock held by such holder is then convertible (as adjusted from time to time pursuant to the Certificate of Designation) with respect to any and all matters presented to the stockholders for their action or consideration. Except as provided by law, holders of the Preferred Stock vote together with the holders of common stock as a single class.

Dividends

The holders of the Preferred Stock share dividends ratably with the holders of the common stock in proportion to the number of shares of the Preferred Stock and common stock held by each such holder.

Liquidation

In the event of liquidation, dissolution or winding up of the Company, the holders of the Preferred Stock then outstanding will be entitled to be paid an amount equal to $0.064 per share (subject to adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares pursuant to the Certificate of Designation), plus any dividends declared but unpaid thereon before any payment is made to the holders of common stock or any other class or series of stock ranking on liquidation junior to the Series A Class. After the holders of the Preferred Stock have been paid in full, the remaining net assets of the Company will be distributed ratably among the holders of the Preferred Stock and common stock (with each share of the Preferred Stock being deemed to be equal to the number of shares of common stock into which such share is convertible immediately prior to the close of business on the business day fixed for such distribution). Any merger or consolidation in which the Company is a party (except any merger or consolidation in which the holders of capital stock of the Company immediately prior thereto continue to hold immediately following the transaction at least 51% by voting power of the capital stock of the surviving or resulting corporation), or sale of all or substantially all the assets of the Company will be deemed a liquidation event.

Redemption

Upon an increase in the authorized shares of common stock, the Corporation will have the right, but not the obligation, to redeem all of the then-outstanding shares of the Preferred Stock for cash in an amount calculated pursuant to the terms of the Certificate of Designation.

Warrants to Purchase Our Common Stock

As of January 22, 2008, warrants to purchase 40,062,598 shares of our common stock were issued and outstanding. Of this amount, warrants to purchase 28,531,538 shares of our common stock with an exercise price of $0.15, warrants to purchase 605,000 shares of common stock at an exercise price of $0.10, warrants to purchase 3,177,223 shares of common stock at an exercise price of $0.064, all of which will expire on December17, 2012, and warrants to purchase 1,250,000 shares of our common stock have exercise prices ranging from $4.30 to $6.50 per share and will expire on February 29, 2008. The remaining warrants to purchase 6,498,837 shares of our common stock have exercise prices ranging from $0.75 to $3.50 and expire at various times between May 2008 and December 2009.

Each warrant contains provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of stock dividends, stock splits, reorganizations, reclassifications and consolidations.

Options to Purchase Our Common Stock

As of January 22, 2008, options to purchase 3,460,000 shares of our common stock were issued and outstanding under our 2004 Equity Incentive Plan. These options expire at various dates between September 1, 2014 and November 1, 2015 and are subject to forfeiture provisions as outlined in the agreements upon termination of employment or service. The weighted average exercise price of these options is $2.04.

As of January 22, 2008, options to purchase 8,200,000 shares of our common stock were issued and outstanding under our 2005 Stock Incentive Plan. These options expire at various dates between February 28, 2016 and January 18, 2018 and are subject to forfeiture provisions as outlined in the agreements upon termination of employment or service. The weighted average exercise price of these options is $0.63.

Each option contains provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of stock dividends, stock splits, reorganizations, reclassifications and consolidations.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

TRANSACTIONS WITH RELATED PERSONS

On December 2, 2005, the investors waived the conditions to complete the second closing under the Securities Purchase Agreement. In connection with the second closing, the Company received gross proceeds of $4,000,000 and issued to the investors an additional 5,333,333 shares of the Preferred Stock, five-year warrants exercisable at $1.75 per share to purchase up to 5,333,333 shares of common stock and five-year warrants exercisable at $2.00 per share to purchase up to 1,333,333 shares of common stock. Mr. Criden acquired 483,334 shares of the Preferred Stock and warrants to purchase 483,334 shares of common stock at $1.75 per share and 120,834 shares of common stock at $2.00 per share for a purchase price of $362,500, which was paid in cash. GHS Holdings Limited Partnership received 600,000 shares of the Preferred Stock and warrants to purchase 600,000 shares of common stock at $1.75 per share and 150,000 shares of common stock at $2.00 per share for a purchase price of $450,000, which was paid in cash.

On July 17, 2006, the Company completed the private sale of its securities pursuant to the Securities Purchase Agreement (the “SPA”) dated as of July 7, 2006 among SmartVideo Technologies, Inc. and 74 accredited investors (the “Investors”). Under the terms of the SPA, the Company received gross proceeds of $9,000,000 and issued to the Investors a total of 7,200,000 shares of common stock and five-year warrants exercisable at $2.50 per share to purchase up to 7,200,000 shares of common stock. Justin Stanley, one of the Company’s directors, acquired 80,000 shares of the common stock and warrants to purchase 80,000 shares of common stock at $2.50 per share for a purchase price of $100,000 in cash. GHS Holdings Limited Partnership purchased 160,000 shares of the common stock and warrants to purchase 160,000 shares of common stock at $2.50 per share for a purchase price of $200,000, which was paid in cash. Art Criden, the brother of Michael Criden, one of the Company's directors, acquired, for $100,000 in cash, 80,000 shares of common stock and warrants to purchase 80,000 shares of common stock at $2.50 per share.

This financing triggered the anti-dilution provision in warrants issued in a previous financing, thereby causing the issuance of additional warrants to purchase 6,553,663 shares of common stock at an exercise price of $1.25 per share. Michael Criden and Glenn Singer, two of the Company’s directors, participated in the prior offering and received additional warrants.

On July 20, 2007, the Company entered into five Bridge Loan Agreements in the amount of $100,000 each with Glenn Singer, Justin A. Stanley, David Oros, Michael Criden, and John E. Abdo for total proceeds of $500,000 and issued 8.25% promissory notes to all five Directors of the Company.  The loan is evidenced by an unsecured promissory note (the “Note”) which accrues interest at a rate of 8.25% per annum.  Interest and principal on the Note are due in full one hundred and twenty (120) days from the date of the Note.

On August 23, 2007, three former Directors of the Company; Messrs. Abdo, Oros, and Stanley; forgave repayment of their loans to the Company totaling $300,000, as well as all accrued interest on the loans.  For the nine months ended September 30, 2007, the loans to Messrs. Singer and Criden, plus accrued interest, remained outstanding in the amount of $203,300.

Our Audit Committee is charged with monitoring and reviewing issues involving potential conflicts of interest, and reviewing and approving all related party transactions.

LEGAL MATTERS

The validity of the shares of our common stock offered by the Selling Stockholders will be passed upon by Donald T. Locke, our interim General Counsel.

EXPERTS

The consolidated financial statements of the Company as of and for the years ended December 31, 2005 and 2006 have been included herein and in the Registration Statement in reliance upon the reports of Sherb & Co., LLP, independent registered public accountants, appearing elsewhere herein and upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 as amended, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a Registration Statement we have filed with the SEC. We have not included in this prospectus all of the information contained in the Registration Statement, and you should refer to the Registration Statement and its exhibits for further information.

We file annual, quarterly, and special reports, proxy statements, and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F. Street, N.E., Washington, DC 20549. Copies of these materials may also be obtained from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 100 F. Street, N.E., Washington, DC 20549. You may obtain information about the operation of the SEC public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public from commercial document retrieval services and at the Web site maintained by the SEC at http://www.sec.gov.

We furnish our security holders with an annual report before each of our annual meetings of stockholders. Our annual reports include financial statements prepared in accordance with generally accepted accounting principles, except as disclosed therein. These annual financial statements are examined by our independent registered public accounting firm.

Our Web site address is http://www.smartvideo.com or http://www.uvumobile.com . The information on our Web site is not incorporated into this prospectus.

INDEX TO FINANCIAL STATEMENTS

SMARTVIDEO TECHNOLOGIES, INC. AND SUBSIDIARY

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

[ TO BE FILED BY AMENDMENT TO THIS REGISTRATION STATEMENT ]

UVUMOBILE, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
December 31, 2006 and 2005

	December 31,	December 31,
	2006	2005
Assets

Current Assets
Cash	$3,696,581	$5,792,566
Certificate of deposit	201,447	-
Accounts receivable - net of allowance for doubtful accounts of $0 and $77,937	162,795	-
Broadcast rights - net of accumulated amortization of $2,273,192 and $0	301,281	2,408,525
Prepaid expenses	125,189	-
Total Current Assets	4,487,293	8,201,091

Property and Equipment, net of accumulated depreciation of $936,614 and $350,641	1,541,390	716,423

Other Assets
Broadcast rights, net of current portion	310,384	2,880,999
Intangible assets - net of accumulated amortization of $14,725 and $0	250,317	-
Other	102,261	122,161
Total Other Assets	662,962	3,003,160

Total Assets	$6,691,645	$11,920,674

Liabilities and Stockholders' Deficit

Current Liabilities
Accounts payable and accrued expenses	$2,048,129	$2,905,618
Contracts payable - broadcast rights	2,454,725	2,283,500
Capital lease obligations - current	33,255	-
Deferred current liabilities	20,248	-
Due to related parties	5,022,000	5,541,244
Accrued settlement expenses	-	64,429
Loan payable and related accrued interest	63,042	59,922
Total Current Liabilities	9,641,399	10,854,713

Long-term Liabilities
Contracts payable - broadcast rights - net of current portion	979,851	3,386,576
Capital lease obligations - net of current portion	161,089	-
Total Long-Term Liabilities	1,140,940	3,386,576

Total Liabilities	10,782,339	14,241,289

Commitments and Contingencies

Stockholders' Deficit
Preferred stock, Series A-1, Convertible, $.001 par value, 50,000,000 shares authorized, 11,666,666 shares issued and 2,633,333 outstanding as of December 31, 2006, 10,666,666 shares issued outstanding as of December 31, 2005	2,634	10,667
Common stock, $.001 par value, 150,000,000 shares authorized, 47,292,284 shares issued and outstanding as of December 31, 2006, 28,688,463 shares issued and outstanding as of December 31, 2005	47,288	28,689
Additional paid-in capital	61,179,644	39,027,618
Less: Deferred consulting fees	(877,628)	(1,433,833)
Accumulated deficit	(64,442,632)	(39,953,756)
Total Stockholders' Deficit	(4,090,694)	(2,320,615)

Total Liabilities and Stockholders' Deficit	$6,691,645	$11,920,674

See accompanying notes to consolidated financial statements

UVUMOBILE, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2006, 2005 and 2004

	For the Years Ended
	December 31,
	2006	2005	2004
Renenues
Revenue	$800,231	$197,257	$118,733
Total Revenues	800,231	197,257	118,733

Cost of Goods Sold
Cost of goods sold	94,830	-	-
Total Cost of Goods Sold	94,830	-	-

Gross Profit	705,401	197,257	118,733

Operating Expenses
Broadcast rights	2,024,549	2,001,584	-
Impairment of broadcast rights	2,330,000	-	-
Compensaton and benefits	2,723,307	1,757,088	1,034,951
Consulting and professional fees	4,060,773	1,851,781	1,235,523
Data center	990,163	770,702	355,999
Depreciation and amortization	600,698	278,328	47,649
Settlement expense	4,935,756	5,541,244	-
Stock-based compensation	5,038,519	4,325,680	3,118,996
Selling, general and administrative	2,750,626	2,495,104	1,046,567
Total Operating Expenses	25,454,391	19,021,511	6,839,685

Loss From Operations	(24,748,990)	(18,824,254)	(6,720,952)

Other Income (Expense)
Inerest income (expense)	260,114	(916,020)	(71,978)
Total Other Income (Expense), Net	260,114	(916,020)	(71,978)

Net Loss	$(24,488,876)	$(19,740,274)	$(6,792,930)

Net los per share - basic and diluted	$(0.61)	$(0.76)	$(0.35)

Weighted average common shares outstanding during the period	40,285,528	26,093,554	19,208,345

See accompanying notes to consolidated financial statements

UVUMOBILE, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
For the Period from December 31, 2006, 2005 and 2004

	Series A-1, Convertible				Additional	Deferred
	Preferred Stock		Common Stock		Paid-in	Consulting	Accumulated
	Shares	Par Value	Shares	Par Value	Capital	Fees	Deficit	Total
Balance, December 31, 2003	12,000,000	$12,000	8,912,991	$8,913	$4,533,253	$-	$(5,420,552)	$(866,386)

Issuance of common stock for cash	-	-	94,096	94	260,906	-	-	261,000
Issuance of common stock pursuant to conversions of convertible debt	-	-	302,559	303	254,074	-	-	254,377
Conversion of preferred stock into common stock	(12,000,000)	(12,000)	12,000,000	12,000	-	-	-	-
Issuance of common stock for cash	-	-	723,000	723	784,777	-	-	785,500
Issuance of common stock for cash	-	-	333,952	334	333,618	-	-	333,952
Issuance of stock options to employees	-	-	-	-	374,500	-	-	374,500
Issuance of stock options to to non-employees	-	-	-	-	395,000	(370,313)	-	24,687
Issuance of common stock and common stock purchase warrants for cash	-	-	120,000	120	119,880	-	-	120,000
Issuance of common stock and common stock purchase warrants for cash	-	-	960,000	960	959,040	-	-	960,000
Issuance of common stock and common stock purchase warrants on conversion of debt to equity	-	-	400,000	400	399,600	-	-	400,000
Issuance of warrants to purchase units of common stock and common stock purchase warrants on conversion of debt to equity and deferred compensation related to conversion	-	-	-	-	1,590,435	-	-	1,590,435
Issuance of warrants to purchase shares of common stock	-	-	-	-	442,000	-	-	442,000
Issuance of stock options to to non-employees	-	-	-	-	3,044,650	(2,764,750)	-	279,900
Issuance of common stock and common stock purchase warrants for cash	-	-	341,236	341	767,409	-	-	767,750
Net Loss	-	-	-	-	-	-	(6,792,930)	(6,792,930)
Balance, December 31, 2004	-	-	24,187,834	24,188	14,259,142	(3,135,063)	(12,213,482)	(1,065,215)

Issuance of convertible preferred stock stock for cash	8,919,999	8,920	-	-	6,681,080	-	-	6,690,000
Issuance of convertible preferred stock in connection with conversion of convertible debt	1,746,667	1,747	-	-	1,308,253	-	-	1,310,000
Dividend recorded on convertible preferred stock issuance	-	-	-	-	8,000,000	-	(8,000,000)	-
Issuance of common stock for cash	-	-	1,761,345	1,761	3,961,239	-	-	3,963,000
Cash paid as direct offering cost	-	-	-	-	(233,125)	-	-	(233,125)
Issuance of common stock in connection with cash based warrant exercises	-	-	527,779	528	722,807	-	-	723,335
Issuance of common stock in connection with cashless based warrant exercises	-	-	1,338,623	1,339	(1,339)	-	-	-
Issuance of common stock as compensation to investors	-	-	50,000	50	197,450	-	-	197,500
Issuance of stock for services	-	-	750,000	750	711,750	-	-	712,500
Issuance of common stock for settlement of vendor payables	-	-	72,882	73	82,777	-	-	82,850
Issuance of warrants for services	-	-	-	-	2,624,450	-	-	2,624,450
Amortization of beneficial conversion feature on convertible debt	-	-	-	-	713,134	-	-	713,134
Amortization of stock based compensation	-	-	-	-	-	1,701,230	-	1,701,230
Net Loss	-	-	-	-	-	-	(19,740,274)	(19,740,274)
Balance, December 31, 2005	10,666,666	10,667	28,688,463	28,689	39,027,618	(1,433,833)	(39,953,756)	(2,320,615)

Amortization of stock based compensation	-	-	-	-	(271,563)	2,372,017	-	2,100,454
Fair market value of options granted	-	-	-	-	1,815,812	(1,815,812)	-	-
Exercise of warrants	-	-	807,607	806	943,169	-	-	943,975
Issuance of common stock for settlement of vendor payables	-	-	434,916	435	501,502	-	-	501,937
Issuance of common stock due to anti-dilution			1,121,856	1,122	(1,122)	-	-	-
Issuance of convertible preferred stock	1,000,000	1,000	-	-	4,749,000	-	-	4,750,000
Conversion of Series A-1 convertible preferred	(9,033,333)	(9,033)	9,033,333	9,033	-	-	-	-
Issuance of warrants for services	-	-	-	-	1,557,690	-	-	1,557,690
FAS 123R amortization	-	-	-	-	3,287,405	-	-	3,287,405
Issuance of common stock for cash	-	-	7,206,109	7,203	9,640,800	-	-	9,648,003
Redemption of warrants	-	-	-	-	(70,667)	-	-	(70,667)
Net Loss	-	-	-	-		-	(24,488,876)	(24,488,876)
Balance, December 31, 2006	2,633,333	$2,634	47,292,284	$47,288	$61,179,644	$(877,628)	$(64,442,632)	$(4,090,694)

See accompanying notes to consolidated financial statements

UVUMOBILE, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2006, 2005 and 2004

	For the Years Ended
	December 31,
	2006	2005	2004
Cash Flows from Operating Activities
Net loss	$(24,488,876)	$(19,740,274)	$(6,792,930)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of stock options pursuant to SFAS No. 123R	3,287,405	-	-
Amortization of stock based compensation	2,100,454	-	-
Amortization of broadcast rights	2,024,549	1,740,552	-
Impairment of broadcast rights	2,330,000	-	-
Adjustment to broadcast right contracts	407,310	-	-
Amortization of intangible assets	14,725	-	-
Bad debt	60,078	77,937	68,119
Depreciation	585,973	278,328	47,649
Issuance of common stock as compensation for services	-	712,500	-
Issuance of warrants as compensation for services	1,557,690	2,624,450	-
Issuance of common stock for legal settlement	-	-	-
Amortization of beneficial conversion feature on convertible debt	-	713,134	-
Non-cash, stock-based compensation	-	1,701,230	3,118,996
Valuation adjustment related to non-cash compensation due to advisor	-	-	-
Additional consideration related to rights of convertible promissory notes	-	197,500	-
Changes in operating assets and liabilities:	-	-	-
(Increase) Decrease in:	-	-	-
Accounts receivable	(222,873)	(76,937)	(13,539)
Prepaid expenses	(125,189)	90,687	(90,687)
Other assets	19,900	(112,161)	-
Increase (Decrease) in:	-	-	-
Accounts payable and accrued expenses	(646,432)	1,633,565	1,031,055
Deferred liabilities	20,248	-	-
Contract rights payable	(2,233,500)	(520,000)	-
Accrued settlement expense	4,230,756	5,316,244	-
Net Cash Used in Operating Activities	(11,077,782)	(5,363,245)	(2,631,337)
Cash Flows from Investing Activities
Purchase of certificate of deposit	(201,447)	-	-
Purchase of equipment	(1,005,950)	(764,479)	(189,191)
Purchase of intangible assets	(265,042)	-	-
Net Cash Used in Investing Activities	(1,472,439)	(764,479)	(189,191)
Cash Flows from Financing Activities
Redemption of warrants	(70,667)	-	-
Issuance of convertible preferred stock for cash	-	6,690,000	-
Issuance of common stock for cash	9,648,003	3,963,000	3,228,202
Cash paid as direct offering cost for common stock issuance	-	(233,125)	-
Proceeds from warrant exercises	943,975	723,335	-
Proceeds from issuance of convertible debt	-	1,310,000	-
Proceeds from related party borrowings	-	225,000	-
Repayments of related party borrowings	(64,429)	(235,000)	(497,886)
Repayments of capital lease obligations	(2,646)	-	-
Repayments on advisor borrowings	-	(807,474)	-
Proceeds from (Repayments of) PPM funds	-	(114,500)	114,500
Net Cash Provided By Financing Activities	10,454,236	11,521,236	2,844,816
Net Increase/(Decrease) in cash	(2,095,985)	5,393,512	24,288
Cash - Beginning of year	5,792,566	387,592	297,998
Cash - End of Year	$3,696,581	$5,781,104	$322,286
Supplemental Disclosure of Cash Flow Information
Cash paid for:
Income taxes	$-	$-	$-
Interest	$-	$-	$57,426
Supplemental Disclosure of Non-Cash Investing and Financing Activities
Acquisition of broadcast rights	$84,000	$7,705,076	$-
Acquisition of equipment held under capital leases	$196,990	$-	$-
Issuance of common stock to acquire software	$208,000	$-	$-
Issuance of common stock for settlement of accounts payable	$293,937	$82,850	$-
Issuance of convertible preferred stock for settlement of litigation	$4,750,000	$-	$-
Issuance of common stock pursuant to anti-dilution agreement	$1,122	$-	$-
Conversion of convertible preferred stock to common stock	$9,033	$-	$-
Forfeiture of stock based compensation	$271,563	$-	$-
Options granted for future services	$1,815,812	$-	$-
See accompanying notes to consolidated financial statements

uVuMobile, Inc.
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004

Note 1 - Organization

SmartVideo Technologies, Inc. (“smarTVideo™” or “the Company”) was incorporated in Florida on August 17, 1984, and on December 19, 2000, changed its corporate domicile to Delaware. Its wholly-owned subsidiary, OVT, Inc., d/b/a smarTVideo™ (“OVT”) was incorporated in the state of Georgia on August 31, 2000. smarTVideo™ is a media distribution services company. smarTVideo™ is in the business of obtaining the rights to video and television content for the mobile handset market and delivering the video content to mobile subscribers for a monthly fee or a portion of the associated advertising revenue. The Company specializes in the distribution of high-quality video and television programming through devices connected to the public Internet and is currently focused on distribution to consumers with mobile display devices, cell phones and PDAs connected to the public Internet via wireless data networks and Wi-Fi.

Note 2 - Going Concern, Significant Accounting Policies and Risks and Uncertainties

(A) Going Concern

As reflected in the accompanying audited consolidated financial statements, the Company has a net loss of $24,488,876 and net cash used in operations of $11,077,782, respectively for the year ended December 31, 2006. The Company also has an accumulated deficit of $64,442,632 at December 31, 2006.

Based on information currently available regarding our proposed plans and assumptions relating to operations we anticipate that the net proceeds from the closing of our last financing in 2006, together with revenues generated from operations, will not be sufficient to meet our cash requirements for working capital and capital expenditures beyond the second quarter of 2007. There can be no assurance that the Company will be able to secure additional financing on acceptable terms at or prior to the depletion of existing funds, or at all. If adequate funds are not available or not available on acceptable terms, the Company will be unable to continue as a going concern.  The Company has no firm commitment for any additional capital.

(B) Basis of Presentation

The consolidated financial statements of the Company include the accounts of its wholly owned subsidiary, OVT, Inc. All significant transactions and balances between the Company and its subsidiaries have been eliminated in consolidation.

(C) Use of Estimates

In preparing financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the periods presented. Actual results may differ from these estimates.

Significant estimates during 2006, 2005 and 2004 include depreciable lives on property and equipment, the valuation of stock options/warrants granted for services, the value of warrants issued in connection with debt and equity related financings, valuation and related amortization of intangible broadcast rights pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 63 and the valuation allowance for deferred tax assets since the Company had continuing operating losses.

uVuMobile, Inc.
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004

 (D) Cash and Cash Equivalents

For the purpose of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

The Company minimizes its credit risk associated with cash by periodically evaluating the credit quality of its primary financial institution. The balance at times may exceed federally insured limits. At December 31, 2006 and 2005, the balance exceeded the federally insured limit by $3,597,000 and $5,693,000 respectively. Additionally, at December 31, 2006 and 2005, the Company had $15,000 maintained under a compensating balance agreement. The $15,000 is retained due to potential credit card chargebacks that are unforeseen.

(E) Accounts Receivable

Substantially all of the Company’s accounts receivable are due from end-users. Collateral is not required. Credit losses are provided for in the consolidated financial statements. The Company has a limited history in evaluating such credit losses.

(F) Allowance for Doubtful Accounts

Management estimates the amount of required allowances for potential non-collectibility of accounts receivable based upon past collection experience and consideration of other relevant factors. However, past experience may not be indicative of future collections and therefore additional charges could be incurred in the future to reflect differences between estimated and actual collections. In January 2005, the Company launched its direct-to-the-consumer mobile video service. While the Company uses many of the features developed for the core technology in delivering this new service, its focus on a direct-to-consumer model represents a significant change in direction. The allowance for doubtful accounts at December 31, 2006 and 2005 was $0 and $77,937 respectively.

(G) Equipment

Equipment is stated at cost, less accumulated depreciation. Expenditures for maintenance and repairs are charged to expense as incurred. Equipment consists primarily of computer equipment. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which is generally three years.

(H)  Revenue Recognition

The Company follows the guidance of the Securities and Exchange Commission’s Staff Accounting Bulletin No. 104 for revenue recognition.  In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured.  The following policies reflect specific criteria for the various revenues streams of the Company:

The Company provides services to our business-to-business customers under volume-based usage arrangements of our digital media and multimedia broadcast products and services. Under certain arrangements, the customers are subject to a base monthly fee or minimum monthly usage requirement in order to maintain a customer’s preferential negotiated rates. From time-to-time, the Company may also lease hardware to its customers enabling them to facilitate a live broadcast. In certain situations, the Company may sell hardware to its resellers under the specific terms of the agreements with them.

Revenue is also recognized as earned upon the delivery of services to the Company’s subscription-based customers. This is typically when a digital media or multimedia broadcast is viewed. Many of the Company’s subscription-based customers access its programming through the purchase of a monthly, semi-annual, or annual subscription fee for SmartVideo’s mobile entertainment services.  Revenue received on annual subscriptions is deferred and therefore is recognized ratably over the term of the contract.

(I) Product Concentration

The Company derives a substantial portion of its revenues from four types of products: business-to-business, direct-to-consumer mobile video service, mobile advertising and custom applications.

uVuMobile, Inc.
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004

	For the Years Ended
	December 31,

Revenues	2006		2005		2004
Business-to-business	$77,002	9%	$83,475	42%	$31,945	27%
Direct-to-consumer	542,178	68%	113,782	58%	86,788	73%
Mobile Advertising	23,030	3%	-	0%	-	0%
Custom applications	158,021	20%	-	0%	-	0%
Total Revenue	$800,231	100%	$197,257	100%	$118,733	100%

The Company could experience declines in demand for products, whether as a result of general economic conditions, new competitive product releases, price competition, lack of market acceptance, technological change or other factors.

(J) Customer Concentration

For the year ended December 31, 2006, the Company derived a portion of its revenues from two customers accounting for 8% of its revenues. For the year ended December 31, 2005, the Company derived a substantial portion of its revenues from two customers accounting for 34% of its revenues. For the year ended December 31, 2004, the Company derived a substantial portion of its revenues from five customers accounting for 75% of its revenue.

(K) Long-Lived Assets

The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell the asset. For the year ended December 31, 2006 the Company recorded an impairment charge of $2,300,000 related to the impairment of certain Broadcast Rights Assets.

(L) Goodwill and Intangible Assets

We account for goodwill and intangible assets in accordance with the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), which requires goodwill and intangible assets with indefinite useful lives not be amortized, but be tested for impairment annually or whenever indicators or impairments arise.  Intangible assets that have finite lives continue to be amortized over their estimated useful lives.  Out intangible assets consist of contract based intangibles.

During November 2006, we entered into an agreement with Diggit Entertainment Group (“Diggit”) for the distribution arrangements to provide for the management of the mobile platform, assets and carrier relationships for both Vibe and Spin magazines for an aggregate price of $253,000, plus transactions costs.

These transactions were accounted for as a purchase business combination in accordance with Statement of Financial Accounting Standard No. 141, “Business Combinations” (“SFAS 141”).

As of December 31, 2006 our identifiable intangible assets subject to amortization consisted of the following:

uVuMobile, Inc.
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004

	As of
	December 31, 2006		December 31, 2005

	Intangible Assets	Accumulated Amortization	Intangible Assets	Accumulated Amortization

Contract based	$265,042	$14,725	$-	$-

Total	$265,042	$14,725	$-	$-

Amortization of these intangible assets, recorded on a straight line basis over an average finite useful life of 3 years was $14,725 for the year ended December 31, 2006.  The aggregate amortization expense is estimated to be approximately $88,347 for 2007, $88,347 for 2008, and $73,623 for 2009.

(M) Capital Lease Obligations

Capital lease obligations consist of the following:

	As of December 31,

	2006	2005
Equipment financed under capital lease obligations	$194,344	$-

Total	$194,344	$-

Les current portion	(33,255)	-

Capital lease obligations, net of current portion	$161,089	$-

In December 2006, we financed the purchase of equipment for our data center from Banc of America Capital Lease.  We are required to make monthly payments to Banc of America Capital Lease for this equipment beginning in December 2006.

	Payment due by period
	Total	2007	2008-2009	2010-2011	Thereafter
Capital lease obligations	$194,344	$33,225	$75,589	$85,500	$-

Total	$194,344	$33,225	$75,589	$85,500	$-

(N) Income Taxes

The Company accounts for income taxes under the Financial Accounting Standards (“FAS”) No. 109 “Accounting for Income Taxes” (“Statement 109”). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period, which includes the enactment date.

uVuMobile, Inc.
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004

(O) Fair Value of Financial Instruments

SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate the value. For purpose of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.

The carrying amounts of the Company’s short-term financial instruments, including accounts receivable, broadcast rights (asset), accounts payable, broadcast rights payable, and loans payable/due to - related party approximate fair value due to the relatively short period to maturity for these instruments.

(P) Earnings per Share

In accordance with SFAS No. 128, “Earnings per Share” (“EPS”), basic earnings per share is computed by dividing the net income (loss) less preferred dividends for the period by the weighted average number of shares outstanding. Diluted earnings per share is computed by dividing net income (loss) less preferred dividends by the weighted average number of shares outstanding including the effect of share equivalents. Common share equivalents consist of shares issuable upon the exercise of certain common stock purchase warrants, stock options, and Convertible Preferred Stock. The Company has excluded these common share equivalents from its computation of earnings per share due to their antidilutive effect as the Company has reflected a net loss at December 31, 2006, 2005 and 2004, respectively. Accordingly, basic and diluted EPS are the same.

The following table shows all common stock equivalents outstanding at December 31, 2006, 2005 and 2004, respectively.

	December 31,
	2006	2005	2004
Common Stock Options	9,030,000	3,480,000	2,445,000
Common Stock Warants	35,010,149	24,640,917	4,837,534
Total Commons Stock Options and Warrants	44,040,149	28,120,917	7,282,534

(Q) Stock Based Compensation

In December 2004, the FASB issued SFAS No. 123(R), "Share-Based Payment," which replaces SFAS No. 123 and supersedes Accounting Principles Board (“APB”) Opinion No. 25. Under SFAS No. 123(R), companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share-based compensation arrangements include stock options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. In March 2005 the SEC issued Staff Accounting Bulletin No. 107, or “SAB 107”. SAB 107 expresses views of the staff regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provides the staff's views regarding the valuation of share-based payment arrangements for public companies. SFAS No. 123(R) permits public companies to adopt its requirements using one of two methods. On April 14, 2005, the U.S. Securities and Exchange Commission (the “SEC”) adopted a new rule amending the compliance dates for SFAS 123R. Companies may elect to apply this statement either prospectively, or on a modified version of retrospective application under which financial statements for prior periods are adjusted on a basis consistent with the pro forma disclosures required for those periods under SFAS No. 123. Effective January 1, 2006, we have adopted SFAS No. 123(R) under the prospective method.

(R) Broadcast Rights

The Company acquires rights to programming so that it may deliver this programming to its subscribers. The costs incurred in acquiring programs are capitalized and amortized over the license period or projected useful life of the programming. The broadcast rights are accounted for according to SFAS No. 63 “Financial Reporting by Broadcasters”. Program rights and the related liabilities are recorded at the gross amount of the liabilities when the license period has begun, the cost of the program is determinable, and the program is accepted and available for airing.

  (S) Derivative Liabilities

 In June 2005, the Emerging Issues Task Force ("EITF") issued EITF 05-2, “The Meaning of Conventional Convertible Debt Instrument in Issue No. 00-19". EITF 05-2 retained the definition of a conventional convertible debt instrument as set forth in EITF 00-19, and which is used in determining certain exemptions to the accounting treatments prescribed under SFAS 133, "Accounting for Derivative Instruments and Hedging Activities". EITF 05-2 also clarified that certain contingencies related to the exercise of a conversion option would not be outside the definition of "conventional" and determined that Convertible Preferred Stock with a mandatory redemption date would also qualify for similar exemptions if the economic characteristics of the preferred stock are more akin to debt than equity. EITF 05-2 is effective for new instruments entered into and instruments modified in periods beginning after June 29, 2005. We adopted the provisions of EITF 05-2 on July 1, 2005, which did not have a material effect on our unaudited consolidated financial position, results of operations and cash flows.

In July 2005, the FASB issued FASB Staff Position ("FSP") 150-5, "Accounting Under SFAS 150 for Freestanding Warrants and Other Similar Instruments on Redeemable Shares". FSP 150-5 clarifies that warrants on shares that are redeemable or puttable immediately upon exercise and warrants on shares that are redeemable or puttable in the future qualify as liabilities under SFAS 150, regardless of the redemption feature or redemption price. The FSP is effective for the first reporting period beginning after June 30, 2005, with resulting changes to prior period statements reported as the cumulative effect of an accounting change in accordance with the transition provisions of SFAS 150. We adopted the provisions of FSP 150-5 on July 1, 2005, which did not have a material effect on our unaudited consolidated financial position, results of operations and cash flows.

(T) Recent Accounting Pronouncements

In May 2005, the Financial Accounting Standard Board ("FASB") issued Statement No. 154, "Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes, and Statement No. 3, Reporting Accounting Changes in Interim Financial Statements" (SFAS 154). SFAS 154 changes the requirements for the accounting for, and reporting of, a change in accounting principle. Previously, most voluntary changes in accounting principles were required to be recognized by way of a cumulative effect adjustment within net income during the period of the change. SFAS 154 requires retrospective application to prior periods' financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005; however, the Statement does not change the transition provisions of any existing accounting pronouncements. We do not believe adoption of SFAS 154 will have a material effect on our financial position, results of operations or cash flows.

In June 2005, the Emerging Issues Task Force ("EITF") issued EITF 05-2, “The Meaning of Conventional Convertible Debt Instrument in Issue No. 00-19". EITF 05-2 retained the definition of a conventional convertible debt instrument as set forth in EITF 00-19, and which is used in determining certain exemptions to the accounting treatments prescribed under SFAS 133, "Accounting for Derivative Instruments and Hedging Activities". EITF 05-2 also clarified that certain contingencies related to the exercise of a conversion option would not be outside the definition of "conventional" and determined that Convertible Preferred Stock with a mandatory redemption date would also qualify for similar exemptions if the economic characteristics of the preferred stock are more akin to debt than equity. EITF 05-2 is effective for new instruments entered into and instruments modified in periods beginning after June 29, 2005. We adopted the provisions of EITF 05-2 on July 1, 2005, which had a material effect on our financial position, results of operations and cash flows.

In July 2005, the FASB issued FASB Staff Position ("FSP") 150-5, "Accounting Under SFAS 150 for Freestanding Warrants and Other Similar Instruments on Redeemable Shares". FSP 150-5 clarifies that warrants on shares that are redeemable or puttable immediately upon exercise and warrants on shares that are redeemable or puttable in the future qualify as liabilities under SFAS 150, regardless of the redemption feature or redemption price. The FSP is effective for the first reporting period beginning after June 30, 2005, with resulting changes to prior period statements reported as the cumulative effect of an accounting change in accordance with the transition provisions of SFAS 150. We adopted the provisions of FSP 150-5 on July 1, 2005, which did not have a material effect on our financial position, results of operations and cash flows.

In February 2006 the FASB issued SFAS 155, "Accounting for Certain Hybrid Financial Instruments" which amends SFAS No. 133 to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principal cash flows. SFAS No. 155 also amends SFAS No. 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that it is a derivative financial instrument.  The Company will adopt SFAS No. 155 on January 1, 2007 and does not expect it to have a material effect on financial position, results of operations, and cash flows.

uVuMobile, Inc.
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“FAS 157”). This Statement defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosure related to the use of fair value measures in financial statements. The Statement is to be effective for the Company’s financial statements issued in 2008; however, earlier application is encouraged. The Company is currently evaluating the timing of adoption and the impact that adoption might have on its financial position or results of operations

In July 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”) “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109,” to clarify certain aspects of accounting for uncertain tax positions, including issues related to the recognition and measurement of those tax positions. This interpretation is effective for fiscal years beginning after December 15, 2006. The Company is in the process of evaluating the impact of the adoption of this interpretation on the Company’s results of operations and financial condition.

(U) Reclassifications

Certain amounts in the years 2004 and 2005 consolidated financial statements have been reclassified to conform to the year 2006 consolidated presentation. Such reclassifications had no effect on the financial position, results operations or cash flows.

Note 3 - Accounts Receivable

	December 31,
	2006	2005
Accounts Receivable	$162,795	$77,937
Allowance for doubtful accounts	–	(77,937)
Accounts receivable - net of allowance for doubtful accounts	$162,795	$–

Bad debt expense for the years ending 2006, 2005 and 2004 was $60,078, $77,937, and $68,119, respectively. These amounts are included as a component of Selling, General and Administrative Expenses.

Note 4 - Broadcast Rights

(A) Asset

During 2005, the Company acquired intangible broadcast rights of $7,705,076 pursuant to various long term contracts with content providers. The Company recorded the fair value of these assets at gross cost with a corresponding credit to broadcast rights payable. The fair value of these acquired rights is based on the entire amount due under the terms of the initial agreement. During 2005, the Company entered into a dispute surrounding one of its content providers. (See Note 8(A)). As a result, the Company reduced the gross value of its broadcast rights assets by $900,000, the fair value of the previously capitalized amount and decreased the related gross liability by $900,000.

	For The years Ended
	December 31,
	Total	2007	2008	2009	2010

Broadcast rights	$611,665	$301,281	$156,303	$144,303	$9,778

Total	$611,665	$301,281	$156,303	$144,303	$9,778

At December 31, 2006, amortization expense of broadcast rights accounted for $2,206,859 of the total broadcast rights expense of $4,354,549.  The additional $2,147,691 represented expenses paid to content providers where no long term commitment exists, recapture of a capitalized contract that had no future value, and an impairment charge of approximately $2,300,000.  At December 31, 2005, amortization expense of broadcast rights accounted for $1,740,552 of the total broadcast rights expense of $2,001,584. The additional $261,032 represented expenses paid to content providers due to subscriber usage exceeding minimum monthly guarantees or to content providers where no long term contract commitment exists. There were no similar expenses for the year ending December 31, 2004  as there was no activity relating to this business operation and also since various rollout periods were not effective until 2005.

uVuMobile, Inc.
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004

At December 31, 2006, Broadcast Rights Assets - net of accumulated amortization was $301,281. Broadcast Rights Assets - net of current portion was $310,384.  At December 31, 2005, Broadcast Rights Assets - net of accumulated amortization was $2,408,525. Broadcast Rights Assets - net of current portion was $2,880,999.

(B) Liability

The following represents broadcast rights commitments during the remaining term of the agreement.

		For The years Ended
		December 31,
	Total	2007	2008	2009	2010

Contracts payable-broadcast rights - current	$611,665	$301,281	$156,303	$144,303	$9,778

Total	$611,665	$301,281	$156,303	$144,303	$9,778

During 2006 and 2005, the Company paid $2,233,500 and $520,000, respectively, to content providers pursuant to the terms of the related contracts.

Contracts payable - short term at December 31, 2006 were, $2,454,725.  Contracts payable - long-term at December 31, 2006 were $979,851.  Contracts payable - short term at December 31, 2005 were $2,283,500. Contracts payable - long-term at December 31, 2005 were $3,386,576.

Note 5 - Property and Equipment

Equipment consisting primarily of computer equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which is generally three years. Depreciation expense for the periods ending December 31st are as follows:

	For The years Ended
	December 31,
	2006	2005	2004
Depreciation	$585,973	$278,328	$47,649

Equipment consists of the following:

	For The years Ended
	December 31,
	2006	2005	2004

Computer equipment	$2,398,504	$987,564	$223,085
Proprietary software development	79,500	79,500	79,500
	2,478,004	1,067,064	302,585
Less accumulated depreciation	(936,614)	(350,641)	(72,313)
Property and equipment, net	$1,541,390	$716,423	$230,272

uVuMobile, Inc.
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004

Note 6 - Convertible Promissory Notes

On September 26, 2005 and October 19, 2005, the Company borrowed an aggregate $600,000 from two different related parties (4 separate notes) pursuant to the terms of a Convertible Promissory Note. Under the terms of the agreement, the convertible notes bore interest at 8%, were unsecured and due in one-year. These Convertible Promissory Notes were each issued with five-year warrants to purchase an aggregate 200,000 shares of the Company’s common stock at an exercise price of $2.00 per share. The warrant holders were also granted certain piggy-back registration rights with respect to the shares of common stock underlying the Convertible Promissory Notes and the warrants. Additionally, if the Company was able to successfully complete a financing of at least $2,500,000 from the sale of its equity securities prior to the maturity date of the Convertible Promissory Notes, the principal amount of each note would automatically convert into shares or units of the equity securities sold in such financing at a per share sale price or unit price of the financing on a one for one ratio. The financing was completed in November 2005, and all related debt principal was converted into Series A-1, Convertible Preferred Stock. This $600,000 was converted at $0.75 into 800,000 shares of Series A-1, Convertible Preferred Stock. At December 31, 2005, outstanding related party accrued interest was $5,422. (See Notes 9(A) (3) and 10)).

On November 10, 2005, the Company borrowed $150,000 from a related party pursuant to the terms of a Convertible Promissory Note. Under the terms of the agreement, the convertible note bore interest at 15%, was unsecured and due in one-year. This Convertible Promissory Note was issued with a five-year warrant to purchase 50,000 shares of the Company’s common stock at an exercise price of $2.00 per share. The warrant holder was also granted certain piggy-back registration rights with respect to the shares of common stock underlying the Convertible Promissory Note and the warrants. Additionally, if the Company was able to successfully complete a financing of at least $2,500,000 from the sale of its equity securities prior to the maturity date of the Convertible Promissory Note, the principal amount of the note would automatically convert into shares or units of the equity securities sold in such financing at a per share sale price or unit price of the financing on a one for one ratio. The financing was completed in December 2005, and all related debt principal was converted into Series A-1, Convertible Preferred Stock. This $150,000 was converted at $0.75 into 200,000 shares of Series A-1, Convertible Preferred Stock. At December 31, 2005, outstanding related party accrued interest was $688. (See Notes 9(A) (3) and 10).

On November 10, 2005, the Company borrowed an aggregate $560,000 from unrelated third parties pursuant to the terms of a Convertible Promissory Note. Under the terms of the agreement, the convertible notes bore interest at 15%, were unsecured and due in one-year. These Convertible Promissory Notes were issued with a five-year warrant to purchase an aggregate 186,667 shares of the Company’s common stock at an exercise price of $2.00 per share. The warrant holders were also granted certain piggy-back registration rights with respect to the shares of common stock underlying the Convertible Promissory Notes and the warrants. Additionally, if the Company was able to successfully complete a financing of at least $2,500,000 from the sale of its equity securities prior to the maturity date of the Convertible Promissory Notes, the principal amount of each note would automatically convert into shares or units of the equity securities sold in such financing at a per share sale price or unit price of the financing on a one for one ratio. The financing was completed in December 2005, and all related debt principal was converted into Series A-1, Convertible Preferred Stock. This $560,000 was converted at $0.75 into 746,667 shares of Series A-1, Convertible Preferred Stock. At December 31, 2005, outstanding related accrued interest was $2,433. (See Note 9 (A) (3)).

In connection with the above convertible debt issuances, the convertible debt and freestanding warrants issued were classified as conventional convertible debt pursuant to EITF 00-19. EITF 00-19 does not apply if the hybrid contract is a conventional convertible debt instrument in which the holder may only realize the value of the conversion option by exercising the option and receiving the entire proceeds in a fixed number of shares or the equivalent amount of cash (at the discretion of the issuer).  Since the time that Issue No. 00-19 was issued, complex structures have arisen such that the term “conventional convertible debt instrument” is no longer adequately defined.

In Issue No. 05-2, “The Meaning of ‘Conventional Convertible Debt Instrument’ in EITF 00-19,” the EITF concluded that an instrument with the following characteristics should be considered “conventional” for purposes of applying Issue No. 00-19:

•	The holder has an option to convert the instrument into a fixed number of shares (or a corresponding amount of cash at the issuer’s discretion); and

•	The holder’s ability to exercise the option is based on either the passage of time or a contingent event.

As a result of applying the definitions of EITF 00-19 and EITF 05-2, the Company has accounted for the convertible debt financings pursuant to the provisions of EITF 98-5 and 00-27. The Company computed a debt discount on the aggregate $1,310,000 in convertible debt financing based on the provisions of APB No. 14 totaling $713,134. The allocation was based on the allocable proceeds of the debt financings between the fair value of the beneficial conversion option of the related convertible debt instruments and detachable freestanding warrants. The Company began amortizing the debt discount to interest expense over the one-year life of the related convertible debt. Upon full conversion of the convertible debt in November 2005, all remaining unamortized debt discount was charged to the statement of operations for the year ended December 31, 2005. The Company recorded the effect of the conversion by debiting interest expense and crediting additional paid in capital.

uVuMobile, Inc.
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004

The following is a summary of the activity for convertible debt issuances the year ended December 31, 2005.

Convertible Notes Payable -Related Party	$750,000
Convertible Notes Payable	560,000
Total Convertible Notes Payable	$1,310,000

There were no related issuances during the year ended December 31, 2004 or December 31, 2006.

Pursuant to the terms of the convertible debt, the entire $1,310,000 debt financing was automatically converted into the Company’s Convertible Preferred Stock offering in November 2005 at $0.75 per share for an aggregate 1,746,667 shares. The conversions were triggered due to an amount greater than $2,500,000 being raised in a subsequent equity financing. The conversion to Convertible Preferred Stock is discussed further in Note 9(A) (3).

At December 31, 2005, there are no outstanding convertible debt instruments. The following is a summary of total accrued interest payable that remained unconverted from these convertible debt instruments at December 31, 2005:

Convertible Notes Payable -Related Party	$6,110
Convertible Notes Payable	2,433
Total Accrued Interest Payable	$8,543

Note 7 - Promissory Notes

In February 2004, a holder of the Company’s 10% Convertible Promissory Note exercised his conversion rights at a conversion price of $1.00 per share of common stock. We had originally received gross proceeds of $100,000 upon the issuance of this 10% Convertible Promissory Note. A total of 109,830 restricted shares of common stock were issued under this conversion including accrued interest of $9,830 through the date of conversion. These shares of common stock were issued as restricted shares.

In March 2004, a holder of the Company’s 10% Convertible Promissory Note exercised his conversion rights at a conversion price of $0.75 per share of common stock. The Company had originally received gross proceeds of $100,000 upon the issuance of this 10% Convertible Promissory Note. A total of 147,184 restricted shares of common stock were issued under this conversion including accrued interest of $10,388 through the date of conversion. These shares of common stock were issued as restricted shares.

In April 2004, a holder of the Company’s 10% Convertible Promissory Note exercised his conversion rights at a conversion price of $0.75 per share of common stock. The Company had originally received gross proceeds of $30,000 upon the issuance of this 10% Convertible Promissory Note. A total of 45,545 restricted shares of common stock were issued under this conversion including accrued interest of $4,159 through the date of conversion. These shares of common stock were issued as restricted shares.

Concurrent with the merger between Armagh and OVT, the Company agreed to assume a $50,000 loan payable to a third-party. The loan bears interest at 5% and is payable on demand. The accrued interest on the loan payable was approximately $9,922 as of December 31, 2005.

The Company had a $325,000 note payable to an entity owned by the spouse of a former shareholder, bearing interest at 8% with principal and interest payments due as follows:

•	$75,000 within 30 days of the funding of the Company; and

•	Monthly principal payments of $50,000 thereafter plus accrued interest beginning 30 days after the initial payment of $75,000.

The Company has a $150,000 note payable to a former shareholder of its subsidiary in connection with a stock repurchase, bearing interest at 5.18%. The note was secured by 2,500,000 shares of the subsidiary’s common stock. The principal due under the terms of this note payable, including accrued interest, was paid in full on December 31, 2004.

uVuMobile, Inc.
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004

Note 8 - Commitments and Contingencies

From time-to-time, the Company is a party to claims and legal proceedings arising in the ordinary course of business. The Company’s management evaluates the exposure to these claims and proceedings individually and in the aggregate and allocates additional monies for potential losses on such litigation if it is possible to estimate the amount of loss and determine if the loss is probable.

On or about April 6, 2004, Rene Hamouth filed a Writ of Summons in the Supreme Court of British Columbia (Case No. SO41955) against us, our Chief Executive Officer and director, Richard E. Bennett, Jr. and our securities counsel, Edwards & Angell, LLP, a predecessor to Edwards Angell Palmer & Dodge LLP, seeking an unspecified amount of damages and costs for alleged libel of Mr. Hamouth resulting from two letters to his stockbroker, First Associates Investments, Inc. We and the other defendants have made an appearance in the court through respective legal counsel. On June 29, 2004, Mr. Hamouth filed an Amended Statement of Claim with the court. On November 19, 2004, the Court of Appeal for British Columbia granted Edwards Angell Palmer & Dodge LLP the right to appeal a chambers judge's decision that the alleged libelous correspondence in question is covered by absolute privilege and granted a stay of the proceeding pending the outcome of the appeal. The appeal was heard in February 2005. On March 30, 2005, the court granted the appeal and dismissed the claim against Edwards Angell Palmer & Dodge LLP. Since the court's entry of judgment in the appeal and to our knowledge, Mr. Hamouth has taken no further steps to pursue his claims against us or Mr. Bennett. We intend to vigorously defend any further actions taken by Mr. Hamouth in this matter.

On or about April 22, 2004, we filed a complaint in the United States District Court, Northern District of Georgia (Case No. 1:04-CV-1123) against Rene Hamouth, seeking the recovery of all profits realized by Mr. Hamouth resulting from his alleged violations of Section 16(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) relating to his purchases and sales of our common stock since approximately January 1, 2003. We are seeking damages in the amount of at least $151,428, interest on the amount of profits recovered and all other general and equitable relief to which we may be entitled. Since filing the complaint and serving Mr. Hamouth, Mr. Hamouth has filed an answer. The court has entered a scheduling order, approving the Joint Preliminary Planning Report and Discovery Plan. On March 16, 2005, we received notice that Mr. Hamouth's attorney in this matter has withdrawn from the case. On April 15, 2005, we filed a motion for summary judgment on this matter. The motion was unopposed. On October 5, 2005, the Court granted our motion and executed a judgment for us in the amount of $172,342.

On July 5, 2004, the Company entered into a distribution agreement with Open Systems, Ltd. Certain issues arose regarding the terms of the agreement and the parties mutually agreed to terminate the contract. The parties have been engaged in the process of ending the relationship pursuant to the terms and conditions of a settlement agreement, which is anticipated to provide for a release of all actual or potential claims against the Company, its officers and directors. At December 31, 2006, there are no related accrued contingency losses.

On March 9, 2005, SmartVideo Europe, Ltd., or SVEL, which is not an affiliate of ours, announced its intention to bring legal action in the form of a mediation/arbitration against us in regard to our alleged repudiation and breach of a distribution agreement between the parties, dated April 2, 2004, which involved certain rights to distribute certain of our products. The dispute includes claims of SVEL that we had anticipatorily breached our agreement with SVEL, thus allegedly inhibiting the development of SVEL's business utilizing our technology on an exclusive basis in 25 countries throughout the European Union. We contend that we had the right to terminate the agreement because of breaches by SVEL. On or about December 13, 2006, SVEL filed its Statement of Claim with the American Arbitration Association. The Company filed its response to the Statement of Claim on or about January 22, 2007. We intend to defend against the claim vigorously, although there can be no assurances that we will be successful.

On November 29, 2005, ProNetworkTV, Inc. filed a Complaint for Equitable Relief in the Superior County Court of Gwinnett County, State of Georgia, (Civil Action Number 05-A-13684-2) against OVT, Inc. seeking the recovery of late fees in the amount of $100,615 alleged to be owed pursuant to a Promissory Note executed by OVT, Inc. in favor of ProNetworkTV, Inc. in the principal amount of $325,000. ProNetworkTV, Inc. alleges that OVT, Inc. failed to make payments when due under the Promissory Note. As a result of the alleged failure to makes such payments, ProNetworkTV, Inc. alleges that late fees accrued under the Promissory Note. On March 26, 2006, the Company filed a Motion to Dismiss with the Court. On May 8, 2006, the Company's Motion to Dismiss was granted. On September 11, 2006, ProNetworkTV, Inc. filed a Complaint against the Company and OVT, Inc. in the Superior Court of Gwinnett County, State of Georgia (Civil Action Number 06A-08430-5) seeking recovery of the same late fees referenced above, but this time in the amount of $105,262, which is alleged to be owed pursuant to the same Promissory Note referenced above. Further, the Complaint seeks a declaratory judgment that ProNetworkTV, Inc. is the owner of certain technology belonging to the Company, which is the subject of a services agreement between the parties. The Complaint also alleges that ProNetworkTV, Inc. is entitled to monetary damages arising out of the Company's alleged breach of the services agreement. On September 15, 2006, the Company reached a settlement agreement with ProNetworkTV, Inc. relating to this and certain other unrelated matters. Pursuant to the terms of the settlement agreement, both parties agreed, among other things, to provide mutual general releases of any existing alleged claims either party may have had as of the date of the settlement agreement, including, but not limited to, any claims relating to the promissory note that was the subject of this lawsuit. After reaching the September 15, 2006 agreement referenced above, ProNetworkTV, Inc. took the position that a “final” agreement had not, in fact, been reached. Currently, the parties are proceeding as they were prior to reaching the September 15, 2006 settlement agreement. The Company intends to defend against the claims vigorously, although there can be no assurances that the Company will be successful.

uVuMobile, Inc.
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004

On January 19, 2006, the Company received a letter on behalf of Mantra Films, Inc. demanding that the Company pay cash damages of $791,244 as a result of the Company's alleged breach of certain guarantee obligations under an agreement between Cell Phone Entertainment, LLC, Mantra Films, Inc. and the Company (as Guarantor), dated September 30, 2004. Mantra Films, Inc. alleges that Cell Phone Entertainment, LLC and the Company failed to make certain guaranteed minimum license payments due under the agreement. As a result of the alleged failure to make such minimum payments, Mantra Films, Inc. terminated the agreement. The $791,244 demand represents the entire contract amount, including both past due payments and future guaranteed license fees, totaling minimum payments due pursuant to the agreement of $900,000, which amount has been reduced by payments made and certain prepaid insurance premiums in the amount of $108,756. On June 12, 2006, Mantra Films, Inc. filed suit against Cell Phone Entertainment, LLC and the Company in the Superior Court for the State of California, County of Los Angeles (Civil Action File NO. SC090022). Mantra Films, Inc.'s Complaint sets forth the same basic facts discussed above, as well as certain additional facts regarding the alleged failure of the Company to return certain property to Mantra Films, Inc. In its Complaint, Mantra Films, Inc. has asserted claims for breach of contract, conversion, unjust enrichment, specific recovery of personal property accounting and interference with prospective economic advantage. The Complaint seeks damages in the amount discussed above, in addition to certain unspecified damages to be proven at trial. On October 5, 2006, the Company filed a Motion to Compel Arbitration. A hearing on the Motion took place on December 27, 2006 and at the hearing the Court ordered the case to arbitration. The parties agreed to mediate the case prior to commencing arbitration proceedings. On January 12, 2007, the mediation took place, but the parties were unable to come to a successful resolution of the matter. Thereafter, on February 15, 2007, the Company and Cell Phone Entertainment, LLC entered into a settlement agreement with Mantra Films, Inc. and ROAR Productions (as a signatory to the contract at issue in the lawsuit filed by Mantra Films, Inc.).  Pursuant to the terms of the settlement agreement, the Company agreed to pay Mantra Films, Inc. the total sum of one hundred and fifty thousand dollars ($150,000), which sum is to be paid in eight (8) equal installments of $18,750, to be allocated between Mantra Films, Inc. and ROAR Productions as solely agreed to by and between Mantra Films, Inc. and ROAR Productions.  Payment of the obligation is secured by a lien on certain assets of the Company in favor of Mantra Films, Inc. in the amount of one hundred and fifty thousand dollars ($150,000), which lien shall be released upon full and final payment under the agreement. Any breach of the payment obligations by the Company shall allow Mantra Films, Inc. to assert a claim in any proceeding in bankruptcy, reorganization, merger, sale, or an assignment for the benefit of creditors for the value of their claims in the Mantra Lawsuit in the amount of three hundred ninety-nine thousand ($399,000), less any payments that have been made, which amount includes a claim for any sums remaining due on the secured interest of one hundred fifty thousand ($150,000), and a claim as a general unsecured creditor for the balance of the three hundred ninety nine thousand ($399,000).   In consideration of the foregoing, and once all required payments have been made, Mantra Films, Inc. and ROAR Productions agreed to give the Company and Cell Phone Entertainment, LLC, among other things, a dismissal with prejudice of the lawsuit, a non-disparagement clause and a confidentiality clause.

On or about January 18, 2006, Wilson W. Hendricks, III filed a Complaint in the County Court, Seventh Judicial Circuit, in and for St. John's County, Florida against the Company. Mr. Hendricks claimed damages in excess of $600,000 relating to lost wages and unreimbursed business expenses. In addition, he claimed the Company failed to issue 500,000 non-qualified stock options, to which he alleges he was entitled. Mr. Hendrick's main claims are that the he was wrongfully discharged from the Company and that the Company failed to grant him promised stock options. On June 22, 2006, the Court entered an Order requiring the parties mediate the case on or before October 31, 2006. The parties began the mediation process on August 29, 2006.  On February 22, 2007, the Company and Mr. Hendricks agreed to the basic terms of a settlement which was memorialized in a settlement agreement dated March 7, 2007.  Pursuant to the terms of the settlement agreement, the Company agreed to issue Mr. Hendricks 175,000 shares of the Company's common stock, and pay $10,000 for attorney’s fees and expenses (payable in two monthly installments), in exchange for, among other things, a dismissal with prejudice of the lawsuit.  Among other items, the settlement agreement also includes mutual general releases, mutual non-disparagement clauses, a confidentiality clause and a “non-cooperation” clause on behalf of Mr. Hendricks.

On February 1, 2006 Jenkins & Gilchrest, LLP (“J&G”) filed suit against the Company in the United States District Court, Central District of California, Los Angeles Division (Case No: CV06-0620) alleging breach of contract as a result of the Company's alleged failure to pay fees and costs for professional services in the amount of $115,345. The Company failed to file a timely answer to the Complaint and therefore J&G filed a Motion for Default Judgment in the amount of $131,902, plus costs, with the Court. The Motion for Default Judgment was granted on March 22, 2006. On August 14, 2006, the Company entered into a settlement agreement with J&G, pursuant to which the Company has agreed to pay J&G $95,000 in exchange for a release of all claims by J&G. As of October 11, 2006, the Company has paid J&G the $95,000 due pursuant to the settlement agreement.

uVuMobile, Inc.
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004

On or about July 18, 2006, Manhattan Investments, Inc. (“Manhattan”) filed a Complaint against the Company in the United States District Court, Northern District of California (Case No. C-06-4379), alleging that the Company has wrongfully refused to remove the restrictive legend on a stock certificate representing 49,795 shares. The Complaint includes claims for breach of fiduciary and statutory duties, conversion and fraud, and seeks injunctive relief, as well as monetary damages. On October 2, 2006, the Company filed a Motion to Transfer for Improper Venue. The Motion was granted by the Court on November 13, 2006. The Company intends to vigorously defend against these claims, although there can be no assurances that the Company will be successful.

On or about October 20, 2006, Hamouth Family Trust (“Hamouth”) filed a Complaint against the Company in the Court of Chancery of the State of Delaware, in which Hamouth seeks declaratory and injunctive relief, as well as damages in an unspecified amount, related to the Company's alleged wrongful refusal to issue new stock certificates without restrictive legends for 800,000 shares of stock owned by Hamouth. The Company has filed an Answer to the Complaint and the discovery period has commenced. The Company intends to vigorously defend against these claims, although there can be no assurances that the Company will be successful.

On November 13, 2006, James A. Jones filed a Complaint in the U.S. District Court for the Northern District of Georgia against the Company and Richard E. Bennett, Jr., the Company's former President and Chief Executive Officer. Mr. Jones alleges a violation of Section 806 of the Corporate Criminal and Fraud Accountability Act of 2002, 18 U.S.C. § 1514 et. seq. (“Sarbanes Oxley”), and is seeking compensatory damages, back pay and reimbursement for lost wages, pension, insurance, and other employment benefits, front pay and reimbursement for lost wages, pension, insurance, and other employment benefits, and attorneys fees. Mr. Jones claims that he was unlawfully terminated in retaliation for investigating and opposing allegedly improper conduct by the Company and Mr. Bennett. The Company and Mr. Bennett filed their Answers to the Complaint on December 21, 2006. The discovery period has commenced. The Company and Mr. Bennett intend to vigorously defend against Mr. Jones' claim, although there can be no assurances that the Company and Mr. Bennett will be successful.

The Company was named as a defendant in four lawsuits brought by a total of eighteen investors in the United States District Court, Northern District of Georgia (Case No. 1:06- CV-0850-MHS filed on or about April 10, 2006, and Case Nos. 1:06-CV-2388, 1:06-CV-2390, and 1:06-CV-2391 filed on or about October 6, 2006). The investors alleged, among other things, that the Company breached certain Registration Rights Agreements. The investors also claimed, among other things, that as a result of the Company's breach of the registration rights agreements they were denied certain rights they were allegedly owed under the agreements, and were inappropriately prevented from exercising warrants and selling shares during a specific period of time. In the aggregate, the investors claimed that as a result of the Company's actions they suffered damages in excess of $13 million dollars. On January 11, 2007 the Company entered into a Settlement Agreement with these investors and certain other interested parties (the “Claimants”). Pursuant to the terms of the Settlement Agreement, the Company issued 6,000,000 shares of the Company's common stock to the Claimants in exchange for the Claimants agreeing to release the Company and its owners, predecessors, successors, directors, officers, stockholders, employees, representatives, attorneys, subsidiaries and affiliates from all suits, claims, charges, liabilities and causes of action of any nature whatsoever which the Claimants had, have or may in the future have, arising out of any acts or events occurring up to and including the effective date of the Settlement Agreement. Among other items, the Claimants further agreed not to use confidential information against the Company in the future. The Settlement Agreement also contains mutual non-disparagement clauses.

On September 9, 2006 and February 14, 2007, respectively, the Company received correspondence from Epsom Investment Services, N.V. (“Epsom”) demanding repayment of an alleged outstanding Demand Loan made in 2002 from Epsom to Sharps Eliminations Technologies, Inc. (“Sharps”) in the amount of $50,000 bearing interest at 5%.  Epsom claims that the Company agreed to repay this loan on behalf of Sharps.  The Company is still investigating this claim, but currently does not believe any such amounts are due and owing to Epsom.

On February 28, 2007, the Company filed a Complaint in the United States District Court, Northern District of Georgia (Case No. 1:07-CV-0503) against Leslie L. Croland, Esq.,  the Company’s former securities counsel, seeking the recovery of damages as a result of Mr. Croland’s professional negligence and breach of fiduciary duties to the Company.  More specifically, the Company seeks to recover compensatory damages for, among other things, losses sustained and attorneys’ fees, costs, and expenses and liabilities incurred due to claims asserted by certain investors against the Company, as well as punitive damages, attorneys fees, costs of suit and any other relief the Court deems equitable and just.

Except as set forth above, we believe that there are no material litigation matters at the current time. Although the results of such litigation matters and claims cannot be predicted with certainty, we believe that the final outcome of such claims and proceedings will not have a material adverse impact on our financial position, liquidity, or results of operations.

uVuMobile, Inc.
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004

(C)  Employment and Consulting Agreement

(1)	Employment Agreements

David Ross

On February 28, 2006, we entered into an employment agreement with David R. Ross, pursuant to which he will serve as the Company's President for a period of two years. On August 25, 2006, Mr. Ross was appointed Interim Chief Executive Officer of the Company. Mr. Ross is entitled to a base salary of $275,000 per annum, which may be increased at the discretion of the Compensation Committee of the Board of Directors. We also granted Mr. Ross an incentive stock option to purchase an aggregate of 476,190 shares of the Company's common stock and a non-qualified stock option to purchase an aggregate of 523,810 shares of the Company's common stock. The incentive stock option and the non-qualified stock option are each exerciseable at $2.10 per share for a period of 10 years from the date of grant. The incentive stock option vests at the following percentages and at the following times: (1) 10% of the shares vested on February 28, 2006, and (2) 10% of the shares vest on each anniversary date thereafter for the succeeding nine years. The non-qualified stock option vests in the following percentage and at the following times: (1) 50% of the shares vest on February 28, 2006, and (2) the balance of the shares vest on February 28, 2007. We have agreed to reimburse Mr. Ross the rental costs of an apartment or condominium unit in Atlanta, Georgia, in an amount not to exceed $1,500 per month. The employment agreement made with Mr. Ross may be terminated with or without “cause” (as defined in the agreement) and contains customary non-competition, confidentiality and indemnification provisions. If the employment agreement is terminated by us without cause or by Mr. Ross with advance “Notice of Termination,” a pro rata portion of Mr. Ross' unvested options will vest immediately. If the employment agreement is terminated by the Company with cause or by Mr. Ross without advance Notice of Termination, then Mr. Ross forfeits the options that have not vested as of the date of termination or resignation.

William Loughman

Pursuant to an agreement with Tatum, LLC, the Company pays Mr. Loughman, the Chief Financial Officer of the Company, a salary of $20,000 per month less the amount of the Company's portion of FICA taxes. In addition, the Company has granted Mr. Loughman options to purchase 80,000 shares of the Company's common stock at an exercise price of $1.95 per share. The options vest at the rate of 10,000 per month and expire 10 years from the date of grant. The agreement commenced on March 20, 2006 and extends through December 31, 2006. Thereafter, the agreement will automatically renew for additional three-month periods unless either party gives the other party written notice of its intent not to renew at least 30 days prior to the end of the then current period.

Scott Hughes

Pursuant to the Company's employment agreement with Mr. Hughes, the Company pays Mr. Hughes a salary of $130,000 annually. In addition, the Company has granted Mr. Hughes options to purchase 1,500,000 shares of its stock, half of which vested on the date of his employment agreement, one quarter of which vested on the first anniversary of the date of his employment agreement, and one quarter of which will vest on the second anniversary of the date of his employment agreement if Mr. Hughes is still employed by the Company. The options expire ten years from the date of grant.

If Mr. Hughes is terminated by the Company without Cause or resigns for Good Reason (as those terms are defined in his employment agreement), the Company must pay Mr. Hughes an amount equal to the salary he would have earned during the remaining term of his employment agreement within ten days of his termination and maintain certain welfare benefit plans for the benefit of Mr. Hughes and his dependents.

Tony Novia

Pursuant to an employment agreement with Mr. Novia, the Company pays him a salary of $160,000 annually. In addition, the Company has granted Mr. Novia options to purchase 250,000 shares of the Company's common stock at an exercise price of $1.48 per share. 50,000 shares vested on the date of his employment and the remaining shares vest at 25,000 per quarter during the Employment Term. The options expire 10 years from the date of grant.

If Mr. Novia is terminated by the Company without Cause or resigns for Good Reason (as those terms are defined in his employment agreement), the Company must pay Mr. Novia an amount equal to the greater of the salary he would have earned during the remaining term of his employment agreement or nine months' salary. The Company must also maintain certain welfare benefit plans for the benefit of Mr. Novia and his dependents for the period during which severance payments are made.

uVuMobile, Inc.
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004

We entered into an employment agreement with Ronald A. Warren on December 9, 2003. The employment agreement provides for a salary of $87,000 with subsequent increases as determined by our Board of Directors. The employment agreement provides, among other things, for participation in employee benefits applicable to our employees and executives. Pursuant to the employment agreement, employment may be terminated by us or by Mr. Warren with or without cause. The agreement also provided for the grant of 25,000 stock options, but these options were never granted.

(2)	Consulting Agreement

Effective March 1, 2005, the Company entered into a consulting agreement with Forte Capital Partners, LLC. The term of the consulting agreement is for a period of six months and provides for a monthly retainer of $7,500 plus reimbursement of all reasonable travel and other out-of-pocket expenses incurred in performing the consulting services. The consulting agreement also provides for a warrant to purchase 150,000 shares of common stock at an exercise price of $3.50 per share. The warrant includes certain cashless exercise provisions and piggyback registration rights. Either party may terminate the agreement with or without reason. If the Company terminates the agreement without cause, the Company would be obligated to pay all amounts then owed, as well as liquidated damages equal to the monthly salary for the remainder of the term. At December 31, 2005, the Company included $30,000 in accounts payable relating to the monthly retainer.

See Note 12 for additional matters.

(D) Commitments

In May 2005, the Company assumed a sublease for approximately 25,000 square feet of office space in Duluth, Georgia. This office space currently serves as the Company’s corporate headquarters. This sublease calls for monthly rental payments of approximately $23,000 and terminates on August 31, 2007. Rent expense for the year ended December 31, 2006, 2005, and 2004 was $280,315, $273,215, and $122,000, respectively.

The following represents minimum rental payments due pursuant to non-cancelable operating lease commitments during the remaining term of the operating lease agreement.

For the Years Ended December 31, 2007-2001

Contractual Obligations	Total	Less Than 1 Year	1-3 Years	3-5 Years	More than 5 Years

Operating lease obligations	$185,332	$185,332	$–	$–	$–
Capital lease obligations	194,344	33,255	75,589	85,500	–
Broadcast rights	3,434,576	2,454,725	943,386	36,465	–
	$3,814,252	$2,673,312	$1,018,975	$121,965	$–

Note 9 - Stockholders’ Equity (Deficit)

Year Ended December 31, 2006

(A)	Preferred Stock

(1)     Capital Structure

As of December 31, 2006, the authorized Preferred Stock of the Company consisted of 50,000,000 shares of $.001 par value Series A-1 Preferred Stock of which 11,666,666 shares are issued and 2,633,333 shares are outstanding and are designated as convertible.

(B)	Common Stock Issuances

On July 17, 2006, the Company completed an equity financing pursuant to a securities purchase agreement dated as of July 7, 2006 among the Company and 74 accredited investors. Under the terms of the agreement, the Company received gross proceeds of $9,000,000 and issued to the investors a total of 7,200,000 shares of common stock and five year warrants exercisable at $2.50 per share to purchase up to 7,200,000 shares of common stock. Such securities were issued pursuant to an exemption provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. This round of financing triggered an anti-dilution provision under a prior financing resulting in the issue of additional warrants exercisable at $1.25 per share to purchase an additional 6,553,663 shares of common stock.

uVuMobile, Inc.
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004

 (1)    Capital Structure

As of December 31, 2006, the authorized common stock of the Company consists of 150,000,000 shares of $.001 par value.

(2)	Preferred Stock Conversions

During the year ended December 31, 2006, the Company converted 9,033,333 shares of the Company’s Series A-1 Convertible Preferred Stock to shares of common stock on a one-to-one basis.

(3)	Accounts Payable

During the year ended December 31, 2006, the Company settled two outstanding vendor payables with unrelated third parties by issuing an aggregate of 434,916 shares of common stock having an aggregate fair value of $501,937. Fair value was determined based on the quoted closing trading price on the dates of settlement. The share prices on the dates of issuance ranged from $0.75 - $2.08 per share. Of the total shares issued, 100,000 shares valued at $208,000, were applied directly against a vendor payable in connection with the purchase of computer software.  In addition the Company settled with a consultant by issuing 60,000 shares of common stock for all amounts due and owing, issued 75,000 shares to a consultant for services rendered, and issued 199,916 shares in payment of services performed by a vendor.

(4)	Warrant Exercises

During the year ended December 31, 2006, the Company issued 1,929,463 shares of common stock in connection with the exercise of previously issued stock purchase warrants. Of the total, 807,607 shares were issued based on the original warrant contractual exercise price. These exercise prices ranged from $0.75 - $2.00 per share and total cash proceeds raised from these exercised warrants was $943,975. The remaining 1,121,856 shares were issued based on an anti-dilution exercise price adjustment feature in the related warrant contracts. The Company recorded related offsetting amounts in additional paid-in capital and common stock at the par value of the stock issued, which was $1,122.

During the quarter ended December 31, 2006, the Company redeemed 706,670 callable warrants at a price of $.10 per warrant for a total payment of $70,667 which also reduced additional paid in capital by $70,667.

The following is a summary of all common stock issued during the year ended December 31, 2006:

Activity	Quantity of Shares	Valuation
Preferred Stock Conversion	9,033,333	$-
Accounts Payable Settlements	434,916	501,937
Warrant Conversions	1,929,463	943,975
Sale of Common Stock	7,206,109	9,033,333
Other	-	-
Total	18,603,821	$10,479,245

(C)	Common Stock Options and Warrants

(1) Services

On January 19, 2006, the Company entered into a consulting agreement with Growth Consultants LLC (“consultant”). The initial term of the agreement was through June 30, 2006, but was extended through September 30, 2006 pursuant to a letter agreement dated July 7, 2006.  Pursuant to the agreement, the consultant was issued 300,000 common stock purchase warrants having an exercise price of $3.00 per warrant.  For the year ended December 31, 2006, the Company recorded  $1,424,250 in consulting expense using fair value accounting as prescribed by SFAS No. 123R and the related Black-Scholes pricing model with the following weighted average assumptions:

uVuMobile, Inc.
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004

Exercise price	$3.00
Expected dividend yield	0%
Expected volatility	122.37%
Risk free interest rate	4.50%
Expected life of option	5 years

On July 24, 2006, the Company entered into a Master Consulting Agreement with James Morrison for a two year term expiring on July 24, 2008.  Pursuant to the agreement, Morrison was issued an aggregate of 400,000 common stock purchase warrants, 50,000 of which are exercisable at any time during the exercise period and the remaining will only be exercisable upon obtaining certain thresholds and milestones.  50,000 of these warrants have an exercise price of $1.40 and the remaining will have an exercise price equal to the lesser of (i) $1.40 and(ii) the closing price quoted on the OTC Bulletin Board or another recognized tracking system on the date the applicable thresholds and/or milestones are achieved.  The Company also is obligated to pay Morrison a specified amount per month to provide consulting services which includes general advice and directions on business development, strategic planning, and engineering and design.

For the year ended December 31, 2006, the Company recorded $66,720 in compensation expense using fair value accounting as prescribed in SFAS 123R and the related Black-Scholes pricing model with the following weighted average assumptions:

Exercise price	$1.40
Expected dividend yield	0%
Expected volatility	119.39%
Risk free interest rate	4.63%
Expected life of option	5 years

On July 24, 2006, the Company entered into a Master Development Agreement with Skyward Mobile for a two year term expiring on July 24, 2008.  Pursuant to the agreement, Skyward Mobile was issued an aggregate of 400,000 common stock purchase warrants, 50,000 of which are exercisable at any time during the exercise period and the remaining will only be exercisable upon obtaining certain thresholds and milestones.  50,000 of these warrants have an exercise price of $1.40 and the remaining will have an exercise price equal to the lesser of (i) $1.40 and (ii) the closing price quoted on the OTC Bulletin Board or another recognized tracking system on the date the applicable thresholds and/or milestones are achieved.

For the year ended December 31, 2006, the Company recorded $66,720 in compensation expense using fair value accounting as prescribed in SFAS 123R and the related Black-Scholes pricing model with the following weighted average assumptions:

Exercise price	$1.40
Expected dividend yield	0%
Expected volatility	119.39%
Risk free interest rate	4.63%
Expected life of option	5 years

(D)	Other Grants of Common Stock Options and Warrants

(1) 2004 Equity Incentive Plan

The Board of Directors of the Company adopted the 2004 Equity Incentive Plan (“2004 Plan”) effective January 1, 2004, to provide incentives to attract and retain participating officers, directors, and key employees. The 2004 Plan allows for the issuance of up to 5,000,000 shares of common stock in the form of incentive awards, including, without limitation, stock options and restricted stock. This Plan was approved by the stockholders at the annual meeting held on August 31, 2004.

(2) 2005 Equity Incentive Plan

The Board of Directors of the Company adopted the 2005 Equity Incentive Plan (“2005 Plan”) on January 3, 2006 to provide incentives to attract and retain participating officers, directors, employees, consultants and advisors. The 2005 Plan allows for the issuance of 10,000,000 shares of common stock in the form of incentive awards, including, without limitation, stock options and restricted stock. The Plan was approved by the stockholders on February 23, 2006.

uVuMobile, Inc.
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004

The following tables summarize all stock option grants to employees and non-employees as of December 31, 2006:

Stock Options	Number of Options	Weighted Average Exercise Price

Balance at December 31, 2003	-	$-
Granted	2,445,000	2.20
Exercised	-	-
Forfeited	-	-
Balance at December 31, 2004	2,445,000	$2.20
Granted	1,345,000	1.61
Exercised	-	-
Forfeited	(310,000)	1.58
Balance at December 31, 2005	3,480,000	$2.03
Granted	6,710,000	1.65
Exercised	-	-
Forfeited	(1,160,000)	1.00
Balance at December 31, 2006	9,030,000	$1.80

Options exercisable at December 31, 2006	4,499,062	$1.89
Weighted average fair value of options granted during 2006		$1.65

uVuMobile, Inc.
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004

Options Outstanding				Options Exercisable
Exercise Price	Number Outstanding as of December 31, 2006	Weighted Average Remaining Contractual Years	Weighted Average Exercise Price	Number Exercisable at December 31, 2006	Weighted Average Exercise Price
$0.90	250,000	8.52	$0.90	250,000	$0.90
$0.97	200,000	9.66	$0.97	28,125	$0.97
$1.00	435,000	7.85	$1.00	369,375	$1.00
$1.02	265,000	9.57	$1.02	0	$1.02
$1.31	990,000	9.59	$1.31	0	$1.31
$1.36	275,000	9.41	$1.36	131,250	$1.36
$1.40	350,000	9.52	$1.40	62,500	$1.40
$1.44	150,000	10.44	$1.44	37,500	$1.44
$1.48	250,000	9.15	$1.48	137,500	$1.48
$1.50	250,000	8.97	$1.50	31,250	$1.50
$1.55	1,700,000	8.36	$1.55	1,275,000	$1.55
$1.58	25,000	8.41	$1.58	6,250	$1.58
$1.75	25,000	9.32	$1.75	6,250	$1.75
$1.86	100,000	9.31	$1.86	50,000	$1.86
$1.90	500,000	8.84	$1.90	500,000	$1.90
$1.91	280,000	9.27	$1.91	140,000	$1.91
$1.95	100,000	9.22	$1.95	100,000	$1.95
$2.10	1,350,000	9.17	$2.10	370,000	$2.10
$2.20	150,000	9.26	$2.20	150,000	$2.20
$2.25	220,000	6.04	$2.25	126,250	$2.25
$2.30	150,000	7.92	$2.30	95,000	$2.30
$2.53	25,000	9.18	$2.53	9,375	$2.53
$2.77	25,000	9.18	$2.77	9,375	$2.77
$2.90	20,000	8.27	$2.90	5,000	$2.90
$2.91	30,000	8.29	$2.91	7,500	$2.91
$2.95	15,000	7.76	$2.95	6,562	$2.95
$3.27	150,000	9.15	$3.27	20,000	$3.27
$3.50	750,000	7.52	$3.50	575,000	$3.50
	9,030,000	8.83	$1.80	4,499,062	$1.89

At December 31, 2006, the Company had a total of 35,010,149 warrants outstanding.  All of these warrants are exercisable. The life of the warrants range from zero to five years. The exercise price of these warrants range from $0.75 to $6.50. See additional disclosure above regarding warrant activity.

   (3) Stock Plans

In 2006, the Company adopted SFAS No. 123(R). Under SFAS No. 123(R), companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share-based compensation arrangements include stock options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans.

For the year ended December 31, 2005, pro forma information regarding net income and earnings per share is required by SFAS No. 123 and has been determined as if the Company had accounted for its stock-based compensation plans using the fair value method prescribed by that statement. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period on a straight-line basis. Compensation previously recognized is reversed to the extent applicable to forfeitures of unvested options. For purposes of presenting the comparative 2005 pro forma financial statement information, the Company has determined the amount of share based awards previously accounted for pursuant to APB No. 25 prior to January 1, 2006 and recorded the appropriate expense as if SFAS No. 123R had been followed in the previous comparative period.

The following table illustrates the effect on the consolidated net loss and net loss per share if the Company had accounted for its stock-based compensation plans using SFAS No. 123(R) for the employee share based awards.

uVuMobile, Inc.
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004

	For the Year Ended
	December 31,
	2006	2005	2004
Net loss to common shareholders, as reported	$(24,488,876)	$(19,740,274)	$(6,792,930)
Add: Stock-based employee compensation expense included in reported net loss, net of related tax effects	-	-	-
Deduct: Total stock-based employee compensation expense determined under fail value based method for all awards, net of related tax effects	-	1,090,181	(75,727)
Pro forma net loss to common shareholders	$(24,488,876)	$(20,830,455)	$(6,868,657)

Basic and diluted net loss per share, as reported	$(0.61)	$(0.76)	$(0.35)
Pro forma basic and diluted net loss per share	$(0.61)	$(0.80)	$(0.36)

For purposes of this pro forma presentation, the fair value of each option grant was estimated at the date of the grant using a Black-Scholes option pricing model with the following weighted average assumptions: the risk-free interest rate was 4.875%, expected dividend yield of 0%, expected volatility factor was 122.76% with an expected life of three years.

For the years ended December 31, 2006, the Company recorded a charge to income in the amount of approximately $3,287,000  for the effects of the adoption of FASB 123(R) in the current year for employee share based awards.

Year Ended December 31, 2005:

(A)	Preferred Stock

(1) Capital Structure

As of December 31, 2005 and 2004, the authorized preferred stock of the Company consists of 50,000,000 shares of $.001 par value preferred stock of which 10,666,666 and 0 shares are issued and outstanding, respectively and are designated as convertible. Prior to its conversion in March 2004, each share of preferred stock was entitled to the same voting preferences as the Company’s common stock.

In March 2004, the holders of the 12,000,000 shares of Convertible Preferred Stock provided notification to us for the conversion of their shares into common stock. Under the terms of the Convertible Preferred Stock, the stockholders were issued a total of 12,000,000 shares of common stock. These shares of common stock were issued as restricted shares exempt from registration.

On August 9, 2005 our Board of Directors authorized the issuance of 2,500 shares of Series B 7% Convertible Preferred Stock. As of the date of this report, no shares of such stock have been issued. Each share of Series B 7% Convertible Preferred Stock is convertible into that number of shares of common stock determined by dividing the Stated Value of the Series B 7% Convertible Preferred Stock, which is presently equal to $1,000.

(2)	Preferences

Currently, the board has not designated any preferences.

(3)	Issuance of Convertible Preferred Stock, Series A-1

In November 2005, the Company issued 5,333,333 shares of Convertible Preferred Stock, Series A-1. Of the total, 1,746,667 shares were issued in connection with the conversion of $1,310,000 in convertible debt at $0.75 per share (see Notes 6 and 10). The remaining 3,586,666 shares were sold for cash of $2,690,000 or $0.75 per share. This represented the first of two Convertible Preferred Stock offerings traunches.

In December 2005, the Company issued 5,333,333 shares of Convertible Preferred Stock, Series A-1. All shares were sold for cash of $4,000,000 or $0.75 per share. (See Notes 6 and 10) This represented the second of two Convertible Preferred Stock offerings traunches.

In connection with the issuance of these aggregate 10,666,666 Series A-1, Convertible Preferred Shares, the Company issued 13,333,333 stock purchase warrants. For each share of Convertible Preferred Stock purchased, the holder is entitled to receive freestanding warrants having an exercise price of either $1.75 or $2.00. The quantity of warrants granted at $1.75 was equivalent to the investment multiplied by 133 1/3%; the quantity of warrants granted at $2.00 was equivalent to the investment multiplied by 33 1/3%. All stock purchase warrants have an exercise period of five years.

uVuMobile, Inc.
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004

The Company followed the provisions of EITF No. 98-5, EITF 00-27 and APB No. 14 by allocating the proceeds raised between the Convertible Preferred Stock and freestanding warrants. The allocation is deemed to be analogous to a dividend to be recognized over the term in which the preferred stockholders can realize the return. Since the Convertible Preferred Stock is immediately convertible at the option of the holder, the benefit is realized immediately. The value of the dividend was equivalent to $8,000,000 as the allocation exceeded the face amount of the gross proceeds raised. The Company charged retained earnings and credited additional paid-in capital. Additionally, the Company evaluated the underlying common stock for purposes of determining fair value and the related conversion price, however, the conversion price of $0.75 used to determine the allocable amounts was based on the recent cash offering price of $0.75 for the same Convertible Preferred Stock offering as opposed to any value ascribed to the common stock.

The Company also reviewed this transaction and determined that derivative accounting and the related issues of EITF No. 00-19 do not apply.

Management used the following weighted average assumptions on the date of issue when determining the fair value of the freestanding warrants issued in connection with the Series A-1, Convertible Preferred Shares:

Exercise price	$1.75 or $2.00
Expected dividend yield	0%
Expected volatility	175.48% - 176.68%
Risk free interest rate	4.25%
Expected life of option	2 years

(B)	Common Stock Issuances

(1)	Issued for Cash

During March 2005, the Company issued 1,761,345 shares of common stock for gross cash proceeds of $3,963,000 in connection with a Private Placement requiring a purchase price of $2.25 per share. Additionally, the Company paid a cash fee of $233,125 to a placement agent in connection with the equity raise representing a direct offering cost. The $233,125 was netted against the gross cash proceeds and resulted in the Company raising $3,729,875 in net cash proceeds. All shares issued in this Private Placement had piggy back registration rights and the related registration statement was declared effective in July 2005.

In connection with the issuance of these shares of common stock, the Company issued to each investor an aggregate 1,019,675 stock purchase warrants. These warrants have an exercise price ranging from $2.25-3.50 and a life of 5 years. There is no separate valuation for the attached warrants pursuant to fair value accounting as they are deemed to be part of the aggregate gross proceeds raised for the related 1,761,345 shares of common stock.

See Note 9 (B) (5) for additional common shares issued in connection with conversion of stock purchase warrants.

(2)	Compensation to Investors

During March 2005, the Company issued an aggregate 50,000 shares of common stock to two individuals pursuant to the terms of a debt instrument held that required the issuance of additional shares based upon certain market conditions. The value of these shares was $3.95 per share based on the quoted closing trading price on the date of grant. Total additional consideration charged to the statement of operations as interest expense was $197,500.

(3)	Accounts Payable

During 2005, the Company settled various outstanding vendor payables with unrelated third parties by issuing an aggregate 72,882 shares of common stock having an aggregate fair value of $82,850. Fair value was determined based on the quoted closing trading price on the dates of grant. The share prices on the dates of grant ranged from $0.79 - $3.04 per share and averaged $1.14 per share.

uVuMobile, Inc.
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004

(4)	Consulting Services

In July 2005, the Company issued 750,000 shares of common stock to an unrelated third-party as consideration for entering into a business advisory agreement. The term of the agreement was for six months. The shares had a fair value of $712,500 or $0.95 per share. Fair value was determined based on the quoted closing trading price on the date of grant. There were no other services provided to the Company as described in the terms of the agreement and there are no outstanding accrued liabilities to this service provider at December 31, 2005. All shares had piggy back registration rights and as of the date of the accompanying report were awaiting registration.

(5)	Warrant Conversions

During 2005, the Company issued 1,866,402 shares of common stock in connection with the exercise of previously granted stock purchase warrants. Of the total, 527,779 shares were issued pursuant to the warrant contractual exercise price. These exercise prices ranged from $0.75 - $2.50 per share and averaged $1.37 per share. Total cash proceeds raised from conversions was $723,335. The remaining 1,338,623 shares were issued pursuant to a cashless exercise provision as stated in the related warrant contracts. The Company recorded related offsetting amounts in the statements of changes in stockholders’ deficit for common stock and additional paid-in capital at the par value of the stock issued, the total was $1,339.

See Note 9 (B) (1) for issuance of common stock and stock purchase warrants for cash.

The following is a summary of all common stock issued during 2005:

Activity	Quantity of Shares	Valuation
Cash	1,761,345	$3,729,875
Compensation to Investors	50,000	197,500
Accounts Payable Settlements	72,882	82,850
Consulting Services	750,000	712,500
Warrant Conversions	1,866,402	723,335
Total	4,500,629	$5,446,060

(C)	Common Stock Options and Warrants

(1)	Services

On March 1, 2005, the Company entered into two separate consulting agreements with unrelated third parties to provide professional services for an aggregate $17,500 per month for a period of one-year. Under the terms of these agreements, the Company issued an aggregate 1,400,000 stock purchase warrants having a fair value of $2,624,450. The value of these warrants was based on a computation derived from the use of a Black-Scholes option pricing model. Management used the following weighted average assumptions at the grant date:

Exercise price	$3.50 - $6.50
Expected dividend yield	0%
Expected volatility	151.06%
Risk free interest rate	4.25%
Expected life of option	4 - 4.25 years

In June 2005, both agreements were terminated. At December 31, 2005, there were no outstanding accrued liabilities to either service provider. At December 31, 2005, the Company had charged the statement of operations for the entire $2,624,450 to consulting expense with an offsetting credit to additional paid in capital, additionally, all 1,400,000 warrants remain outstanding.

uVuMobile, Inc.
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004

(D)	Other Grants of Common Stock Options and Warrants

(2) 2004 Equity Incentive Plan

The Board of Directors of the Company adopted the 2004 Stock Incentive Plan (“2004 Plan”) effective January 1, 2004, to provide incentives to attract and retain officers, directors, and key employees. The 2004 Plan allows for the issuance of up to 5,000,000 shares of common stock. This Plan was approved by the stockholders at the annual meeting held on August 31, 2004.

On September 1, 2004, the Company granted 50,000 stock options to an officer. On December 7, 2004, the Company granted an additional 50,000 stock options to this same officer. No other officer or director of the Company holds any options, warrants or other rights allowing such person to acquire additional shares of the Company’s common stock.

At December 31, 2005, the Company had a total of 31,161,589 warrants outstanding. Of these warrants, 30,336,589 are exercisable. The life of the warrants range from zero to five years. The exercise price of these warrants range from $0.75 to $6.50. See additional disclosure above regarding activity.

(E) Deferred Compensation

During 2006, the Company amortized $3,658,144 to the statement of operations as consulting expense relating to prior period deferred consulting arrangements. The balance at December 31, 2006 to be amortized was $877,628.

Note 10 - Related Party Transactions

The Company had advances from holders of Preferred Shares, which included the CEO, amounting to $12,575 at December 31, 2003. These advances were due on demand, non-interest bearing and unsecured. On September 15, 2005, the Company repaid an advance in the amount of $10,000. The balance sheet currently reflects a balance due of $2,575.

On August 12, 2005, the Company borrowed $225,000 from one of its directors. Pursuant to the promissory note issued in connection with the loan, the Company is obligated to pay all principal and interest due under the note by no later than September 12, 2006. Interest on the unpaid principal balance of the note accrues at a rate equal to the fluctuating prime lending rate of LaSalle Bank, N.A., Chicago, Illinois; as such rate is in effect less one hundred basis points. This principal portion of this note in the amount of $225,000 was repaid on November 22, 2005. The Company had related outstanding accrued interest of $3,845 at December 31, 2005.

Until August 31, 2005, the Company was provided the use of office facilities from a former related party. The amount paid by the Company during 2005 under this leasing arrangement amounted to approximately $81,000.

On September 26, 2005 and October 19, 2005, the Company borrowed an aggregate $600,000 from two different related parties (4 separate notes) pursuant to the terms of a Convertible Promissory Note.

On November 10, 2005, the Company borrowed $150,000 from a related party pursuant to the terms of a Convertible Promissory Note. (See Note 6)

In connection with these offerings, a family member of a board member invested $50,000 in exchange for 66,667 shares of common stock ($0.75 per share). This individual also received 83,334 warrants under the same terms as all other investors participating in the Series A-1, Convertible Preferred Stock offerings in November and December 2005.

During the years ending December 31, 2005, 2004 and 2003, the Company generated revenue from a former related party accounting for $55,228, $31,945 and $22,432 respectively. These amounts were fully reserved at year-end.

On March 7, 2006, a Director of the Company exercised 25,000 warrants for 25,000 shares of common stock. These warrants were exercised at a price of $1.50 for 12,500 common shares and $2.00 for the additional 12,500 common shares.

On July 17, 2006, the Company completed an equity financing pursuant to a securities purchase agreement dated July 7, 2006 among the Company and 74 accredited investors (“Investors”). Included among these Investors are two board members along with an officer of the Company who collectively invested $350,000 in exchange for 280,000 shares of common stock (at a price of $1.25 per share). These individuals also received 280,000 warrants under the same terms as all the other Investors who participated in the financing.

uVuMobile, Inc.
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004

In conjunction with the equity financing, a family member of one of the Company's directors invested $100,000 in exchange for 80,000 shares of common stock (at a price of $1.25 per share). This individual also received 80,000 warrants under the same terms as the other investors.

Note 11 - Income Taxes

There was no provision for income taxes for 2006, 2005 and 2004 due to continuing operating losses.

Income tax expense (benefit) differed from the amounts computed by applying the statutory U.S. federal income tax rate of 35% to income (loss) before provision for income taxes as a result of the following:

	2006		2005		2004
Computed "expected" tax expense (benefit)	$(8,571,107)	35.11%	$(6,909,096)	35.00%	$(2,377,526)	35.00%
Increase (decrease) in income taxes resulting from:
State income taxes, net of federal income taxes	(1,122,056)	4.60%	(582,338)	2.96%	(201,071)	2.96%
Nondeductible expenses	27,198	(0.11%)	257,424	(1.31%)	-	0.00%
Increase in valuation allowance	11,433,041	(46.84%)	7,199,753	(36.54%)	2,578,597	(37.96%)
Other
True-Up of Net Operating Loss C/F	(1,671,112)	6.85%	-	0.00%	-	0.00%
True-Up of Prior Depreciation Adjustments	(24,744)	1.10%	-	0.00%	-	0.00%
Other	(71,220)	0.29%	34,257	(0.11%)	-	0.00%
Actual tax expense	$-	0.00%	$-	0.00%	$-	0.00%

The income tax effects of temporary differences that give rise to significant portions our deferred income tax assets and liabilities are presented below:

	December 31,
	2006	2005
Deferred income tax assets:
Net operating loss and research and experimentation credit carry forwards	$12,956,554	$4,416,475
Noncash stock-based compensation	4,813,480	2,600,882
Accruals not deducted for tax	1,390,202	2,180,160
Property and equipment, principally due to differenced in depreciation	1,953,558	483,236
Total gross deferred income tax assets	$21,113,794	$9,680,753

Les valuation allowance	(21,113,794)	(9,680,753)
Net deferred income tax assets	$-	$-

At December 31, 2006, the valuation allowance for deferred income tax assets increased by $11,433,041 from December 31, 2005. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based on consideration of these items, Management has determined that enough uncertainty exists relative to the realization of the deferred income tax asset balances to warrant the application of a full valuation allowance as of December 31, 2005.

At December 31, 2006, we had net operating loss carryforwards for U.S. federal income tax purposes of $33.3 million available for offset against future taxable income. Such net operating losses expire in varying amounts beginning in the year 2026. Utilization of these net operating losses may be limited due to potential ownership changes under section 382 of the Internal Revenue Code.

Note 12 - Subsequent Events

In January 2007, the Company announced its intent to seek stockholder approval to change the name of the Company to uVumobile™, Inc. to better reflect the corporate brand and new products. More specifically, the Company is developing a new suite of products and platforms, which are expected to include backend media hosting, application development, mobile marketing, messaging, content aggregation, billing, advertising and other services directed towards the mobile business- to- business market. On February 14, 2007, the Company initiated this process by distributing a consent solicitation statement to its stockholders seeking consent to amend its Certificate of Incorporation to effect the name change.

uVuMobile, Inc.
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004

On February 28, 2007, our Board of Directors determined that it would be advisable to retain a financial advisor to assist the Company in evaluating various strategic alternatives, including recapitalization, sale of stock, merger or asset disposition possibilities, all with the goal of maximizing stockholder value.  The Company is currently interviewing potential candidates to fill that role.

On March 9, 2007, we commenced an Offer to Amend and Exchange certain of our outstanding warrants.  The offer provides holders of certain warrants the opportunity to amend and exercise any or all of their warrants for a significantly reduced exercise price by either paying the exercise price in cash or by tendering a specified number of warrants for each share of common stock being purchased.  Unless extended, the offer expires at midnight, Eastern Time, on April 6, 2007.

UVUMOBILE, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
	2007	2006
Assets	(Unaudited)

Current Assets
Cash	$358,258	$3,696,581
Certificate of deposit	-	201,447
Accounts receivable - net of allowance for doubtful accounts of $11,000 and $0	391,071	162,795
Broadcast rights - net of accumulated amortization of $0 and $2,273,192	-	301,281
Prepaid expenses	37,288	125,189
Total Current Assets	786,617	4,487,293

Property and Equipment, net of accumulated depreciation of $1,363,150	1,156,117	1,541,390
and $936,614
Other Assets
Broadcast rights, net of current portion	-	310,384
Intangible assets - net of accumulated amortization of $95,881 and $14,725	217,911	250,317
Other	36,111	102,261
Total Other Assets	254,022	662,962

Total Assets	$2,196,756	$6,691,645

Liabilities and Stockholders' Deficit

Current Liabilities
Accounts payable and accrued expenses	$3,747,681	$2,048,129
Contracts payable - broadcast rights	225,000	2,454,725
Capital lease obligations - current	-	33,255
Deferred current liabilities	6,389	20,248
Accrued settlement expenses	335,000	5,022,000
Loan payable and related accrued interest	435,729	63,042
Total Current Liabilities	4,749,799	9,641,399

Long-term Liabilities
Contracts payable - broadcast rights - net of current portion	-	979,851
Capital lease obligations - net of current portion	-	161,089
Total Long-Term Liabilities	-	1,140,939

Total Liabilities	4,749,799	10,782,338

Commitments and Contingencies

Stockholders' Deficit
Preferred stock, Series A-1, Convertible, $.001 par value, 50,000,000 shares authorized, 11,666,666 shares issued and 266,66 outstanding as of September 30, 2007,
11,666,666 shares issued and 2,633,333 outstanding as of December 31, 2006	267	2,634

Common stock, $.001 par value, 150,000,000 shares authorized, 67,211,966 shares issued and outstanding as of September 30, 2007, 47,292,284 shares issued and outstanding
as of December 31, 2006	67,212	47,288

Additional paid-in capital	70,168,012	61,179,644
Less: Deferred consulting fees	(7,192)	(877,628)
Accumulated deficit	(72,781,342)	(64,442,632)
Total Stockholders' Deficit	(2,553,043)	(4,090,694)

Total Liabilities and Stockholders' Deficit	$2,196,756	$6,691,645

See accompanying notes to consolidated financial statements

UVUMOBILE, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

uVuMobile, Inc.
Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Revenues
Revenue	$202,886	$197,302	$815,787	$476,700
Total Revenues	202,886	197,302	815,787	476,700

Cost of Goods Sold
Cost of goods sold	122,750	-	381,473	-
Total Cost of Goods Sold	122,750	-	381,473	-

Gross Profit	80,136	197,302	434,314	476,700

Operating Expenses
Broadcast rights	22,547	616,756	177,388	1,774,781
Impairment of broadcast rights	(742,951)	-	(1,475,316)	-
Compensation and benefits	393,216	727,324	1,709,920	2,029,062
Consulting and professional fees	281,752	522,931	1,210,499	2,790,547
Data center	195,384	200,163	666,325	705,375
Depreciation	241,536	156,757	723,077	407,858
Settlement expense	142,927	57,000	1,431,427	705,000
Stock-based compensation	612,813	1,658,705	2,965,519	3,833,498
Selling, general and administrative	334,126	541,689	1,374,057	2,187,770
Total Operating Expenses	1,481,350	4,481,325	8,782,896	14,433,891

Loss from Operations	(1,401,214)	(4,284,023)	(8,348,582)	(13,957,191)

Other Income (Expense)
Interest income	4,293	136,129	36,612	212,196
Interest expense	(17,118)	-	(26,741)	-
Total Other Income (Expense), Net	(12,825)	136,129	9,871	212,196

Net Loss	$(1,414,039)	$(4,147,894)	$(8,338,711)	$(13,744,995)

Net Loss per Share - Basic and Diluted	$(0.02)	$(0.09)	$(0.14)	$(0.36)

Weighted Average Common Shares
Outstanding during the Period	64,381,733	45,260,203	58,659,916	37,959,443

See accompanying notes to consolidated financial statements

UVUMOBILE, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Nine Months Ended
	September 30,
	2007	2006
Cash Flows from Operating Activities
Net loss	$(8,338,711)	$(13,744,995)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of stock options pursuant to SFAS No. 123R	-	2,119,252
Amortization of stock based compensation	870,436	1,557,690
Amortization of broadcast rights	149,975	1,824,024
Impairment of Broadcast rights	(1,475,316)
Bad debt	11,000	(77,889)
Depreciation	723,080	407,858
Issuance of common stock for legal settlement	1,228,500	705,000
Non-cash, stock-based compensation	2,204,454	1,852,369
Changes in operating assets and liabilities:
(Increase) Decrease in:
Accounts receivable	(239,276)	77,889
Prepaid expenses	87,901	(106,640)
Deposits	(66,037)	-
Restricted cash	113	-
Intangible assets	(48,750)	-
Broadcast Rights	611,665	(224,162)
Marketable securities	201,447	97,082
Increase (Decrease) in:
Accounts payable and accrued expenses	1,814,531	(624,742)
Accrued interest payable	2,385	(62,104)
Deferred revenues	(13,859)	-
Escrow payable / Deposit liability	-	-
Contracts rights payable	(1,734,260)	-
Repayments on acquired broadcast rights	-	(1,695,000)
Net Cash Used in Operating Activities	(4,010,722)	(7,894,368)

Cash Flows from Investing Activities
Purchase of equipment	(305,402)	(1,048,676)
Net Cash Used in Investing Activities	(305,402)	(1,048,676)

Cash Flows from Financing Activities
Redemption of warrants	(2,888)	(70,667)
Issuance of common stock for cash	738,221	9,000,000
Proceeds from warrant exercises	-	943,975
Bridge Loans	370,302	-
Capital lease obligations	(127,834)	-
Net Cash Provided by Financing Activities	977,801	9,873,308

Net Decrease in cash and cash equivalents	(3,338,323)	930,264

Cash - Beginning of year	3,696,581	5,792,566

Cash - End of Period	$358,258	$6,722,830

Supplemental Disclosure of Cash Flow Information

Cash paid for:
Income taxes	$-	$-
Interest	$-	$-

Supplemental Disclosure of Non-Cash Investing and Financing Activities
Acquisition of broadcast rights	$-	$84,000
Issuance of common stock to acquire software	$-	$208,000
Issuance of common stock for settlement of accounts payable	$-	$149,637
Issuance of common stock for settlement of litigation	$-	$-
Issuance of convertible preferred stock to settle accrued litigation	$-	$4,750,000
Issuance of common stock pursuant to anti-dilution agreement	$-	$1,122
Conversion of convertible preferred stock to common stock	$-	$8,497
Forfeiture of stock based compensation	$-	$271,563
Options granted for future services	$-	$1,775,727
Non-cash financing activities	$350,638	$-
See accompanying notes to consolidated financial statements

Note 1 - Organization

uVuMobile, Inc. (“uVuMobile™” or “the Company”), formerly known as smarTVideo Technologies, Inc., was incorporated in Florida on August 17, 1984, and on December 19, 2000, changed its corporate domicile to Delaware. Its wholly-owned subsidiary, OVT, Inc., (“OVT”) was incorporated in the state of Georgia on August 31, 2000. uVuMobile is a media distribution services company in the business of obtaining the rights to video and television content for the mobile handset market and delivering the video content for a fee or a portion of the associated advertising revenue. The Company specializes in the distribution of high-quality video and programming through devices connected to the public Internet and is currently focused on distribution to mobile display devices, cell phones and PDAs connected to the public Internet via wireless data networks and Wi-Fi.

In January 2007, the Company announced its intent to seek stockholder approval to change the name of the Company to uVuMobile, Inc. to better reflect the corporate brand and new products. More specifically, the Company is developing a new suite of products and platforms, which are expected to include backend media hosting, application development, mobile marketing, messaging, content aggregation, billing, advertising and other services directed towards the mobile business-to-business market. On February 14, 2007, the Company initiated this process by distributing a consent solicitation statement to its stockholders seeking consent to amend its Certificate of Incorporation to effect the name change. On May 3, 2007, the Company announced that as of April 9, 2007 it had received the consent of the holders of approximately 58% of its stock to change its corporate name to uVuMobile, Inc.  On June 1, 2007 the Company changed its name to uVuMobile, Inc.

On June 21, 2007 the Company announced it has shifted its business model to allow uVuMobile to focus engineering and new business efforts on its business to business mobile platform.  In connection with this shift in the business model, the Company has transitioned out of its branded direct to consumer mobile television subscription business.

Note 2 - Going Concern, Significant Accounting Policies and Risks and Uncertainties

(A) Going Concern

As reflected in the accompanying unaudited consolidated financial statements, the Company has a net loss of $8,338,711 and net cash used in operations of $4,010,722, respectively for the nine month period ended September 30, 2007. The Company also has an accumulated deficit of $72,781,342 at September 30, 2007.

Based on information currently available regarding our proposed plans and assumptions relating to operations we anticipate that the net proceeds from the closing of our financings in 2007, together with revenues generated from operations, will not be sufficient to meet our cash requirements for working capital and capital expenditures beyond the fourth quarter of 2007. There can be no assurance that the Company will be able to secure additional financing on acceptable terms at or prior to the depletion of existing funds, or at all. If adequate funds are not available or not available on acceptable terms, the Company will be unable to continue as a going concern. The Company has no firm commitment for any additional capital.

(B) Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and with the instructions to Form 10-Q for interim financial information. Accordingly, these unaudited condensed consolidated financial statements do not include all of the information and notes required for complete financial statements. In the Company's opinion, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Certain prior year amounts have been reclassified to conform to the current year presentation. Operating results for the three months ended September 30, 2007 are not necessarily indicative of the results that may be expected for the year ending December 31, 2007. For further information, refer to the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2006.

(C) Use of Estimates

In preparing financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the periods presented. Actual results may differ from these estimates.

Significant estimates during 2007 and 2006 include depreciable lives on property and equipment, the valuation of stock options/warrants granted for services, the value of warrants issued in connection with debt and equity related financings, valuation and related amortization of intangible broadcast rights pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 63 and the valuation allowance for deferred tax assets since the Company had continuing operating losses.

Note 2 - Going Concern, Significant Accounting Policies and Risks and Uncertainties – Continued

(D) Cash and Cash Equivalents

For the purpose of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

The Company minimizes its credit risk associated with cash by periodically evaluating the credit quality of its primary financial institution. The balance at times may exceed federally insured limits. At September 30, 2007, the balance exceeded the federally insured limit by $243,258. Additionally, at September 30, 2007, the Company had $15,000 maintained under a compensating balance agreement. The $15,000 is retained due to potential credit card charge backs that are unforeseen.

(E) Equipment

Equipment consisting primarily of computer equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which is generally three years. Depreciation expense for the three and nine month periods are detailed as follows:

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Depreciation	$241,536	$156,757	$723,077	$407,858

Equipment consists of the following:

	September 30,	December 31,
	2007	2006
Computer Equipment	$2,655,155	$2,398,504
Proprietary software
development	79,500	79,500
	2,734,655	2,478,004
Less accumulated depreciation	(1,578,538)	(936,614)
Property and equipment, net	$1,156,117	$1,541,390

(F) Broadcast Rights

The Company acquires rights to programming so that it may deliver this programming to its subscribers. The costs incurred in acquiring programs are capitalized and amortized over the license period or projected useful life of the programming. The broadcast rights are accounted for according to SFAS No. 63 “Financial Reporting by Broadcasters”. Program rights and the related liabilities are recorded at the gross amount of the liabilities when the license period has begun, the cost of the program is determinable, and the program is accepted and available for airing.

(G) Accounts Receivable

Substantially all of the Company's accounts receivable are due from end-users. Collateral is not required. Credit losses are provided for in the consolidated financial statements. The Company has a limited history in evaluating such credit losses.

 (H) Allowance for Doubtful Accounts

Management estimates the amount of required allowances for potential non-collectibility of accounts receivable based upon past collection experience and consideration of other relevant factors. However, past experience may not be indicative of future collections and therefore additional charges could be incurred in the future to reflect differences between estimated and actual collections.  The allowance for doubtful accounts at September 30, 2007 as $11,000 and at December 31, 2006 was $0.

(I) Earnings (Loss) Per Share

In accordance with SFAS No. 128, “Earnings per Share” (“EPS”), basic earnings per share is computed by dividing the net income (loss) less preferred dividends for the period by the weighted average number of shares outstanding. Diluted earnings per share is computed by dividing net income (loss) less preferred dividends by the weighted average number of shares outstanding including the effect of share equivalents. Common share equivalents consist of shares issuable upon the exercise of certain common stock purchase warrants, stock options, and Convertible Preferred Stock. The Company has excluded these common share equivalents from its computation of earnings per share due to their antidilutive effect as the Company has reflected a net loss at September 30, 2007 and 2006, respectively. Accordingly, the basic and diluted EPS are the same.

Note 2 - Going Concern, Significant Accounting Policies and Risks and Uncertainties – (continued)

The following table is a summary of common stock equivalents outstanding at September 30, 2007 and 2006, respectively.

	September 30,
	2007	2006

Common Stock Options	9,260,000	8,035,000
Common Stock Warants	8,173,837	35,010,149
Total Commons Stock Options and Warrants	17,433,837	43,045,149

(J) Stock-based Compensation

Effective January 1, 2006, we adopted SFAS No. 123(R), Share-Based Payment utilizing the prospective method. SFAS No. 123(R) requires the measurement of stock-based compensation expense based on the fair value of the award on the date of grant. Under the prospective method, the provisions of SFAS No. 123(R) apply to all awards granted or modified after the date of adoption.

(K) Revenue Recognition

The Company follows the guidance of the SEC's Staff Accounting Bulletin No. 104 for revenue recognition.  In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured.

The Company provides services to our business-to-business customers under volume-based usage arrangements of our digital media and multimedia broadcast products and services. Under certain arrangements, the customers are subject to a base monthly fee or minimum monthly usage requirement in order to maintain a customer's preferential negotiated rates. From time-to-time, the Company may also lease hardware to its customers enabling them to facilitate a live broadcast. In certain situations, the Company may sell hardware to its resellers under the specific terms of the agreements with them.

Revenue is also recognized as earned upon the delivery of services to the Company's subscription-based customers. This is typically when a digital media or multimedia broadcast is viewed. Many of the Company's subscription-based customers access its programming through the purchase of a monthly, semi-annual, or annual subscription fee for SmartVideo's mobile entertainment services. Revenue received on annual subscriptions is deferred and therefore is recognized ratably over the term of the contract.

(L) Income Taxes

The Company accounts for income taxes under the Financial Accounting Standards (“FAS”) No. 109 “Accounting for Income Taxes” (“Statement 109”). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period, which includes the enactment date.

(M) Derivative Liabilities

In June 2005, the Emerging Issues Task Force ("EITF") issued EITF 05-2, “The Meaning of Conventional Convertible Debt Instrument in Issue No. 00-19". EITF 05-2 retained the definition of a conventional convertible debt instrument as set forth in EITF 00-19, and which is used in determining certain exemptions to the accounting treatments prescribed under SFAS 133, "Accounting for Derivative Instruments and Hedging Activities". EITF 05-2 also clarified that certain contingencies related to the exercise of a conversion option would not be outside the definition of "conventional" and determined that Convertible Preferred Stock with a mandatory redemption date would also qualify for similar exemptions if the economic characteristics of the preferred stock are more akin to debt than equity. EITF 05-2 is effective for new instruments entered into and instruments modified in periods beginning after June 29, 2005. We adopted the provisions of EITF 05-2 on July 1, 2005, which did not have a material effect on our unaudited consolidated financial position, results of operations and cash flows.

In July 2005, the FASB issued FASB Staff Position ("FSP") 150-5, "Accounting Under SFAS 150 for Freestanding Warrants and Other Similar Instruments on Redeemable Shares". FSP 150-5 clarifies that warrants on shares that are redeemable or puttable immediately upon exercise and warrants on shares that are redeemable or puttable in the future qualify as liabilities under SFAS 150, regardless of the redemption feature or redemption price. The FSP is effective for the first reporting period beginning after June 30, 2005, with resulting changes to prior period statements reported as the cumulative effect of an accounting change in accordance with the transition provisions of SFAS 150. We adopted the provisions of FSP 150-5 on July 1, 2005, which did not have a material effect on our unaudited consolidated financial position, results of operations and cash flows.

Note 2 - Going Concern, Significant Accounting Policies and Risks and Uncertainties – (continued)

(N) Product Concentration

The Company derives a substantial portion of its revenues from five types of products: business-to-business, direct-to-consumer mobile video service, hosting services, and custom applications.

	For the Three Months Ended				For the Nine Months Ended
	September 30,				September 30,
	2007		2006		2007		2006

Business-to-business	$10,014	5%	$20,409	10%	$19,682	2%	$69,380	15%
Direct-to-consumer	36,872	18%	153,863	78%	235,449	29%	384,290	81%
Hosting services	-	0%	-	0%	37,500	5%	-	0%
Mobile Advertising	-	0%	23,030	12%	-	0%	23,030	5%
Custom applications	156,000	77%	-	0%	523,156	64%	-	0%
Total Revenue	$202,886	100%	$197,302	100%	$815,787	100%	$476,700	100%

The Company could experience declines in demand for products, whether as a result of general economic conditions, new competitive product releases, price competition, lack of market acceptance, technological change or other factors.

(O) Long-Lived Assets

The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell the asset.

(P) Intangible Assets

The Company accounts for intangible assets in accordance with the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), which requires goodwill and intangible assets with indefinite useful lives not be amortized, but be tested for impairment annually or whenever indicators or impairments arise. Intangible assets that have finite lives continue to be amortized over their estimated useful lives. Our intangible assets consist of contract based intangibles.

During November 2006, we entered into an agreement with Diggit Entertainment Group (“Diggit”) for the distribution arrangements to provide for the management of the mobile platform, assets and carrier relationships for both Vibe and Spin magazines for an aggregate price of $301,750, plus transactions costs.

As of September 30, 2007 and December 31, 2006, our identifiable intangible assets subject to amortization consisted of the following:

	As of
	September 30, 2007		December 31, 2006
	Intangible Assets	Accumulated Amortization	Intangible Assets	Accumulated Amortization
Contract based	$313,792	$95,881	$265,042	$14,725

Total	$313,792	$95,881	$265,042	$14,725

Amortization of these intangible assets, recorded on a straight line basis over an average finite useful life of 3 years was $14,725 for the year ended December 31, 2006. The aggregate amortization expense is estimated to be approximately $104,597 for 2007, $104,597 for 2008, and $87,164 for 2009.

Note 2 - Going Concern, Significant Accounting Policies and Risks and Uncertainties – (continued)

(Q) Capital Lease Obligations

Capital lease obligations consist of the following:

	As of
	September 30,	December 31,
	2007	2006
Equipment financed under capital lease obligations	$-	$194,344

Total	$-	$194,344

Less current portion	-	(33,255)

Capital lease obligations, net of current portion	$-	$161,089

In December 2006, the Company financed the purchase of equipment for our data center from Banc of America Capital Lease.  On September 11, 2007 the Company paid off the remaining balance of the Capital Lease obligation.

Note 3 - Broadcast Rights

(A)	Asset

For the nine months ended September 30, 2007, amortization expense of broadcast rights accounted for $149,975 of the total broadcast rights expense of $177,388. Included in the total expense of $154,842 is approximately $0 in credits that were reflected in the nine months ended September 30, 2007. For the quarter ended September 30, 2007, amortization expense of broadcast rights accounted for $0.00 of the total broadcast rights expense of $22,547.

For the nine months ended September 30, 2007 the Broadcast Rights Assets - net of accumulated amortization was $0. Broadcast Rights Assets - net of current portion was $0. At December 31, 2006 the Broadcast Rights Assets - net of accumulated amortization were $301,281. Broadcast Rights Assets - net of current portion was $310,384.

(B)	Liability

At September 30, 2007 and 2006, the Company paid $120,810 and $1,695,000, respectively to content providers pursuant to the terms of the related contracts.
Contracts payable - short term at September 30, 2007 were $225,000. Contracts payable - long-term at September 30, 2007 were $0.
Contracts payable - short term at December 31, 2006 were $2,454,725. Contracts payable - long-term at December 31, 2006 were $979,851.

Note 4 - Shareholders' Equity

(A)	Preferred Stock

(1) Capital Structure

As of September 30, 2007 the authorized Preferred Stock of the Company consists of 50,000,000 shares of $.001 par value Series A-1 Preferred Stock of which 11,666,666 shares are issued and 266,666 shares are outstanding and are designated as convertible.

  (B)          Common Stock Issuances

(1) Capital Structure

As of September 30, 2007, the authorized common stock of the Company consists of 150,000,000 shares of $.001 par value.

(2) Preferred Stock Conversions

During the nine months ended September 30, 2007, the Company converted 2,366,666 shares of Series A-1 Convertible Preferred Stock to shares of common stock on a one-to-one basis.

Note 4 – Shareholders’ Equity – (continued)

(3) Settlements

During the nine months ended September 30, 2007, the Company settled five outstanding legal matters with unrelated third parties by issuing an aggregate of 9,425,000 shares of common stock having an aggregate fair value of $5,715,500. Fair value was determined based on the quoted closing trading price on the dates of settlement. The share prices on the dates of issuance ranged from $0.185 - $0.80 per share.

(4) Warrant Conversions

During the nine months ended September 30, 2007, the Company redeemed 28,875 callable warrants at a price of $0.10 per warrant for a total payment of $2,888 which also reduced additional paid-in capital by $2,888.

On March 9, 2007, we commenced an Offer to Amend and Exchange certain of our outstanding warrants. The offer provided holders of certain warrants the opportunity to amend and immediately exercise any or all of their warrants for a significantly reduced exercise price by either paying the exercise price in cash or by tendering a specified number of warrants for each share of common stock being purchased. The offer expired at 5:00 p.m., Eastern Time, on April 20, 2007. As of that time, approximately 80% of warrants subject to the offer had been tendered. Upon waiver by our Board of Directors of a specified closing condition that had not been met as of the time our offer expired, we accepted all warrants validly tendered pursuant to the terms of the offer on April 20, 2007. Through the offer, we generated approximately $738,000 in gross proceeds available for our use to fund our operations.

(5) Non-Cash Financing Activities

During the nine months ended September 30, 2007, as a result of the forgiveness of three Bridge Loans from former directors Messrs. Abdo, Oros and Stanley, the Company increased paid in capital by $300,000.  In addition, the Company recorded $50,638 in additional paid in capital for the allocation of the relative fair value of warrants issued to the holders of the six Bridge Loans: Jerry Bratton, Roy Jones, Drew Arnold, Chris Carson, Joseph Fitzpatrick and KLC Ventures, Inc. (the “Lenders”).

The following is a summary of all common stock issued during the nine months ended September 30, 2007:

	QUANTITY
ACTIVITY	OF SHARES	VALUATION
Preferred Stock Conversions	2,366,666	$-
Settlements	9,425,000	5,715,500
Warrant Tender Offer	8,128,016	738,221
Non-Cash Financing Activities	-	350,638
Totals	19,919,682	$6,804,359

(C)	Other Grants of Common Stock Options and Warrants

(1) 2004 Equity Incentive Plan

The Board of Directors of the Company adopted the 2004 Stock Incentive Plan (“2004 Plan”) effective January 1, 2004, to provide incentives to attract and retain officers, directors, and key employees. The 2004 Plan allows for the issuance of up to 5,000,000 shares of common stock and was approved by the shareholders at the annual meeting held on August 31, 2004.

(2) 2005 Equity Incentive Plan

The Board of Directors of the Company adopted the 2005 Equity Incentive Plan (“2005 Plan”) on January 3, 2006 to provide incentives to attract and retain participating officers, directors, employees, consultants and advisors. The 2005 Plan allows for the issuance of 10,000,000 shares of common stock in the form of incentive awards, including, without limitation, stock options and restricted stock and was approved by the shareholders on February 23, 2006.

Note 4 – Shareholders’ Equity – (continued)

The following tables summarize all stock option grants to employees and non-employees as of September 30, 2007:

		Weighted
	Number of	Average
	Options	Exercise Price
Stock Options
Balance at December 31, 2006	9,030,000	$1.80
Granted	1,305,000	0.24
Exercised	-	-
Forfeited	575,000	1.86
Balance at September 30, 2007	9,760,000	$1.83

Options exercisable at September 30, 2007	6,960,938	$1.79
Weighted average fair value of options
granted during the six months ended September 30, 2007		$0.24

Options Outstanding				Options Exercisable

		Weighted
		Average	Weighted		Weighted
Range of	Number	Remaining	Average	Number	Average
Exercise	Outstanding at	Contractual	Exercise	Exercisable at	Exercise
Price	September 30, 2007	Years	Price	September 30, 2007	Price
$0.15	500,000	9.77	$0.15	-	$0.15
$0.30	755,000	9.44	$0.30	94,375	$0.30
$0.35	50,000	9.40	$0.35	6,250	$0.35
$0.90	250,000	8.03	$0.90	250,000	$0.90
$0.97	200,000	9.16	$0.97	187,500	$0.97
$1.00	385,000	7.36	$1.00	347,500	$1.00
$1.02	265,000	9.09	$1.02	198,750	$1.02
$1.31	940,000	9.11	$1.31	536,250	$1.31
$1.36	275,000	8.91	$1.36	265,625	$1.36
$1.40	300,000	9.02	$1.40	162,500	$1.40
$1.44	75,000	9.95	$1.44	46,875	$1.44
$1.48	250,000	8.65	$1.48	193,750	$1.48
$1.50	250,000	8.47	$1.50	125,000	$1.50
$1.55	1,700,000	7.87	$1.55	1,700,000	$1.55
$1.58	25,000	7.91	$1.58	10,938	$1.58
$1.90	500,000	8.35	$1.90	500,000	$1.90
$1.91	280,000	8.78	$1.91	280,000	$1.91
$1.95	100,000	8.73	$1.95	100,000	$1.95
$2.10	1,200,000	8.67	$2.10	697,500	$2.10
$2.20	150,000	8.77	$2.20	150,000	$2.20
$2.25	170,000	5.54	$2.25	108,125	$2.25
$2.30	150,000	7.43	$2.30	135,000	$2.30
$2.77	25,000	8.68	$2.77	18,750	$2.77
$2.90	20,000	7.78	$2.90	8,750	$2.90
$2.91	30,000	7.80	$2.91	13,125	$2.91
$2.95	15,000	7.26	$2.95	9,375	$2.95
$3.27	150,000	8.65	$3.27	65,000	$3.27
$3.50	750,000	7.02	$3.50	750,000	$3.50

	9,760,000	8.41	$1.60	6,960,938	$1.79

Note 4 – Shareholders’ Equity – (continued)

At September 30, 2007, the Company had a total of 8,173,837 warrants outstanding. All of these warrants are exercisable. The life of the warrants range from zero to five years. The exercise price of these warrants range from $0.10 to $6.50. See additional disclosure above regarding warrant activity.

(3)  Stock Plans

In 2006, the Company adopted SFAS No. 123(R). Under SFAS No. 123(R), companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share-based compensation arrangements include stock options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans.

Note 5 - Office Space

In August 2007, the Company assumed a sublease for approximately 4,541 square feet of office space in Duluth, Georgia. This office space currently serves as the Company's corporate headquarters. This sublease calls for monthly rental payments of approximately $6,528 and terminates on December 30, 2009. Rent expense for the quarter ended September 30, 2007 and 2006 was $64,110 and $69,500, respectively.  For the nine months ended September 30, 2007 and 2006, rent expense was $199,872 and $208,498, respectively.

Note 6 - Promissory Notes

Concurrent with the OVT merger on November 26, 2002, the Company agreed to assume a $50,000 loan payable to a third party. The loan bears interest at 5% and is payable on demand. The accrued interest on the loan payable was approximately $15,427 as of September 30, 2007.

On July 20, 2007 the Company entered into five Bridge Loan Agreements in the amount of $100,000 each with Glenn Singer, Justin A. Stanley, David Oros, Michael Criden, and John E. Abdo for total proceeds of $500,000 and issued 8.25% promissory notes to all five Directors of the Company.  The loan is evidenced by an unsecured promissory note (the “Note”) which accrues interest at a rate of 8.25% per annum.  Interest and principal on the Note are due in full one hundred and twenty (120) days from the date of the Note.  On August 23, 2007 Messrs. Abdo, Oros and Stanley resigned their positions as Directors of the Company.  In connection with their resignations, Messrs. Abdo, Oros and Stanley each forgave repayment of the $100,000 bridge loan that each had made to the Company on July 20, 2007, as well as all accrued interest on the loan.  The accrued interest on the five loans payable was approximately $3,330 as of September 30, 2007.  As a result of the forgiveness of the three loans by Messrs. Abdo, Oros and Stanley paid-in capital increased $300,000.

Between August 31, 2007 and September 25, 2007, the Company entered into six Bridge Loan Agreements with Jerry Bratton, Ray Jones, Drew Arnold, Chris Carson, Joseph Fitzpatrick and KLC Ventures, Inc. (the “Lenders”) for total proceeds of $212,500 and issued 12% promissory notes to all six Lenders.  The loan is evidenced by a promissory note (the “Note”) which accrues interest at a rate of 12% per annum and provides for the repayment of the principal amount and all accrued interest thirty (30) days from the date of the Note (the “Maturity Date”), and Security Agreements between the Company and each of the Lenders (a “Security Agreement”) pursuant to which the Company is granting to the Lenders a lien on substantially all of the Company’s assets (up to $282,625 in aggregate amount between the six Lenders) to secure the repayment of the Note.  As an inducement for the Lenders to make the Bridge Loans, the Company agreed in the Note to issue Warrants granting to the Lender the right to acquire an aggregate of 425,000 shares of the Company’s common stock at an exercise price of $0.10 per share (the “First Warrants”).  The First Warrants will have a five (5) year term and will have other normal and customary provisions, including anti-dilution provisions and registration rights with respect to the underlying shares of common stock.  The reason for the short duration of the Bridge Loan is that certain accredited investors (the “Investors”) are currently in negotiations with the Company to make up to a $4 million strategic equity investment in the Company (the “Strategic Equity Transaction”), which investment would be made on or about the Maturity Date to enable the Company to pay back the six Bridge Loans.  Subject to the parties entering into definitive documentation with respect to the Strategic Equity Transaction, the Investors would invest a minimum of $1 million and a maximum of $4 million in the Company. If the Strategic Equity Transaction is consummated, the Company plans to use a portion of the proceeds to repay the Bridge Loans.  However, in the Note the Lender has been granted the right, exercisable once the Company has closed on a qualified strategic financing, to convert the principal balance of the Bridge Loan into shares of the Company’s common stock at a conversion rate of ten shares of common stock for each dollar of the Bridge Loan so converted.  If a Lender chooses to convert the Bridge Loan to equity, then the Company will have the option of paying the accrued interest owed to such Lender in cash or in additional shares of common stock at the same conversion rate.  To induce the Lender to convert the Bridge Loan to equity and not seek repayment of the same, upon such conversion the Company will issue to that Lender a Warrant granting the right to acquire an aggregate of 212,500 shares of the Company’s common stock at an exercise price of $0.10 per share (the “Second Warrant”).  The Second Warrant will have a five (5) year term and will have other normal and customary provisions, including anti-dilution provisions and registration rights with respect to the underlying shares of common stock. As noted above, the Company is in negotiations with respect to entering into a term sheet with respect to a Strategic Equity Transaction.  There can be no assurance that the parties will be able to agree upon definitive documentation and consummate the Strategic Equity Transaction.  If the parties do not close the Strategic Equity Transaction by the Maturity Date, then the Lenders will grant to the Company an additional ninety (90) days to repay the Bridge Loans, with the interest rate with respect to the Notes increasing from 12% to 14% during that 90-day period until the Notes are repaid in full. Upon the signing of a binding term sheet or the consummation of the Strategic Equity Transaction, the Company will file another Current Report on Form 8-K with the Securities and Exchange Commission the (“SEC”) describing the Strategic Equity Transaction and including the definitive documentation required to be filed therewith.  The accrued interest on the six loans was approximately $856 as of September 30, 2007.

Note 7 - Commitments and Contingencies

From time-to-time, the Company is a party to claims and legal proceedings arising in the ordinary course of business. The Company's management evaluates the exposure to these claims and proceedings individually and in the aggregate and allocates additional monies for potential losses on such litigation if it is possible to estimate the amount of loss and determine if the loss is probable.

On or about April 6, 2004, Rene Hamouth filed a Writ of Summons in the Supreme Court of British Columbia (Case No. SO41955) against us, our former chief executive officer and director, Richard E. Bennett, Jr. and our former securities counsel, Edwards & Angell, LLP, a predecessor to Edwards Angell Palmer & Dodge LLP, seeking an unspecified amount of damages and costs for alleged libel of Mr. Hamouth resulting from two letters to his stockbroker, First Associates Investments, Inc. We and the other defendants have made an appearance in the court through respective legal counsel. On June 29, 2004, Mr. Hamouth filed an Amended Statement of Claim with the court. On November 19, 2004, the Court of Appeal for British Columbia granted Edwards Angell Palmer & Dodge LLP the right to appeal a chambers judge's decision that the alleged libelous correspondence in question is covered by absolute privilege and granted a stay of the proceeding pending the outcome of the appeal. The appeal was heard in February 2005. On March 30, 2005, the court granted the appeal and dismissed the claim against Edwards Angell Palmer & Dodge LLP. Since the court's entry of judgment in the appeal and to our knowledge, Mr. Hamouth has taken no further steps to pursue his claims against us or Mr. Bennett.  On July 16, 2007, the Company entered into a General Release and Settlement Agreement with the Hamouth Family Trust and Rene Hamouth.  (See October 20, 2006 Hamouth litigation paragraph below describing the settlement agreement.)

 On or about April 22, 2004, we filed a complaint in the United States District Court, North District of Georgia (Case No. 1:04-CV-1123) against Rene Hamouth, seeking the recovery of all profits realized by Mr. Hamouth resulting from his alleged violations of Section 16(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) relating to his purchases and sales of our common stock since approximately January 1, 2003. We are seeking damages in the amount of at least $151,428, interest on the amount of profits recovered and all other general and equitable relief to which we may be entitled. Since filing the complaint and serving Mr. Hamouth, Mr. Hamouth has filed an answer. The court has entered a scheduling order, approving the Joint Preliminary Planning Report and Discovery Plan. On March 16, 2005, we received notice that Mr. Hamouth's attorney in this matter has withdrawn from the case. On April 15, 2005, we filed a motion for summary judgment on this matter. The motion was unopposed. On October 5, 2005, the Court granted our motion and executed a judgment for us in the amount of $172,342.  On July 16, 2007, the Company entered into a General Release and Settlement Agreement with the Hamouth Family Trust and Rene Hamouth.  (See October 20, 2006 Hamouth litigation paragraph below describing the settlement agreement.)

On March 9, 2005, SmartVideo Europe, Ltd., or SVEL, which is not an affiliate of ours, announced its intention to bring legal action in the form of a mediation/arbitration against us in regard to our alleged repudiation and breach of a distribution agreement between the parties, dated April 2, 2004, which involved certain rights to distribute certain of our products. The dispute includes claims of SVEL that we had anticipatorily breached our agreement with SVEL, thus allegedly inhibiting the development of SVEL's business utilizing our technology on an exclusive basis in 25 countries throughout the European Union. We contend that we had the right to terminate the agreement because of breaches by SVEL. On or about December 13, 2006, SVEL filed its Statement of Claim with the American Arbitration Association. The Company filed its response to the Statement of Claim on or about January 22, 2007. The parties have now agreed to mediate the matter prior to proceeding with arbitration. The mediation, which was set for October 23, 2007, has been postponed indefinitely.  We intend to defend against the claim vigorously, although there can be no assurances that we will be successful.

On November 29, 2005, ProNetworkTV, Inc. filed a Complaint for Equitable Relief in the Superior County Court of Gwinnett County, State of Georgia, (Civil Action Number 05-A-13684-2) against OVT, Inc. seeking the recovery of late fees in the amount of $100,615 alleged to be owed pursuant to a Promissory Note executed by OVT, Inc. in favor of ProNetworkTV, Inc. in the principal amount of $325,000. ProNetworkTV, Inc. alleges that OVT, Inc. failed to make payments when due under the Promissory Note. As a result of the alleged failure to makes such payments, ProNetworkTV, Inc. alleges that late fees accrued under the Promissory Note. On March 26, 2006, the Company filed a Motion to Dismiss with the Court. On May 8, 2006, the Company's Motion to Dismiss was granted. On September 11, 2006, ProNetworkTV, Inc. filed a Complaint against the Company and OVT, Inc. in the Superior Court of Gwinnett County, State of Georgia (Civil Action Number 06A-08430-5) seeking recovery of the same late fees referenced above, but this time in the amount of $105,262, which is alleged to be owed pursuant to the same Promissory Note referenced above. Further, the Complaint seeks a declaratory judgment that ProNetworkTV, Inc. is the owner of certain technology belonging to the Company, which is the subject of a services agreement between the parties. The Complaint also alleges that ProNetworkTV, Inc. is entitled to monetary damages arising out of the Company's alleged breach of the services agreement. On September 15, 2006, the Company reached a settlement agreement with ProNetworkTV, Inc. relating to this and certain other unrelated matters. Pursuant to the terms of the settlement agreement, both parties agreed, among other things, to provide mutual general releases of any existing alleged claims either party may have had as of the date of the settlement agreement, including, but not limited to, any claims relating to the promissory note that was the subject of this lawsuit. After reaching the September 15, 2006 agreement referenced above, ProNetworkTV, Inc. took the position that a “final” agreement had not, in fact, been reached. Currently, the parties are proceeding as they were prior to reaching the September 15, 2006 settlement agreement. A hearing on ProNetwork TV, Inc.'s Motion for Declaratory Judgment was set for May 24, 2007.  Prior to May 24, 2007, ProNetworkTV, Inc. withdrew its request for a hearing on its Motion for Declaratory Judgment and did not ask for a hearing re-set date.  On or about September 26, 2007, The Company filed a Motion to Dismiss with the Court.  A hearing on the motion has been set for October 14, 2007.  Should the Motion be denied and if ProNetworkTV, Inc. decides to pursue its claims, the Company intends to defend against them vigorously, although there can be no assurances that the Company will be successful.

Note 7 – Commitments and Contingencies – (continued)

On January 19, 2006, the Company received a letter on behalf of Mantra Films, Inc. demanding that the Company pay cash damages of $791,244 as a result of the Company's alleged breach of certain guarantee obligations under an agreement between Cell Phone Entertainment, LLC, Mantra Films, Inc. and the Company (as Guarantor), dated September 30, 2004. Mantra Films, Inc. alleges that Cell Phone Entertainment, LLC and the Company failed to make certain guaranteed minimum license payments due under the agreement. As a result of the alleged failure to make such minimum payments, Mantra Films, Inc. terminated the agreement. The $791,244 demand represents the entire contract amount, including both past due payments and future guaranteed license fees, totaling minimum payments due pursuant to the agreement of $900,000, which amount has been reduced by payments made and certain prepaid insurance premiums in the amount of $108,756. On June 12, 2006, Mantra Films, Inc. filed suit against Cell Phone Entertainment, LLC and the Company in the Superior Court for the State of California, County of Los Angeles (Civil Action File NO. SC090022). Mantra Films, Inc.'s Complaint sets forth the same basic facts discussed above, as well as certain additional facts regarding the alleged failure of the Company to return certain property to Mantra Films, Inc. In its Complaint, Mantra Films, Inc. has asserted claims for breach of contract, conversion, unjust enrichment, specific recovery of personal property accounting and interference with prospective economic advantage. The Complaint seeks damages in the amount discussed above, in addition to certain unspecified damages to be proven at trial. On October 5, 2006, the Company filed a Motion to Compel Arbitration. A hearing on the Motion took place on December 27, 2006 and at the hearing the Court ordered the case to arbitration. The parties agreed to mediate the case prior to commencing arbitration proceedings. On January 12, 2007, the mediation took place, but the parties were unable to come to a successful resolution of the matter. Thereafter, on February 15, 2007, the Company and Cell Phone Entertainment, LLC entered into a settlement agreement with Mantra Films, Inc. and ROAR Productions (as a signatory to the contract at issue in the lawsuit filed by Mantra Films, Inc.). Pursuant to the terms of the settlement agreement, the Company agreed to pay Mantra Films, Inc. the total sum of one hundred and fifty thousand dollars ($150,000), which sum was to be paid in eight (8) equal installments of $18,750, to be allocated between Mantra Films, Inc. and ROAR Productions as solely agreed to by and between Mantra Films, Inc. and ROAR Productions.  All required payments have now been made, and Mantra Films, Inc. and ROAR Productions have filed a dismissal with prejudice of the lawsuit.

On or about January 18, 2006, Wilson W. Hendricks, III filed a Complaint in the County Court, Seventh Judicial Circuit, in and for St. John's County, Florida against the Company. Mr. Hendricks claimed damages in excess of $600,000 relating to lost wages and unreimbursed business expenses. In addition, he claimed the Company failed to issue 500,000 non-qualified stock options, to which he alleges he was entitled. Mr. Hendrick's main claims are that the he was wrongfully discharged from the Company and that the Company failed to grant him promised stock options. On June 22, 2006, the Court entered an Order requiring the parties mediate the case on or before October 31, 2006. The parties began the mediation process on August 29, 2006. On February 22, 2007, the Company and Mr. Hendricks agreed to the basic terms of a settlement which was memorialized in a settlement agreement dated March 7, 2007. Pursuant to the terms of the settlement agreement, the Company issued Mr. Hendricks 175,000 shares of the Company's common stock, and paid $10,000 for attorney's fees and expenses (payable in two monthly installments), in exchange for, among other things, a dismissal with prejudice of the lawsuit. Among other items, the settlement agreement also includes mutual general releases, mutual non-disparagement clauses, a confidentiality clause and a “non-cooperation” clause on behalf of Mr. Hendricks.

On or about July 18, 2006, Manhattan Investments, Inc. (“Manhattan”) filed a Complaint against the Company in the United States District Court, Northern District of California (Case No. C-06-4379), alleging that the Company has wrongfully refused to remove the restrictive legend on a stock certificate representing 49,795 shares. The Complaint includes claims for breach of fiduciary and statutory duties, conversion and fraud, and seeks injunctive relief, as well as monetary damages. On October 2, 2006, the Company filed a Motion to Transfer for Improper Venue. The Motion was granted by the Court on November 13, 2006.  On July 23, 2007 (the “Effective Date”) the Company entered into a Settlement Agreement and Mutual Release (the “Agreement”) with Manhattan.  Pursuant to the Agreement, the parties agreed, among other things, that the Company will issue 850,000 shares of the Company’s common stock, par value $0.001 to Manhattan within seven business days following a determination by the Court that the issuance of such common stock is fair, reasonable, and adequate to Manhattan.  The 850,000 shares of the Company’s common stock will be issued in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”), provided by Section 3(a)(10) of the Act.  The Agreement also requires the Company to pay $35,000 to Manhattan within 15 days after the closing of an equity financing transaction, provided that the Company completes such transaction.  In addition, the agreement requires the Company to cause 49,795 shares of the Company’s common stock currently owned by Manhattan to be re-issued without restrictive legends within seven business days of the Effective Date.  In exchange for the payments and actions described above, the Agreement provides for a release of the Company and each of the owners, stockholders, predecessors, successors, directors, officers, employees, representatives, attorneys, subsidiaries, and affiliates of the Company from all charges, claims, liabilities, agreements, damages, causes of action, suits, costs, losses, debts and expenses of any nature by Manhattan.  The Agreement further provides for a release of Manhattan and each of the trustees, representatives, attorneys and affiliates of Manhattan, and all persons acting by, through, under or in concert with them from any and all charges, claims, liabilities, agreements, damages, causes of action, suits, costs, losses, debts and expenses of any nature by the Company.  At September 30, 2007, based on the settlement date of July 23, 2007, the Company accrued a settlement liability and related expense of $332,500 based on the quoted closing trading price of $0.30 per share for the underlying 850,000 common shares in addition to the $35,000 in cash payments.

Note 7 – Commitments and Contingencies – (continued)

On or about October 20, 2006, Hamouth Family Trust (“Hamouth”) filed a Complaint against the Company in the Court of Chancery of the State of Delaware, in which Hamouth seeks declaratory and injunctive relief, as well as damages in an unspecified amount, related to the Company's alleged wrongful refusal to issue new stock certificates without restrictive legends for 800,000 shares of stock owned by Hamouth.  On July 16, 2007 (the “Effective Date”), the Company entered into a General Release and Settlement Agreement (the “Agreement”) with the Hamouth Family Trust and Rene Hamouth (the “Claimant Parties”) related to the Company's alleged wrongful refusal to issue new stock certificates without restrictive legends for 800,000 shares of stock owned by the Hamouth Family Trust and a judgment against Rene Hamouth in favor of the Company in the amount of $172,325.32.  Pursuant to the Agreement, the parties agreed, among other things, that the Company will issue 3,000,000 shares of the Company’s common stock, par value $0.001 (the “Settlement Shares”) to the Hamouth Family Trust within six business days following a determination by the Chancery Court that the issuance of such common stock is fair, reasonable, and adequate to the Hamouth Family Trust (the “Judicial Determination”).  The 3,000,000 shares of the Company’s common stock will be issued in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”), provided by Section 3(a)(10) of the Act.  In the event the Chancery Court declines to make the Judicial Determination, the Hamouth Family Trust has certain specified registration rights relating to the Settlement Shares.  The Agreement also requires (i) the Company to pay $50,000 to the Hamouth Family Trust on the Effective Date, (ii) the Company to pay $50,000 to the Hamouth Family Trust on the 30th day following the Effective Date, (iii) the Company to pay $300,000 to the Hamouth Family Trust within 30 days after the closing of an equity financing transaction, provided that the Company completes such transaction within 120 days of the Effective Date.  In addition, the agreement requires the Company to (a) cause 800,000 shares of the Company’s common stock currently owned by the Hamouth Family Trust to be re-issued without restrictive legends within six business days of receipt of the certificates representing such shares of common stock and (b) release a judgment in the amount of $172,325.32 it holds against Rene Hamouth.  In exchange for the payments and actions described above, the Agreement provides for a release of the Company and each of the owners, stockholders, predecessors, successors, directors, officers, employees, representatives, attorneys, subsidiaries, and affiliates of the Company from all charges, claims, liabilities, agreements, damages, causes of action, suits, costs, losses, debts and expenses of any nature by the Claimant Parties.  The Agreement further provides for a release of the Claimant Parties and each of the trustees, representatives, attorneys and affiliates of the Claimant Parties, and all persons acting by, through, under or in concert with them from any and all charges, claims, liabilities, agreements, damages, causes of action, suits, costs, losses, debts and expenses of any nature by the Company.  The Agreement also provides that neither the Company nor the Claimant Parties will file or pursue certain specified claims, grievances, complaints, lawsuits, or arbitrations.  On July 18, 2007, the Chancery Court entered an Order making the above-referenced Judicial Determination. At September 30, 2007, based on the settlement date of July 16, 2007, the Company accrued a settlement liability and related expense of $955,000 based on the quoted trading price of $0.185 per share for the 3,000,000 underlying common shares in addition to the $400,000 in cash payments.

On November 13, 2006, James A. Jones filed a Complaint in the U.S. District Court for the Northern District of Georgia against the Company and Richard E. Bennett, Jr., the Company's former President and Chief Executive Officer. Mr. Jones alleges a violation of Section 806 of the Corporate Criminal and Fraud Accountability Act of 2002, 18 U.S.C. § 1514 et. seq. (“Sarbanes Oxley”), and is seeking compensatory damages, back pay and reimbursement for lost wages, pension, insurance, and other employment benefits, front pay and reimbursement for lost wages, pension, insurance, and other employment benefits, and attorneys fees. Mr. Jones claims that he was unlawfully terminated in retaliation for investigating and opposing allegedly improper conduct by the Company and Mr. Bennett. The Company and Mr. Bennett filed their Answers to the Complaint on December 21, 2006.  On  May 31, 2007, Mr. Jones filed a motion to dismiss his case without prejudice with the Court, which the Company vigorously opposed.  On June 4th, 2007, the Court issued an order on Mr. Jones' motion to dismiss his case.  The Court granted Mr. Jones' motion to dismiss without prejudice, but attached conditions to it.  Those conditions are:  (1) he must refile the case, if at all, within the statutory timeframe; and (2) he must pay the fees that the Company incurred in preparing for Mr. Jones’ deposition.  The Court also gave Mr. Jones ten days to change his mind about dismissing the case in light of the conditions imposed.  Mr. Jones allowed the ten day period to expire without event.  Should Mr. Jones choose to re-file his case within the statutorily allowed timeframe, the Company will vigorously defend against his claims.

Note 7 – Commitments and Contingencies – (continued)

The Company was named as a defendant in four lawsuits brought by a total of eighteen investors in the United States District Court, Northern District of Georgia (Case No. 1:06- CV-0850-MHS filed on or about April 10, 2006, and Case Nos. 1:06-CV-2388, 1:06-CV-2390, and 1:06-CV-2391 filed on or about October 6, 2006). The investors alleged, among other things, that the Company breached certain Registration Rights Agreements. The investors also claimed, among other things, that as a result of the Company's breach of the registration rights agreements they were denied certain rights they were allegedly owed under the agreements, and were inappropriately prevented from exercising warrants and selling shares during a specific period of time. In the aggregate, the investors claimed that as a result of the Company's actions they suffered damages in excess of $13 million dollars. On January 11, 2007 the Company entered into a Settlement Agreement with these investors and certain other interested parties (the “Claimants”). Pursuant to the terms of the Settlement Agreement, the Company issued 6,000,000 shares of the Company's common stock to the Claimants in exchange for the Claimants agreeing to release the Company and its owners, predecessors, successors, directors, officers, stockholders, employees, representatives, attorneys, subsidiaries and affiliates from all suits, claims, charges, liabilities and causes of action of any nature whatsoever which the Claimants had, have or may in the future have, arising out of any acts or events occurring up to and including the effective date of the Settlement Agreement. Among other items, the Claimants further agreed not to use confidential information against the Company in the future. The Settlement Agreement also contains mutual non-disparagement clauses.

On September 9, 2006 and February 14, 2007, respectively, the Company received correspondence from Epsom Investment Services, N.V. (“Epsom”) demanding repayment of an alleged outstanding Demand Loan made in 2002 from Epsom to Sharps Eliminations Technologies, Inc. (“Sharps”) in the amount of $50,000 bearing interest at 5%. Epsom claims that the Company agreed to repay this loan on behalf of Sharps. The Company currently does not believe any such amounts are due and owing to Epsom.

On February 28, 2007, the Company filed a Complaint in the United States District Court, North District of Georgia (Case No. 1:07-CV-0503) against Leslie L. Croland, Esq., and Edwards Angell Palmer & Dodge, LLP (“Croland”) the Company's former securities counsel, seeking the recovery of damages as a result of Mr. Croland's professional negligence and breach of fiduciary duties to the Company.  More specifically, the Company seeks to recover compensatory damages for, among other things, losses sustained and attorneys' fees, costs, and expenses and liabilities incurred due to claims asserted by certain investors against the Company, as well as punitive damages, attorneys fees, costs of suit and any other relief the Court deems equitable and just.  On September 26, 2007, the Company and Croland entered into a settlement agreement (the “Agreement”).  Pursuant to the terms of the Agreement, Croland paid the Company $110,000 and agreed to forebear from seeking payment of any and all outstanding legal fees due and owing to Croland from the Company in exchange for, among other things, a dismissal with prejudice of the lawsuit against Croland.  Among other items, the settlement agreement also includes mutual general releases.

On April 18, 2007, MobiTV, Inc. (“MobiTV”) filed a lawsuit in the United States District Court, District of Massachusetts (Case No. 1:07-cv-10755-RGS) against Jeremy De Bonet (“De Bonet”), Skyward Mobile LLC (“Skyward”), and the Company in which MobiTV alleges that the Defendants have (a) infringed MobiTV's United States Patent No. 7,073,178 (“the `178 patent”) entitled “Method and System of Performing Transactions Using Shared Resources and Different Applications”; (b) infringed MobiTV's copyright in software programs entitled “Mobi Radio Encoder”, “Mobi Radio 1 Client” and “Far Reach”; (c) misappropriated trade secrets; and (d) unfairly competed.  MobiTV makes further claims against De Bonet individually for Breach of Contract and Breach of Fiduciary Duty.  MobiTV's claims relate to, among other things, the departure of De Bonet from MobiTV in January 2006; his subsequent formation of Skyward in March 2006; and the joint development of software by Skyward and the Company known as uVuRadio™ and Mobilecasting™.  The Company has now filed an Answer to the Complaint.  The Company intends to vigorously defend against these claims, although there can be no assurances that the Company will be successful.  On November 2, 2007, the Company and MobiTV entered into a settlement agreement.  In exchange for a dismissal without prejudice of the lawsuit, the Company, among other things, represented that it is not currently, directly or indirectly, licensing, selling, deploying or generating any income, revenue or subscribers (“Exploited”) from any technology, design, method, process, plan, software, program, application, component, product or service that was created, conceived, invented, designed, developed, marketed, licensed or offered for sale or license by or in connection with DeBonet and/or Skyward (“Skyward Material”).  The Company has agreed that to the extent it intends to Exploit any of the Skyward Materials in the future, it will notify MobiTV of such intended use in writing no later than thirty (30) days prior to such Exploitation.  If after receiving such a notice from the Company, MobiTV believes the Company’s intended Exploitation of the Skyward Material may infringe MobiTV’s intellectual property, then MobiTV and the Company have agreed to work cooperatively to resolve such concerns for a period of no less than twenty (20) days before MobiTV may initiate any formal legal proceedings against the Company.

On April 27, 2007, the Company entered into a General Release and Settlement Agreement effective April 30, 2007 (the “Agreement”) with Richard E. Bennett, Jr., the ex-chief executive officer of the Company (“Bennett”). Pursuant to the Agreement, the parties agreed that 600,000 of the 3,510,000 shares of the Company's common stock held in trust by RB Family Holdings, Ltd. (the “RB Trust”) for the benefit of Bennett would be cancelled and returned to the Company and the remaining 2,910,000 of such shares of the Company's common stock (the “Remaining Shares”) would be reissued to Bennett without restrictive legend.  The Agreement further provides that 291,000 of the Remaining Shares will be transferred by Bennett to Bennett's legal counsel and such shares will besubject to certain specified sale volume restrictions until December 31, 2007.  Except for 150,000 of the Remaining Shares and the 291,000 Remaining Shares transferred to Bennett's legal counsel, the Remaining Shares will also be subject to certain specified sales volume restrictions until December 31, 2007.  The Agreement provides that Bennett shall cooperate with and assist the Company in connection with certain legal proceedings involving the Company and that Bennett shall be entitled to be indemnified in the same manner as set forth in the Company's Bylaws.  The Agreement also provides for a release of the Company and other specified parties by Bennett from any and all claims of any nature whatsoever, whether known or unknown which Bennett now has, or claims to have, or which Bennett at any time may have or claim to have, against the Company and such persons occurring up to and including the effective date of the Agreement.  The Agreement also provides for a release of Bennett and the RB Trust by the Company from any and all claims which the Company now has, or claims to have, or which the Company at any time may have or claim to have, against Bennett occurring up to and including the effective date of the Agreement.

Note 7 – Commitments and Contingencies – (continued)

On November 6, 2007, the Company filed a demand for arbitration against Jeremy DeBonet (“DeBonet”) and Skyward Mobile, LLC\ (“Skyward”) alleging breach of contract, misappropriation of trade secrets, conversion and deceptive trade practices and unfair competition under the statutory and common law of the State of Delaware arising, in part, out of DeBonet/Skyward’s failure to perform their obligations under a technology development agreement between the Company and DeBonet/Skyward.  More specifically, despite repeated demands by the Company that DeBonet/Skyward turn over intellectual property for which the Company has paid over a half million dollars, DeBonet/Skyward have refused to do so.  Furthermore, the Company believes that DeBonet/Skyward have converted the intellectual property at issue through the wrongful exercise of dominion or right of ownership over the Company’s intellectual property in denial of, or inconsistent with the Company’s right as owner.  The Company is asking for:  (a) judgment that DeBonet/Skyward have materially breached the technology development agreement; (b) an order requiring DeBonet/Skyward to perform their obligations under the technology development agreement, and to produce all technology developed under the agreement, or in the alternative, a judgment that the Company is entitled to an award of monetary damages; (c) certain other monetary and declaratory relief.

 Except as set forth above, we believe that there are no material litigation matters at the current time. The results of such litigation matters and claims cannot be predicted with certainty, and an adverse outcome in one or more of such matters and claims could have a material adverse impact on our financial position, liquidity, or results of operations.

Note 8 – Related Party Transactions

On July 20, 2007, the Company entered into five Bridge Loan Agreements in the amount of $100,000 each with Glenn Singer, Justin A. Stanley, David Oros, Michael Criden, and John E. Abdo for total proceeds of $500,000 and issued 8.25% promissory notes to all five Directors of the Company.  The loan is evidenced by an unsecured promissory note (the “Note”) which accrues interest at a rate of 8.25% per annum.  Interest and principal on the Note are due in full one hundred and twenty (120) days from the date of the Note.

On August 23, 2007, three former Directors of the Company; Messrs. Abdo, Oros, and Stanley; forgave repayment of their loans to the Company totaling $300,000, as well as all accrued interest on the loans.  For the nine months ended September 30, 2007, the loans to Messrs. Singer and Criden, plus accrued interest, remained outstanding in the amount of $203,300.

Note 9 - Subsequent Events

On December 17, 2007, uVuMobile, Inc. (the “Company”) entered into a definitive agreement (the “Securities Purchase Agreement”) to sell $2,033,423 of its 8% Secured Convertible Debentures (the “Debentures”) to institutional and private investors (collectively, the “Investors” or “Holders”).

The Debentures bear interest at the rate of 8% per annum and mature on December 17, 2009 (the “Maturity Date”).  The Company shall pay interest to the holders of the Debentures quarterly on each of January 1, April 1, July 1, and October 1 of each year prior to the Maturity Date of the Debentures.  The Debentures are also convertible into shares of the Company’s common stock at a conversion price of $0.064 per share, subject to adjustment in accordance with terms of the Debentures.  Any voluntary conversion by the Investors of the Debentures is subject to a Beneficial Ownership Limitation (as defined in the Debentures).  In addition, the Debentures are subject to a forced conversion (the “Forced Conversion”) in all or in part by the Company in the event that the daily volume weighted average stock price of the Company’s common stock for any twenty (20) consecutive trading days exceeds $0.256.  The Debentures are secured by all of the assets of the Company pursuant to a Security Agreement.

In connection with the Debentures, the Company issued to certain investors the Enable Purchaser Warrants and the Forte Purchaser Warrants.  The Enable Purchaser Warrants and the Forte Purchaser Warrants have substantially the same terms and conditions and give the respective Holders the right to purchase a total of 12,500,000 and 7,500,000 shares of the Company’s common stock, respectively, at an exercise price of $0.15 per share for a period of five (5) years.

The Company also issued 664,063 shares, 1,614,062 shares and 1,614,063 shares of its Convertible Preferred Stock, respectively, to William J. Loughman, its Chief Executive Officer, and Michael Criden and Glenn Singer, Directors of the Company, in consideration for the cancellation of debt owed by the Company to each of these individuals.  In connection with the issuance of these shares of Convertible Preferred Stock, the Company also issued warrants to purchase 531,250; 1,291,250; and 1,291,250 shares of the Company's common stock, respectively, to each of Mr. Loughman, Mr. Criden and Mr. Singer. These warrants have an exercise price of $0.15 per share and are exercisable for a period of five (5) years.

The Company is obligated to file a registration statement with the Securities and Exchange Commission within 45 days of December 17, 2007, which registration statement will include the common stock underlying the Debentures.  The registration statement must be declared effective within 120 days from December 17, 2007.

The securities offered in the private placement have not been registered under the Securities Act of 1933, as amended and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company is obligated to register the resale of the shares of common stock issuable upon conversion of the Debentures and exercise of the Warrants.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses of the Registrant in connection with the offering described in the registration statement.

SEC Registration Fee	$163
Accounting Fees and Expenses	5,000
Legal Fees and Expenses	5,000
Miscellaneous	5,000

Total	$15,163

Each Selling Stockholder will be responsible for any discounts, concessions, commissions, and similar selling expenses, if any, that can be attributed to the sale of its securities registered hereunder.

ITEM 14.  Indemnification of Directors and Officers.

The Registrant is a corporation organized under the laws of the State of Delaware.

Section 102(b)(7) of the Delaware General Corporation Law, the DGCL, enables a corporation incorporated in the State of Delaware to eliminate or limit, through provisions in its certificate of incorporation, the personal liability of a director for violations of the director's fiduciary duties, except (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any liability imposed pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

Section 145 of the DGCL provides that a corporation incorporated in the State of Delaware may indemnify any person or persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee, or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that the challenged conduct was unlawful. A corporation incorporated in the State of Delaware may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must provide indemnification against the expenses that such officer or director actually and reasonably incurred.

Section 145(g) of the DGCL authorizes a corporation incorporated in the State of Delaware to provide liability insurance for directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the corporation.

The Certificate of Incorporation of the Registrant provides that no director shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that a director's liability may not be limited as described above in the discussion of Section 102(b)(7) of the DGCL. The certificate of incorporation provides further that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Registrant will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

The bylaws of the Registrant provide that the Registrant shall indemnify the directors and officers of the Registrant to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. In addition, the Registrant maintains a directors’ and officers’ liability insurance policy.

ITEM 15.  Recent Sales of Unregistered Securities

During December 2003, we issued 365,000 shares of our common stock to five individuals for $365,000. These securities were issued as restricted securities exempt from registration under Section 4(2) of the Securities Act.

From January through August 2004, we completed a series of private financing transactions. We received an aggregate $1,379,952 of gross proceeds from these transactions and issued an aggregate of 1,151,048 shares of common stock at purchase prices ranging between $1.00 and $3.50 per share, with an average weighted purchase price of $1.20 per share. These securities have been issued to an aggregate of 29 accredited investors in a private placement exempt from registration under the Securities Act in reliance on exemptions provided in Section 4(2) and Regulation D promulgated thereunder.

In February 2004, a holder of our 10% Convertible Promissory Note exercised his conversion rights at a conversion price of $1.00 per share of common stock. We had originally received gross proceeds of $100,000 upon the issuance of this 10% Convertible Promissory Note. A total of 109,830 shares of common stock were issued under this conversion including accrued interest through the date of conversion. The shares of common stock were exempt from registration pursuant to Section 3(a)(9) and Section 4(2) of the Securities Act.

In March and April 2004, holder of our 10% Convertible Promissory Note exercised their conversion rights at a conversion price of $0.75 per share of common stock. We had originally received aggregate gross proceeds of $130,000 upon the issuance of these 10% Convertible Promissory Note. A total of 192,729 shares of common stock were issued under this conversion including accrued interest through the dates of conversion. The transaction and the shares of common stock were exempt from registration pursuant to Section 4(2) of the Securities Act.

In March 2004, the holders of the 12,000,000 shares of convertible preferred stock provided notification to us for the conversion of their shares into common stock. Under the terms of the convertible preferred stock, the stockholders were issued a total of 12,000,000 shares of common stock. These shares of common stock were issued as restricted shares exempt from registration under Section 4(2) of the Securities Act.

During September 2004, we completed a series of private financing transactions. We received $120,000 of gross proceeds from these transactions and sold 120,000 units consisting of one share of common stock and 2¼ common stock purchase warrants. The warrants are callable and redeemable. One of the warrants has an exercise price of $1.50 per share and the other warrant has an exercise price of $2.00 per share. The shares of common stock have piggy-back registration rights. These securities have been issued as restricted shares to five accredited investors in a private placement exempt from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D as promulgated thereunder.

During October and November 2004, we completed a series of private financing transactions. We received an aggregate of $960,000 of gross proceeds from these transactions and sold 960,000 units of our securities, consisting of one share of common stock and two ¼ common stock purchase warrants. The warrants are callable and redeemable. One of the warrants has an exercise price of $1.50 per whole share and the other warrant has an exercise price of $2.00 per whole share. The shares of common stock have piggy-back registration rights. These securities have been issued as restricted shares to an aggregate of 20 accredited investors in a private placement exempt from registration under Section 4(2) of the Securities Act and Regulation D as promulgated thereunder.

In January 2003, we engaged Interim CFO Solutions LLC to assist us in the preparation of our U.S. Securities and Exchange Commission filings and to provide general management consulting services. On November 29, 2004, Interim CFO Solutions LLC delivered a notice of conversion whereby it converted $800,000 of liabilities owed to it into equity in a transaction consisting of two parts. The terms of the conversion were priced contemporaneously on the same terms as a series of private placements during October and November 2004. In part one of the transaction, $400,000 of the amount due and payable was converted into equity for an aggregate of 400,000 units. Each unit consisted of one share of common stock and 2 and one-quarter common stock purchase warrants with exercise prices of $1.50 per share and $2.00 per share. In part two of the transaction, the remaining $400,000 was used to purchase the right, to purchase 1,739,130 units at $1.00 per unit, at a total exercise price of $1,739,130. This warrant is exercisable beginning on October 1, 2005 and expires on September 30, 2010. Each unit consisted of one share of common stock and 2 and one-quarter common stock purchase warrants with exercise prices of $1.50 per share and $2.00 per share. The shares of common stock and the common stock underlying the warrant have piggy-back registration rights. These securities have been issued as restricted shares exempt from registration under Section 4(2) of the Securities Act.

On December 7, 2004, we awarded one of our advisors with 250,000 common stock purchase warrants with an exercise price of $2.25 per share. These warrants are exercisable immediately and expire five years from the date of issuance. The shares of common stock underlying the warrants have piggy-back registration rights. These securities have been issued as restricted shares exempt from registration under Section 4(2) of the Securities Act.

On December 31, 2004, we completed a private placement in which we issued 341,236 shares of common stock at $2.25 per share and warrants to purchase up to an additional 170,618 shares of common stock at an exercise price of $3.50 per share, resulting in gross proceeds of approximately $767,750. The warrants have a five-year term. The shares of common stock and the shares of common stock underlying the warrants have piggy-back registration rights. These securities have been issued as restricted shares to an aggregate of 18 accredited investors in a private placement exempt from registration under Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

During March 2005, we reached an agreement with two shareholders who were originally holders of our 10% Convertible Promissory Notes. Under the terms of the agreement, the shareholders were issued a total of 50,000 shares as additional consideration related to rights associated with such promissory notes. These securities have been issued as restricted shares exempt from registration under Section 4(2) of the Securities Act.

Effective March 1, 2005, we entered into a short-term consulting agreement with Forte, whose designee is Michael P. Walsh, to serve as our Chief Financial Officer. The consulting agreement provides for a warrant to purchase 150,000 shares of common stock at an exercise price of $3.50 per share. The warrant includes certain cashless exercise provisions and piggyback registration rights. These securities have been issued as restricted shares exempt from registration under Section 4(2) of the Securities Act.

Effective March 1, 2005, we entered into a consulting agreement with Trilogy Capital Partners, Inc. for the development and implementation of a marketing program. The consulting agreement provides for warrants to purchase an aggregate of 1,250,000 shares of common stock at exercise prices ranging from $4.30 to $6.50 per share. The warrants include certain cashless exercise provisions and piggyback registration rights. These securities have been issued as restricted shares exempt from registration under Section 4(2) of the Securities Act.

On March 29, 2005, we completed a private placement in which we issued 1,761,235 shares of common stock at $2.25 per share and warrants to purchase up to an additional 880,620 shares of common stock at an exercise price of $3.50 per share, resulting in gross proceeds of approximately $3,962,750. The warrants have a five-year term. In connection with this private placement, we paid a finders fee of $238,725 in cash and issued warrants to purchase up to 139,000 shares of common stock at $2.25 per share to Forte, the finder in the transaction. Further, the finder has agreed to purchase an additional $740,000 of the securities issued in the transaction, consisting of 328,889 shares of common stock and warrants to purchase up to an additional 164,445 shares of common stock at a purchase price of $3.50 per share, no fewer than 3 days prior to the registration statement going effective, or in the case that the registration does not go effective, by November 1, 2005. We have agreed to file a registration statement with respect to the securities issued in this March 2005 private placement. These securities have been issued as restricted shares to an aggregate of 31 accredited investors in a private placement exempt from registration under Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

On September 26 and October 19, 2005, Michael E. Criden and Glenn H. Singer and GHS Holdings Limited Partnership, a company controlled by Mr. Singer, loaned the Company a total of $600,000. In exchange for the loans, the Company issued convertible promissory notes and warrants to each of Messrs. Criden and Singer and GHS Holdings Limited Partnership. The notes were payable one year from the date of each loan. Interest accrued on the outstanding principal amount of each note at the rate of 8% per annum. Since the Company completed a financing of at least $2.5 million from the sale of equity securities prior to the maturity date of each of the notes, the principal amount of each note converted into shares or units of the equity securities sold in such financing at a per share sale price or unit price equal to the per share sale price or unit price of the financing. In addition to receiving the convertible notes, Mr. Singer and Criden each received 5-year warrants to purchase a total of 100,000 shares of the Company’s common stock at an exercise price of $2.00 per share. They were also granted certain piggy-back registration rights with respect to the shares of common stock underlying the warrants. These securities have been issued as restricted securities exempt from registration under Section 4 (2) of the Securities Act.

On November 21, 2005, we sold to 60 accredited investors, for an aggregate purchase price of $4 million, 5,333,333 shares of the Preferred Stock, warrants exercisable at $1.75 per share to purchase up to 5,333,333 shares of common stock and warrants exercisable at $2.00 per share to purchase up to 1,333,333 shares of common stock. Such securities were issued pursuant to an exemption provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

On December 2, 2005, we sold to the same 60 accredited investors, for an aggregate purchase price of $4 million, 5,333,333 shares of the Preferred Stock, warrants exercisable at $1.75 per share to purchase up to 5,333,333 shares of common stock and warrants exercisable at $2.00 per share to purchase up to 1,333,333 shares of common stock. Such securities were issued pursuant to an exemption provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

On January 30, 2006, the Company and OVT entered into a settlement agreement (“KC Settlement Agreement”) with Mr. Richard Seifert and KC Ventures, Inc. Pursuant to the terms of the KC Settlement Agreement, the Company agreed to issue 800,000 shares of the Preferred Stock to Mr. Seifert and 200,000 shares of the Preferred Stock to his attorneys, Frank, Rosen, Snyder & Moss, L.L.P., in exchange for Mr. Seifert and KC Ventures agreeing to dismiss the pending arbitration with prejudice and to exchange mutual releases of claims. The Company also granted certain piggy-back registration rights with respect to the shares of common stock underlying the Preferred Stock. The Company issued the shares of the Preferred Stock to Mr. Seifert and his attorneys pursuant to Section 4(2) of the Securities Act.

On December 15, 2005, the Company received a letter on behalf of Enable Growth Partners, L.P. (“Enable”) demanding that the Company pay cash damages of $1,757,567.71 within five business days thereafter. Enable alleged that it sold 295,001 shares of the Company’s common stock in the public markets during November and December 2005 in reliance on the Company’s Registration Statement on Form SB-2 that was declared effective on July 1, 2005. The Company was unable to issue unlegended shares to cover Enable’s alleged sale of 295,001 shares because such registration statement did not contain current information regarding the Company. As a result, Enable alleged that it was required to purchase shares of the Company’s common stock in the open market to satisfy its sale of such securities.

On June 8, 2006, the Company entered into a settlement and release agreement (“settlement agreement”) with Enable Growth Partners, L.P. Pursuant to the terms of the settlement agreement, the Company agreed to issue 450,000 shares of the Company’s common stock to Enable, in exchange for Enable agreeing to release the Company and its directors, officers, shareholders, employees and agents from all suits, claims, charges, liabilities and causes of action arising out of, relating to, or in connection with Enable’s allegation. These securities have been issued as restricted securities exempt from registration under Section 4 (2) of the Securities Act.

On February 16, 2006, the Company entered into a software license and services agreement with INSYSTCOM, Inc. Pursuant to the terms of the software license and services agreement, the Company agreed to issue 100,000 shares of the Company’s common stock to INSYSTCOM, Inc. as partial payment for services rendered to the Company. The closing price of the Company’s common stock on February 16, 2006 was $3.18 per share. The Company issued the shares of common stock to INSYSTCOM, Inc. pursuant to Section 4(2) of the Securities Act.

On July 17, 2006, the Company completed an equity financing pursuant to a securities purchase agreement dated as of July 7, 2006 among the Company and 74 accredited investors. Under the terms of the agreement, the Company received gross proceeds of $9,000,000 and issued to the investors a total of 7,200,000 shares of common stock and five year warrants exercisable at $2.50 per share to purchase up to 7,200,000 shares of common stock. Such securities were issued pursuant to an exemption provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

On December 17, 2007, uVuMobile, Inc. (the “Company”) entered into a definitive agreement (the “Securities Purchase Agreement”) to sell $2,033,423 of its 8% Secured Convertible Debentures (the “Debentures”) to institutional and private investors (collectively, the “Investors” or “Holders”).  The Debentures bear interest at the rate of 8% per annum and mature on December 17, 2009 (the “Maturity Date”).  The Company shall pay interest to the holders of the Debentures quarterly on each of January 1, April 1, July 1, and October 1 of each year prior to the Maturity Date of the Debentures.  The Debentures are also convertible into shares of the Company’s common stock at a conversion price of $0.064 per share, subject to adjustment in accordance with terms of the Debentures.  Any voluntary conversion by the Investors of the Debentures is subject to a Beneficial Ownership Limitation (as defined in the Debentures).  In addition, the Debentures are subject to a forced conversion (the “Forced Conversion”) in all or in part by the Company in the event that the daily volume weighted average stock price of the Company’s common stock for any twenty (20) consecutive trading days exceeds $0.256.  The Debentures are secured by all of the assets of the Company pursuant to a Security Agreement.  In connection with the Debentures, the Company issued to certain investors the Enable Purchaser Warrants and the Forte Purchaser Warrants.  The Enable Purchaser Warrants and the Forte Purchaser Warrants have substantially the same terms and conditions and give the respective Holders the right to purchase a total of 12,500,000 and 7,500,000 shares of the Company’s common stock, respectively, at an exercise price of $0.15 per share for a period of five (5) years.  The Company also issued 664,063 shares, 1,614,062 shares and 1,614,063 shares of its Convertible Preferred Stock, respectively, to William J. Loughman, its Chief Executive Officer, and Michael Criden and Glenn Singer, Directors of the Company, in consideration for the cancellation of debt owed by the Company to each of these individuals.  In connection with the issuance of these shares of Convertible Preferred Stock, the Company also issued warrants to purchase 531,250; 1,291,250; and 1,291,250 shares of the Company's common stock, respectively, to each of Mr. Loughman, Mr. Criden and Mr. Singer. These warrants have an exercise price of $0.15 per share and are exercisable for a period of five (5) years. The Company is obligated to file a registration statement with the Securities and Exchange Commission within 45 days of December 17, 2007, which registration statement will include the common stock underlying the Debentures.  The registration statement must be declared effective within 120 days from December 17, 2007.  The securities offered in the private placement have not been registered under the Securities Act of 1933, as amended and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company is obligated to register the resale of the shares of common stock issuable upon conversion of the Debentures and exercise of the Warrants.

ITEM 16.  Exhibits

Exhibit Number	Exhibit

3.1*	Certificate of Incorporation, as amended, incorporated by reference from Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed on January 2, 2001.

3.2*	Bylaws, as amended, of the Company, incorporated by reference from Exhibit 3.2 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003.

3.3*
Series A-1 Convertible Preferred Stock Certificate of Designation as filed with the Secretary of State of the State of Delaware, incorporated by reference from Exhibit 3.1 to the Registrant's Form 8-K filed with the SEC on November 4, 2005 (the “November 2005 Form 8-K”)

3.4*	Certificate of Amendment to Certificate of Incorporation, incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed on February 24, 2006.

3.5*	Amended and Restated Certificate of Incorporation of uVuMobile, Inc., incorporated by reference from Exhibit 3.1 to the May 14, 2007 Form 8-K.

4.1*
Form of Securities Purchase Agreement, dated as of March 29, 2005, incorporated by reference from Exhibit 10.7 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

4.2*	Form of Subscription Agreement, dated as of December 31, 2004, incorporated by reference from Exhibit 10.8 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

4.3*
Form of Registration Rights Agreement, dated as of March 29, 2005, incorporated by reference from Exhibit 10.9 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

4.4*
Form of Registration Rights Agreement, dated as of December 31, 2004, incorporated by reference from Exhibit 10.10 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

4.5*
Registration Rights Agreement, dated as of November 29, 2004, between SmartVideo Technologies, Inc. and Interim CFO Solutions LLC, incorporated by reference from Exhibit 10.11 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

4.6*	Form of Registration Rights Agreement, incorporated by reference from Exhibit 10.7 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003.

4.7*
Amendment No. 1 dated March 29, 2005 to Securities Purchase Agreement, between SmartVideo Technologies, Inc. and Forte Capital Partners, LLC, incorporated by reference from Exhibit 4.7 to the Registrant's May 2005 Registration Statement on Form SB-2.

4.8*
Form of warrant issued to each purchaser in the March 2005 private placement, incorporated by reference from Exhibit 4.1 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

4.9*
Form of warrant issued to each purchaser in the December 2004 private placement, incorporated by reference from Exhibit 4.2 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

4.10*
Warrant issued to Interim CFO Solutions LLC to purchase 100,000 shares of common stock at $1.50 per share, incorporated by reference from Exhibit 4.3 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

4.11*
Warrant issued to Interim CFO Solutions LLC to purchase 100,000 shares of common stock at $2.00 per share, incorporated by reference from Exhibit 4.4 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

4.12*
Warrant issued to Interim CFO Solutions LLC to purchase 1,739,130 units, incorporated by reference from Exhibit 4.5 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

4.13*
Form of Warrant issued to Interim CFO Solutions LLC to purchase 434,783 shares of common stock at $1.50 per share, incorporated by reference from Exhibit 4.6 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

4.14*
Form of Warrant issued to Interim CFO Solutions LLC to purchase 434,783 shares of common stock at $2.00 per share, incorporated by reference from Exhibit 4.7 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

4.15*
Warrant issued to Trilogy Capital Partners, Inc. to purchase 150,000 shares of common stock at $4.30, incorporated by reference from Exhibit 4.15 to the Registrant's May 2005 Registration Statement on Form SB-2.

4.16*
Warrant issued to Trilogy Capital Partners, Inc. to purchase 275,000 shares of common stock at $5.00, incorporated by reference from Exhibit 4.16 to the Registrant's May 2005 Registration Statement on Form SB-2.

4.17*
Warrant issued to Trilogy Capital Partners, Inc. to purchase 375,000 shares of common stock at $5.50, incorporated by reference from Exhibit 4.17 to the Registrant's May 2005 Registration Statement on Form SB-2.

4.18*
Warrant issued to Trilogy Capital Partners, Inc. to purchase 450,000 shares of common stock at $6.50, incorporated by reference from Exhibit 4.18 to the Registrant's May 2005 Registration Statement on Form SB-2.

4.19*
Securities Purchase Agreement dated as of October 31, 2005 among the Registrant and the investors listed on the Schedule of Buyers, incorporated by reference from Exhibit 10.1 of the November 2005 Form 8-K.

4.20*	Registration Rights Agreement entered into as of October 31, 2005 among the Registrant and the investor signatory thereto, incorporated by reference from Exhibit 10.2 to the November 2005 Form 8-K.

4.21*	Form of $1.75 warrant issued to each purchaser in the October 2005 private placement, incorporated by reference from Exhibit 4.2 of the November 2005 Form 8-K.

4.22*	Form of $2.00 warrant issued to each purchaser in the October 2005 private placement, incorporated by reference from Exhibit 4.1 of the November 2005 Form 8-K.

4.23*	Form of Warrant, incorporated by reference from Exhibit 4.1 to the July 21, 2006 Form 8-K.

4.24*	Form of Anti-Dilution Warrant, incorporated by reference from the November 4, 2005 Form 8-K.

4.25*	Securities Purchase Agreement dated July 7, 2006 between the Company and the investor party thereto, incorporated by reference from Exhibit 10.1 to the July 21, 2006 Form 8-K.

4.26*	Registration Rights Agreement dated July 7, 2006 between the Company and the investors party thereto, incorporated by reference from Exhibit 10.2 to the July 21, 2006 Form 8-K.

4.27*
Form of Securities Purchase Agreement executed in connection with the issuance of the Company’s 8% Secured Convertible Debentures, incorporated by reference from Exhibit 4.1 to the December 17, 2007 Form 8-K.

4.28*	Form of 8% Secured Convertible Debentures, incorporated by reference from Exhibit 4.2 to the December 17, 2007 Form 8-K.

4.29*
Form of Registration Rights Agreement executed in connection with the issuance of the Company’s 8% Secured Convertible Debentures, incorporated by reference from Exhibit 4.3 to the December 17, 2007 Form 8-K.

4.30*
Form of Enable Purchaser Warrants to purchase shares of the Company’s Common Stock issuable in connection with the Company’s 8% secured Convertible Debentures, incorporated by reference from Exhibit 4.4 to the December 17, 2007 Form 8-K.

4.31*
Form of Forte Purchaser Warrants to purchase shares of the Company’s Common Stock issuable in connection with the Company’s 8% secured Convertible Debentures, incorporated by reference from Exhibit 4.5 to the December 17, 2007 Form 8-K.

4.32*
Form of Security Agreement executed by the Company in connection with the Company’s issuance of the 8% Secured Convertible Debentures, incorporated by reference from Exhibit 4.7 to the December 17, 2007 Form 8-K.

4.33*
Form of Subsidiary Guarantee executed by the Company in connection with the Company’s issuance of the 8% Secured Convertible Debentures, incorporated by reference from Exhibit 4.8 to the December 17, 2007 Form 8-K.

5.1	Opinion of Donald T. Locke, Interim General Counsel

10.1*	Convertible Promissory Note dated September 26, 2005 issued to Glenn Singer, incorporated by reference from Exhibit 10.4 to the November 2005 Form 8-K.

10.2*	Waiver of Second Closing Conditions under the Securities Purchase Agreement, incorporated by reference from Exhibit 10.1 to the December 2005 Form 8-K.

10.3*
Settlement Agreement, dated January 30, 2006, among KC Ventures, Inc., Richard Seifert, SmartVideo Technologies, Inc. and OVT, Inc., incorporated by reference from Exhibit 10.1 to the January 31, 2006 Form 8-K.

10.4*
Agreement dated as of April 14, 2006, among the Company, OVT, Inc., Richard E. Bennett, Jr., Robert J. Walters and William R. Dunavant, incorporated by reference to Exhibit 10.13 to Post Effective Amendment No. 3 to the Company's Registration Statement on Form S-1 filed with the SEC on April 19, 2006.

10.5*	Settlement and Release Agreement dated June 8, 2006 among the Registrant and Enable Growth Partners, LP, incorporated by reference to Exhibit 10.1 to the June 13, 2006 Form 8-K.

10.6*
Interim Executive Services Agreement dated March 20, 2006 between the Company and Tatum, LLC, incorporated by reference to Exhibit 10.15 of the Company’s Registration Statement on Form S-1, filed on June 30, 2006 (SEC Registration No. 333-135532).

10.7*
Securities Purchase Agreement dated July 17, 2006 among the Registrant and the investors listed on the Schedule of Buyers, incorporated by reference from Exhibit 10.1 to the Registrant's Form 8-K filed with the SEC on July 21, 2006 (“July 21, 2006 Form 8-K”).

10.8*	Registration Rights Agreement entered into as of July 17, 2006 among the Registrant and the investor signatory thereto, incorporated by reference from Exhibit 10.2 to the July 21, 2006 Form 8-K.

10.9*	Form of $1.25 warrant issued to each purchaser in the July 17, 2006 private placement, incorporated by reference from Exhibit 4.1 of the July 21, 2006 Form 8-K.

10.10**	Redeemable Warrant issued to Skyward Mobile, LLC, incorporated by reference from Exhibit 10.24 to the Registrant’s Form S-1/A filed on September 27, 2006.

10.11**	Letter Agreement dated August 22, 2006, between Joseph S. Johnson and the Company, incorporated by reference from Exhibit 10.25 to the Registrant’s Form S-1/A filed on September 27, 2006.

10.12**	Redeemable Warrant issued to James Morrison, incorporated by reference from Exhibit 10.26 to the Registrant’s Form S-1/A filed on September 27, 2006.

10.13*	Smart Video Technologies, Inc. 2004 Equity Incentive Plan, incorporated by reference from the Company's proxy statement on Schedule 14A filed with the SEC on July 21, 2004.

10.14*	Smart Video Technologies, Inc. 2005 Stock Incentive Plan, incorporated by reference from the Company's proxy statement on Scheduled 14A filed with the SEC on January 19, 2006.

10.15*	Form of Non-Qualified Stock Option, incorporated by reference from Exhibit 10.45 to the Registrant’s Form S-1/A filed on September 27, 2006.

10.16*	Form of Non-Qualified Stock Option, incorporated by reference from Exhibit 10.46 to the Registrant’s Form S-1/A filed on September 27, 2006.

10.17*	Form of Incentive Stock Option, incorporated by reference from Exhibit 10.47 to the Registrant’s Form S-1/A filed on September 27, 2006.

10.18*	Form of Incentive Stock Option, incorporated by reference from Exhibit 10.48 to the Registrant’s Form S-1/A filed on September 27, 2006.

10.19*
General Release and Settlement Agreement dated January 11, 2007 by and between SmartVideo™ Technologies, Inc. d/b/a uVuMobile™ and the claimant parties signatory thereto, incorporated by reference from Exhibit 10.1 to the January 17, 2006 Form 8-K.

10.20*
Registration Rights Agreement dated January 11, 2007 by and between SmartVideo™ Technologies, Inc. d/b/a uVuMobile™ and the investors signatory thereto, incorporated by reference from Exhibit 10.2 to the January 17, 2006 Form 8-K.

10.21*
Redeemable Warrant to Purchase 150,000 Shares of the Common Stock of Smartvideo Technologies, Inc. for $2.50 per share issued to William B. Bandy and dated November 12, 2003, incorporated by reference from Exhibit (d)(76) to the Registrants Schedule TO-I filed on March 9, 2007.

10.22*
Redeemable Warrant to Purchase 350,000 Shares of the Common Stock of Smartvideo Technologies, Inc. for $2.10 per share issued to Dale Financial Consulting Services, Attn: Dick Newburg and dated February 28, 2006, incorporated by reference from Exhibit (d)(79) to the Registrants Schedule TO-I filed on March 9, 2007.

10.23*
Registration Rights Agreement dated February 28, 2006 between Smartvideo Technologies, Inc. and Dale Financial Consulting Services, incorporated by reference from Exhibit (d)(80) to the Registrants Schedule TO-I filed on March 9, 2007.

10.24*
Redeemable Warrant to Purchase 20,000 Shares of the Common Stock of Smartvideo Technologies, Inc. for $2.10 per share issued to Al Mahesh and dated February 28, 2006, incorporated by reference from Exhibit (d)(81) to the Registrants Schedule TO-I filed on March 9, 2007.

10.25*
Registration Rights Agreement dated February 28, 2006 between Smart Video Technologies, Inc. and Al Mahesh, incorporated by reference from Exhibit (d)(82) to the Registrants Schedule TO-I filed on March 9, 2007.

10.26*
General Release and Settlement Agreement dated January 11, 2007 by and between SmartVideo Technologies, Inc. d/b/a uVuMobile and the claimant parties signatory thereto, incorporated by reference from Exhibit 10.1 to the January 11, 2007 Form 8-K.

10.27*
Registration Rights agreement dated January 11, 2007 by and between Smart Video Technologies, Inc. d/b/a uVuMobile and the investors signatory thereto, incorporated by reference from Exhibit 10.2 to the January 11, 2007 Form 8-K.

10.28*
General Release and Settlement Agreement dated as of April 27, 2007 and effective April 30, 2007, by and between the Company and Richard Bennett, Jr., incorporated by reference from Exhibit 10.1 to the April 27, 2007 Form 8-K.

10.29*
General Release and Settlement Agreement dated July 16, 2007, by and between the Company, the Hamouth Family and Rene Hamouth, incorporated by reference from Exhibit 10.1 to the July 16, 2007 Form 8-K.

10.30*	Form of 8.25% Non-Secured Promissory Note, incorporated by reference from Exhibit 10.1 to the July 20, 2007 Form 8-K.

10.31*	Promissory Note with Warrants issued by the Company to Mr. Jerry Bratton, incorporated by reference from Exhibit 10.1 to the September 20, 2007 Form 8-K.

10.32*	Promissory Note with Warrants issued by the Company to Mr. Ray Jones , incorporated by reference from Exhibit 10.2 to the September 20, 2007 Form 8-K.

10.33*	Promissory Note with Warrants issued by the Company to Mr. Drew Arnold , incorporated by reference from Exhibit 10.3 to the September 20, 2007 Form 8-K.

10.34*	Promissory Note with Warrants issued by the Company to Mr. Chris Carson, incorporated by reference from Exhibit 10.4 to the September 20, 2007 Form 8-K.

10.35*	Promissory Note with Warrants issued by the Company to Mr. Jerry Bratton, incorporated by reference from Exhibit 10.5 to the September 20, 2007 Form 8-K.

10.36*	Promissory Note with Warrants issued by the Company to Mr. Joseph Fitzpatrick, incorporated by reference from Exhibit 10.5 to the September 20, 2007 Form 8-K.

10.37*	Promissory Note with Warrants issued by the Company to KLC Ventures LP , incorporated by reference from Exhibit 10.6 to the September 20, 2007 Form 8-K.

10.38*	Form of Promissory Note with Warrants issued by the Company to Lenders, incorporated by reference from Exhibit 10.7 to the September 20, 2007 Form 8-K.

10.39*	Form of Security Agreement between the Company and Lenders, incorporated by reference from Exhibit 10.8 to the September 20, 2007 Form 8-K.

10.40*	Employment Agreement of Mr. William J. Loughman, incorporated by reference from Exhibit 10.1 to the November 2, 2007 Form 8-K.

10.41*	Employment Agreement of Mr. Tony Novia, incorporated by reference from Exhibit 10.2 to the November 2, 2007 Form 8-K.

10.42*	Employment Agreement of Mr. Scott Hughes incorporated by reference from Exhibit 10.3 to the November 2, 2007 Form 8-K.

10.43*	Settlement Agreement and General Release of Mr. William J. Loughman, incorporated by reference from Exhibit 10.4 to the November 2, 2007 Form 8-K.

10.44*	Settlement Agreement and General Release of Mr. Tony Novia, incorporated by reference from Exhibit 10.5 to the November 2, 2007 Form 8-K.

10.45*	Settlement Agreement and General Release of Mr. Scott Hughes, incorporated by reference from Exhibit 10.6 to the November 2, 2007 Form 8-K.

23.1#	Consent of Sherb & Co., LLP, independent registered public accounting firm.

23.2	Consent of Donald T. Locke (contained in his opinion filed as Exhibit 5.1)

*	Incorporated by reference.

**
Certain confidential information contained in the document filed herewith has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

#	To be filed by amendment

ITEM 17.  Undertakings

(a) The undersigned Registrant hereby undertakes as follows:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggreagate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(4)   That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)   The undersigned Registrant hereby undertakes that:

(1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Georgia, on the 24th day of January 2008.

UVUMOBILE, INC.

By:	/s/ William J. Loughman
William J. Loughman
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William J. Loughman	Director, Chief Executive Officer and President	January 24, 2008
William J. Loughman	(Principal Executive Officer)

/s/ William J. Loughman	Chief Financial Officer	January 24, 2008
William J. Loughman	(Principal Financial and Accounting Officer)

/s/ Richard Seifert	Director	January 24, 2008
Richard Seifert

/s/ Daniel McKelvey	Director	January 24, 2008
Daniel McKelvey

/s/ William Scigliano	Director	January 24, 2008
William Scigliano